As filed with the Securities and Exchange Commission on May  23, 2007
Registration No. 333-141519

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CENTERSTAGING CORP.
(Name of Small Business Issuer in its Charter)

Delaware	7389	45-0476087
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3407 Winona Avenue
Burbank, California 91504
(818) 559-4333
(Address and telephone number of principal executive offices and principal place of business)

Roger Paglia
Chief Executive Officer
CenterStaging Corp.
3407 Winona Avenue
Burbank, California 91504
(818) 559-4333
(Name, address and telephone number of agent for service)

Copy to:

Alan B. Spatz, Esq.
Istvan Benko, Esq.
Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 553-4441

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

PROSPECTUS

CENTERSTAGING CORP.

8,900,000 Shares of Common Stock

This prospectus relates to 8,900,000 shares of our common stock being offered for resale by selling security holders. For a list of the selling security holders, please see “Selling Security Holders.” Of the shares of common stock being offered, 75,000 shares are currently outstanding, 3,800,000 shares may be issued upon the conversion of three outstanding convertible debentures, up to 1,140,000 shares may be issued if we elect to pay interest in shares of our common stock, and 3,885,000 shares may be issued upon exercise of outstanding warrants.

We will not receive any proceeds from any sale of shares by the selling security holders, although we will pay the expenses of this offering. We will receive the exercise price of the warrants held by the selling security holders, to the extent the warrants are exercised.

Our common stock is currently traded under the symbol “CNSC” on the OTC Bulletin Board. On May 22, 2007, the closing bid price of our common stock on the OTC Bulletin Board was $0.77 per share.

The shares included in this prospectus may be offered and sold directly by the selling security holders in the open market or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors” that begin on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2007.

You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

  PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the information under the heading “Risk Factors,” before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to CenterStaging Corp., a Delaware corporation (formerly known as “Knight Fuller, Inc.”), and, unless the context indicates otherwise, also includes our subsidiary, CenterStaging Musical Productions, Inc., a California corporation, which we refer to as “CMPI.”

Our Company

We engage primarily in: (i) providing musical production support and services, renting studios, and renting musical instruments and related equipment; and (ii) through our rehearsals.com division, producing and distributing original high-definition audio/video content of musicians and recording artists at our studios as they rehearse, give clinics and record. We formed our rehearsals.com division in 2004, and we have devoted considerable resources during the past two years to increasing our staffing and production capabilities for the division.

We believe that for more than the past several years we have provided the production support and services for the live musical performances at most if not all major televised awards shows produced in the United States. These have included the Academy Awards, the GRAMMY Awards, the Academy of Country Music Awards and the Golden Globe Awards. We also provide these services for other televised events, such as the Super Bowl pre-game or half-time show, presidential inaugurations, the Jerry Lewis Telethon and television shows, including in fiscal year 2006 American Idol, the David Letterman Show, the Today Show, the Tonight Show and the Conan O’Brien Show.

We rent musical instruments and technical and production equipment to musicians, production companies, record companies, broadcast companies, managers and touring companies. The equipment is used for rehearsals in-house at our studios as well as for performances at concerts or other live events, such as award and television shows. We believe that we have one of the largest selections of musical instruments available for rental to professional musicians and recording artists in the United States.

Through our rehearsals.com division, we are creating a library of high-definition audio/video content featuring well known recording artists as they rehearse or perform at our studio facilities. This original digital content provides a behind-the-scenes perspective of the recording artists, capturing candid, unscripted interactions among those artists and their music. As of December 31, 2006, we had more than 1,000 hours of original content from over 100 recording artists.

Our plan is to generate revenues from rehearsals.com through the distribution and licensing of our high-definition audio/video content and through sponsorships on our rehearsals.com website. We launched this website in March 2006, and as of December 31, 2006, more than 70 hours of content was available on the website, including performances/rehearsals with Earth Wind & Fire, the New Cars, Pussycat Dolls and Mick Fleetwood. We have a binding letter of intent with MLB Advance Media, L.P., or BAM, for the exclusive exploitation of our audio/visual content in interactive media, including PC-based Internet, wireless/mobile, satellite and Internet protocol television technology (commonly referred to as IPTV). Our plan is to expand the distribution of our content worldwide through third-party distributors such as Internet service providers (ISPs), mobile carriers, handheld device makers, cable, satellite and broadcast providers, digital exhibitors, digital radio operators, and distributors of physical formats such as DVD.

Our principal operations and executive offices are located at 3407 Winona Avenue, Burbank, California 91504, and our telephone number is (818) 559-4333. We also maintain a website at www.CenterStaging.com. The information on our website is not, and you must not consider it to be, a part of this prospectus.

Organizational History - Corporate Structure

We conduct all of our operations through CMPI. Johnny Caswell and Jan Parent founded CMPI in 1980, and incorporated the business in 1993. They were the sole owners, directors and executive officers until 2004, when Roger Paglia and Howard Livingston joined CMPI and became shareholders.

We acquired CMPI on August 17, 2005 through a reverse triangular merger between CMPI and a new subsidiary we formed for this purpose, with CMPI as the surviving corporation. In the merger, we issued an aggregate of 42,480,000 shares of our common stock to the former shareholders of CMPI. These shares represented approximately 88.5% of the shares of our common stock outstanding immediately following the merger. As a result, the former shareholders of CMPI acquired control of our company, and for financial reporting purposes CMPI was deemed to be the acquirer in the merger. We accounted for the transaction as a recapitalization for financial reporting purposes, with the effect that our fiscal year automatically changed from December 31 to the fiscal year of CMPI, which ends on June 30 of each year. As part of the merger, we also assumed $6,719,800 principal amount of convertible promissory notes of CMPI. On September 27, 2005, the entire principal amount of the convertible promissory notes, plus accrued interest of $448,815, was converted into an aggregate of 7,585,719 shares of our common stock at a conversion price of $0.945 per share. Following the merger, all of our former directors and executive officers were replaced by Messrs. Caswell, Parent, Paglia and Livingston. See “Management.”

The Offering

In October 2005, we entered into an artist agreement with Mick Fleetwood and issued to him a warrant to purchase 40,000 shares. In December 2005, we sold a $500,000 convertible debenture and warrants to purchase 380,000 shares of our common stock to Montage Partners III, LLC. On March 19, 2007, we amended the terms of the debentures and warrants held by Montage Partners III, LLC and issued to Montage an additional 75,000 shares. In January 2007, we sold to Crescent International Ltd. and BridgePointe Master Fund Ltd. $3,000,000 of our 10% Convertible Debentures, due December 31, 2008 (the “10% Debentures”), and warrants to purchase 3,000,000 shares of our common stock. Since the foregoing shares, debentures and warrants were issued in private, unregistered transactions, none of the outstanding shares or any of the shares issuable to the selling security holders upon the conversion of the debentures or the exercise of the warrants have been registered and can be freely transferred at this time. Accordingly, in connection with the sale of the shares, debentures and warrants, we agreed to register the re-sale of the outstanding shares and the shares underlying each of the foregoing debentures and the warrants. This prospectus was prepared to register the foregoing shares, and Mr. Fleetwood, Montage Partners III, LLC, Crescent International Ltd., BridgePointe Master Fund Ltd., and HPC Capital Management Corp. are the “selling security holders” in this prospectus.

Common stock offered by the selling security holders
8,900,000 shares of our common stock, consisting of 75,000 currently outstanding shares, 3,800,000 shares that are issuable upon the conversion of outstanding convertible debentures, 3,885,000 shares that are issuable upon exercise of outstanding warrants, and up to 1,140,000 shares that are issuable if we elect to pay our interest obligations under the debentures in shares of our common stock.

Common stock currently outstanding	62,548,226 shares as of May 15, 2007.

Common stock to be outstanding after the offering
70,183,995 shares, assuming the issuance of all 3,800,000 shares that are issuable upon conversion of the outstanding convertible debentures and all 3,885,000 shares that are issuable upon exercise of the warrants described in this prospectus, and without giving effect to possible issuances of shares of common stock as payment of interest under the debentures or any other issuances of common stock subsequent to March 19, 2007.

OTC Bulletin Board trading symbol	CNSC.

Risk factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 4.

FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements that reflect management’s current views and expectations with respect to our business, strategies, products, future results and events and financial performance. All statements made in this prospectus other than statements of historical fact, including statements that address operating performance, events or developments that management expects or anticipates will or may occur in the future, including statements related to the start-up of our rehearsals.com division, distributor channels, volume growth, revenues, profitability, new products, adequacy of funds from operations, statements expressing general optimism about future operating results and non-historical information, are forward-looking statements. In particular, the words “believe,” “expect,” “intend,” “ anticipate,” “estimate,” “may,” “will,” variations of such words and similar expressions, identify forward-looking statements, but are not the exclusive means of identifying such statements, and their absence does not mean that the statement is not forward-looking.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance and are subject to risks, uncertainties and assumptions and apply only as of the date of this prospectus. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below in “Risk Factors,” and elsewhere in this prospectus.

RISK FACTORS

An investment in our common stock is subject to a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and business prospects could be materially and adversely affected. In such event, the trading price of our common stock would likely decline and you might lose all or part of your investment.

Certain Factors Relating to our Financial Condition and Liquidity

We have a working capital deficiency

Since the start-up of rehearsals.com in fiscal year 2004, we have had a working capital deficiency as our cash requirements have exceeded our cash flows from operations. We incurred expenses of approximately $7.3 million in fiscal year 2006 and $5.2 million in the nine months ended March 31, 2007, in connection with rehearsals.com. These losses are due largely to compensation expense, acquisitions of assets, production and production support in connection with the start-up of rehearsal.com and the creation of digital content. Through March 31, 2007, we had not generated a material amount of revenues from this division.

We have fulfilled these cash flow shortages with proceeds from the sales of securities, borrowings and extensions of maturity dates from lenders. Since July 1, 2006, we have relied increasingly on borrowings to fulfill our cash requirements; these borrowings totaled $6.9 million (before notes payable discount of $2.9 million) during the nine months ended March 31, 2007. During the same period, we generated $2.1 million from the sale of common stock. During the period from April 1, 2007 to May 14, 2007, the Company has borrowed additional amounts aggregating $57,000, and repaid $40,000, under revolving lines of credit from related parties. In addition, the company has borrowed in the aggregate $300,000 from an unrelated third party, bearing interest at a rate of 14% per annum and due and payable December 31, 2007.

We will continue to have working capital deficiencies until we can generate either significant financings from the sale of securities or other borrowings and/or generate material revenues from rehearsals.com. Our cash requirements in fiscal year 2007 include not only cash to fund our operating shortages but to repay maturing debt and accounts payable and accrued payroll. As of March 31, 2007, and after giving effect to the repayment of debt using the proceeds from the sale of convertible debentures and warrants, we had approximately $900,000 of principal indebtedness due on demand, and approximately $3.5 million due on or before March 31, 2008. Of these amounts, $1.0 million is due to our directors and principal shareholders.

We will continue to seek additional financing to funds these shortages. In addition, our plan is to generate revenues from rehearsals.com through the distribution and licensing of our high-definition audio/video content and through sponsorships on our rehearsals.com website. The amount and timing of revenues from rehearsals.com will depend upon a number of factors, many of which are beyond our control (see “Certain Factors Relating to rehearsals.com,” below). We anticipate that the earliest we could receive significant revenues from rehearsals.com is the fourth quarter of fiscal year 2007.

We can give no assurance as to when, if ever, we will have sufficient revenues from rehearsals.com to cover its operating cash requirements and to fund maturing debt. Further, we can give no assurance that we will be able to continue to obtain funds from the sale of debt and equity securities or borrowings, or that the terms of such sales or borrowings will be as favorable as the terms of prior sales and borrowings. Our ability to obtain additional financing in the coming months will depend upon a number of factors, including market conditions, our results of operations, our success in implementing our business plan for rehearsals.com and investors’ perception of our business and prospects. Sales of equity securities, or sales of convertible debt securities, could materially dilute our existing shareholders. If we do not obtain funds to repay our debt as it matures, we will seek extensions from the lenders. Failure to obtain extensions from our lenders could result in the acceleration of the maturity dates of those debts, legal actions filed against us to collect payment of such debts, or foreclosure proceedings initiated against our assets. Any of the foregoing events would have a material adverse effect on our business, operations and financial condition.

We have suffered material net losses and have a stockholders’ deficit.

We recorded net losses of $12.8 million during the nine months ended March 31, 2007, $25.3 million in the fiscal year 2006 and $6.5 million in the fiscal year 2005, causing a significant deterioration in our financial condition. We had a stockholders’ deficit of $10.3 million at March 31, 2007.

The losses in the twelve months of fiscal 2006 included non-recurring non-cash expenses of $7.2 million in connection with the conversion of $7.2 million the convertible notes, $2.5 million from the issuance of common stock to consultants and $ 2.2 million from the issuance of warrants to a consultant. These transactions also resulted in an increase in our common stock and paid-in-capital by $19 million.

We anticipate continuing to incur operating losses until such time as we can generate net earnings in rehearsals.com. We do not anticipate generating revenues in rehearsals.com until the fourth quarter of fiscal year 2007. The success of our rehearsals.com division will be dependent upon a number of factors, many of which are beyond our control (see “Certain Factors Relating to rehearsals.com” below). Accordingly, we can give no assurance as to when, if ever, that we will become profitable.

Certain Factors Relating to Our Production Services and Equipment Rental Business

We do not have long-term agreements with our clients and rely on preexisting personal relationships, and we expend significant time and incur significant expense in attracting and maintaining key clients.

Our marketing and sales strategy with respect to our core business of providing production services and renting studio facilities and musical instruments relies on our ability to retain our recurring clients and attract new ones. Most of our client relationships are informal (based solely on verbal communication) and are terminable by either party at will. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our clients. In addition, we have no assurance as to the level of performance under our arrangements, or that engagements will not be terminated. There is also no assurance that we will be able to maintain our current relationships or establish and maintain successful relationships with clients in existing and new geographic areas. Moreover, there is the additional possibility that we will have to incur significant expenses to attract and maintain key clients in one or more of our geographic areas in order to profitably exploit our geographic markets. We may not have sufficient working capital to allow us to do so.

Because our clients are not required to retain our services in advance, we need to carefully manage our facilities, equipment and personnel availability, and it is difficult to predict the timing and amount of our sales.

Our clients are not required to place annual orders to retain our services or rent our facilities and equipment, as we do not have binding agreements with them, though they may need to do so to engage our services and rent our facilities and equipment. We endeavor to have on hand such equipment and professional employees, at such times, as will allow us to satisfy the demands for our facilities and services. However, there is no assurance that any of our clients will continue to utilize our facilities and services in the same frequencies and volumes as they may have done in the past. We endeavor to maintain readiness levels for our services sufficient to satisfy anticipated orders for our services from our clients, which is difficult to estimate.

To the extent demand for our services exceeds availability and our capacity, or orders are not submitted on a timely basis, we will be unable to provide the needed services at the required levels on a timely basis. Our failure to accurately predict and manage our requirements may impair relationships with our clients, which, in turn, would likely have a material adverse effect on our ability to maintain relationships with those clients.

Certain Factors Relating to Rehearsals.com

The success of rehearsals.com depends on the consent and collaboration of musical artists, record labels, and talent managers, which may not be available to us on commercially reasonable terms or at all.

Our strategy for rehearsals.com depends on various relationships with musical artists, record labels, and talent managers for our services and product development. We cannot produce our own entertainment content for rehearsals.com without this consent and collaboration. We will need to maintain and develop such relationships as we expand our business into digital media. The success of rehearsals.com will depend on our agreements with such recording artists, record labels and talent managers to permit our recording of the performances or likenesses of the artists, and their agreement to make the content produced available to customers through our distribution network. We anticipate paying substantial fees to obtain the rights to distribute this content to our customers. Many of these licensing arrangements will likely be short-term in nature and may not guarantee the future renewal of these arrangements at commercially reasonable terms, if at all. The recording artists are also likely to have final approval rights on any content we produce featuring them.

It is accordingly vital to the success of rehearsals.com that musical artists, record labels and talent managers agree to work with us and enter into contractual relationships with us on favorable pricing terms. There can be no assurance, however, that we will be able to develop and maintain such relationships, enter into such agreements or negotiate favorable terms. In such case, we may be forced to change our strategy or abandon rehearsals.com despite our significant investment in infrastructure supporting such a business, which could have a material adverse effect on the results of our operations.

The content and services offered by rehearsals.com may not achieve acceptance, which could adversely affect our profitability and prospects.

Our future success and growth depends upon the ability of rehearsals.com to deliver original and compelling content and services that attract and retain consumers. The successful development and production of content and services is subject to numerous uncertainties, including without limitation the ability to:

•	anticipate and successfully respond to rapidly changing consumer tastes and preferences,

•	fund new program development,

•	attract and retain qualified editors, producers, writers, and technical personnel, and

•	successfully anticipate and respond to the increased acceptance of methods other than personal computers to access the Internet.

We can give no assurance that we will achieve consumer acceptance or that once achieved, we will be able to maintain this acceptance. Consumer preferences are also affected by factors other than taste, such as general trends and media attention. If we do not adjust to respond to these and other changes in consumer preferences, our sales may be adversely affected.

We cannot assure you that our content and services will be attractive to a sufficient number of users to generate revenues sufficient to sustain operations. In addition, we cannot assure you that we will develop any new content or services in a timely or cost-effective manner. If we are unable to develop content and services that allow us to attract, retain and expand a loyal consumer base, we will be unable to generate sufficient revenues to cover the expenses of our rehearsals.com division or to recoup our investment in this division.

The digital content we produce will be competing against a large number of currently available music videos, and numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us that may produce content similar to ours.

The online digital music delivery and digital production industry is characterized by intense competition and rapid and significant technological advancements. Many companies in a variety of related industries are working on business plans that involve the production of audio/video content and the subsequent online and other distribution of that content.

We believe that our content will be differentiated because it is likely to be unique, as it will feature recording artists in rehearsal and interacting with other artists or an audience in a “behind the scenes” format. In addition, the content will be recorded in high definition digital video. Moreover, we believe that our (i) preexisting music studio facilities, (ii) preexisting relationships with and access to recording artists, (iii) musical equipment inventory, and (iv) expertise in the production field will allow us to produce our high definition audio/video content at a substantially lower cost than would be incurred by a competitor just entering this field.

Many companies are engaged in the production of original content that are or will be competitive with our proposed products. Although we believe that our content will be unique due to its format, many of these companies, which have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us, may compete directly with our business by reproducing our format or improving on it.

Moreover, certain parties in the music industry have announced their intent to consolidate their music distribution operations, which could limit the availability and increase the fees required to offer music content to customers through our distribution network or our web site rehearsals.com. Further, third-party content providers currently, or may in the future, offer music products and services that compete with our music products and services, and could take action to make it more difficult or impossible for us to license music content in the future. If we are unable to offer a wide variety of musical and related content at reasonable prices with acceptable usage rules, then rehearsals.com will be adversely affected.

We have a relatively limited operating history with the digital media business of rehearsals.com, which make it difficult to evaluate our business.

We have a relatively limited history operating with the digital media business of rehearsals.com, which is still in its start-up phase. Moreover, we may expand into related areas in the future in which we have limited or no experience. As a result, we have limited financial results from this business on which you can assess our future prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies entering a new and rapidly evolving businesses.

We need to effectively manage our growth and the execution of our business plan. Any failure to do so would negatively impact our results.

To manage operations effectively, we must constantly improve our operational, financial and other management processes and systems. Our success also depends largely on our ability to maintain high levels of employee utilization, to manage our costs in general, and to control general and administrative expense in particular, and otherwise to execute on our business plan. We need to cost-efficiently develop rehearsals.com as well as expand our core business and effectively implement our business strategy. There are no assurances that we will be able to effectively and efficiently manage this growth. Any inability to do so could increase our expenses and negatively impact our results of operations.

Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our copyrights, trademarks and trade secrets, and our rights to original content under rehearsals.com, to be of considerable value and importance to our business and our success. We rely on a combination of trademark, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, particularly as we begin producing original content, and we may have to pursue litigation against other parties to assert our rights and prevent the illicit distribution and downloading of our content. Any such claims or litigation could be costly and we may lack the resources required to defend against such claims or pursue infringements of our rights. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to retain our current clients and attract new ones, particularly musical talent for our original content.

The digital media business of rehearsals.com involves risks of liability claims for Internet content or technology, which could result in significant costs.

As a publisher and a distributor of content through the Internet, we may face potential liability for:

•	defamation,

•	negligence,

•	copyright, patent or trademark infringement, and

•	other claims based on the nature and content of the materials published or distributed.

These types of claims have been brought, sometimes successfully, against producers of distributed digital media. In addition, we could be exposed to liability in connection with material indexed or offered on our Internet sites including rehearsals.com, or for information collected from and about our users.

There has been a recent increase in the granting and attempted enforcement of business process patents that cover practices that may be widely employed in the Internet industry. If we are found to violate any such patent, and we are unable to enter into a license agreement on reasonable terms, our ability to offer services could be materially and adversely affected. We cannot assure you that third parties or users will not bring claims against us relating to proprietary rights or use of personal information. We do not have insurance for patent infringement.

Our insurance may not cover potential claims of defamation, negligence and similar claims, and it may or may not apply to a particular claim or be adequate to reimburse us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our financial condition.

Certain Factors Relating to our Business Generally

The loss of key personnel would directly affect our efficiency and economic results.

We are dependent upon the creative skills, leadership and relationships of CenterStaging founders Johnny Caswell, our Chairman, Jan Parent, who serves as our Senior Executive Vice President, Roger Paglia, our Chief Executive Officer and Vice-Chairman, Howard Livingston, our Chief Financial Officer, Paul Schmidman, our President and Chief Operating Officer, Michael Sandoval, our Executive Vice President - Administration and Music Publishing, and Tommy Nast, our Executive Vice President - Business Development. We do not currently maintain key person life insurance on any of these persons. The loss of services of any of these key personnel could have a material adverse affect on our business and operations, including our ability to develop and execute a long-term, profitable business plan.

Our management team consists of several key production, creative and technology personnel who have been recruited within the past two years. In order to manage and operate our business successfully in the future, it will be necessary to further strengthen our management team. The hiring of any additional executives will increase our compensation expense.

Our four principal stockholders constitute substantially all of our directors, and their interests may differ from those of other stockholders.

As of March 31, 2007, Johnny Caswell, Jan Parent, Roger Paglia and Howard Livingston owned beneficially 59% of our outstanding common stock. These four shareholders also constitute our board of directors. Because of their share ownership, these four shareholders have the power to elect all of our directors (there are no cumulative voting rights), and have the power to approve or disapprove any actions considered by our shareholders, including a change in the authorized capital stock, the sale of all or substantially all of our assets, and mergers. This concentration of ownership of our common stock may delay, prevent or deter a change in control, could deprive other stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and may adversely affect the market price of our common stock.

We have no independent directors , and thus our board of directors provides no independent oversight of our management.

Each of our directors is also an executive officer of the Company, and thus we have no directors who are independent of management. As a result of having no independent directors, our board of directors cannot provide any independent oversight of the actions and performance of management. Further, the lack of independent directors can result in conflicts of interest between our stockholders and the controlling officers and directors, as these individuals have the power to make determinations affecting their own interests, such as compensation. Lastly, we have no directors who can independently review and approve transactions between us and our four principal shareholders, such as our borrowings from these individuals, and compensation arrangements between these individuals in their capacities as executive officers.

The composition of our board of directors would not satisfy certain of the listing requirements for the Nasdaq Stock Market or any securities exchange, such as the American Stock Exchange, which require that a majority of the directors be independent. Our common stock is currently quoted on the OTC Bulletin Board, which does not have any requirements regarding the independence of directors. Accordingly, with our current composition of directors, we will not meet the initial listing requirements of the Nasdaq Stock Market or the continuing listing requirements of the American Stock Exchange.

Certain Factors Related to Our Common Stock

Our common stock is thinly traded on the OTC Bulletin Board, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock is currently quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. Our common stock is thinly traded, meaning the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we have a small number of freely tradable shares, and we are a small public company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow a company of our size and expanding into a related but new line of business as we are, or purchase or recommend the purchase of our shares until such time as we became more seasoned and proven. As a consequence, there may be periods of several days or far more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

If securities or industry analysts do not publish research reports about our business, our stock price and trading volume could decline.

Small, relatively unknown public companies can achieve visibility in the trading market through research and reports that industry or securities analysts publish. However, to our knowledge, there is only very limited analysts cover our company. The lack of published reports by independent securities analysts could limit the interest in our stock and negatively affect our stock price. We do not have any control over research and reports that analysts publish or whether they will be published at all. If any analyst who does cover us downgrades our stock, our stock price would likely decline. If any analyst initiates and then ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets or never achieve such visibility, which in turn could cause our stock price or trading volume to stagnate or decline.

You may have difficulty selling our common stock because they are deemed “penny stocks.”

Since common stock is not listed on the Nasdaq Stock Market or any national securities exchange, if the trading price of our common stock is below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a penny stock. These disclosures include a schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

The market price of our common stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	announcements of the results of our operations or the operations of our competitors,

•	developments with respect to intellectual property rights,

•	announcements of technological innovations by us or our competitors,

•	announcements of new services, products or new contracts by us or our competitors,

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors,

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates,

•	conditions and trends in the online digital music distribution or production industries,

•	new accounting standards,

•	general economic, political and market conditions and other factors, and

•	the occurrence of any of the risks described in this prospectus.

  USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders pursuant to this prospectus, although we will pay the expenses of this offering. We will receive the exercise price of the warrants held by the selling security holders, to the extent they are exercised. We intend to use any proceeds from the exercise of warrants to augment our working capital.

MARKET PRICE OF COMMON STOCK
AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock is currently traded under the symbol “CNSC” on the OTC Bulletin Board. Our common stock was approved for a non-priced quotation on the OTC Bulletin Board as of December 31, 2004, but did not trade until February 17, 2005. The following table sets forth the high and low last sale prices on the OTC Bulletin Board for each quarter since the quarter ended March 31, 2005. These represent prices between dealers, exclusive of retail markup, markdown or commission, and do not necessarily represent actual transactions.

Fiscal Year ending June 30, 2007	High	Low
First Quarter	$2.30	$1.40
Second Quarter	$2.20	$1.00
Third Quarter	$1.00	$0.51

Fiscal Year ending June 30, 2006	High	Low
First Quarter	$5.75	$1.30
Second Quarter	$6.90	$3.90
Third Quarter	$8.00	$3.00
Fourth Quarter	$4.00	$2.00
Fiscal Year ended June 30, 2005	High	Low

Third Quarter(1)	$6.75	$5.50
Fourth Quarter	$7.20	$4.35

(1) Reflects initial trading activity commencing on February 17, 2005 through the end of the fiscal quarter ended March 31, 2005.

Holders

As of May 18, 2007, there were approximately 5,319 holders of record of our common stock.

Dividends

We have never paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for use in our business. Consequently, we do not anticipate paying any cash dividends in the foreseeable future.

The payment of dividends in the future will depend upon our results of operations, as well as our short-term and long-term cash availability, working capital, working capital needs and other factors, as determined by our board of directors. Currently, except as may be provided by applicable laws, there are no contractual or other restrictions on our ability to pay dividends if we were to decide to declare and pay them.

  MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

On August 17, 2005, this company acquired CMPI through a reverse triangular merger (the “Merger”). CMPI was the surviving corporation in the Merger and became our wholly owned subsidiary. As a result of the Merger, the shareholders of CMPI acquired control of this company, and we changed our name to CenterStaging Corp. For financial reporting purposes CMPI, is deemed to be the acquirer in the Merger. We accounted for the transaction as a reverse merger for financial reporting purposes, with the effect that our fiscal year automatically changed to the fiscal year of CMPI (July 1-June 30).

In 2004 we formed a new division, rehearsals.com. We have incurred significant costs in starting up this division but have not generated any revenues to date in the division. In March 2006, we launched the rehearsals.com website.

We recorded a net loss of $12.8 million in the nine months ended March 31, 2007, compared to a net loss of $18.8 million in the nine months ended March 31, 2006. The decrease in the net loss was due primarily to the fact that in the first quarter of fiscal 2006 we recognized an expense of $7.2 million associated with the conversion of $7.2 million of outstanding convertible notes at a conversion price of 50% of the market price, and a $2.6 million reduction in consultant expense which was offset by an increase in salary and wages expense of $3.2 million. The $3.2 million increase in salaries and wages during the nine months ended March 31, 2007, was due to growth of approximately 17% in personnel, including several highly skilled executives and a non cash increase of $2.1 million related to stock options. Revenues increased $642,000 from $4.2 million in the nine months ended March 31, 2006 to $4.9 million in the nine months ended March 31, 2007 in our productions services and rental operations; we have had no material revenues from our rehearsals.com division.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to reserves for allowance for doubtful accounts, barter transactions, deferred income tax assets, estimated useful lives of property and equipment, accrued expenses, fair value of equity instruments and reserves for any commitments or contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 1 of the Notes to Consolidated Financial Statements contained in this prospectus. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition. We recognize rental revenue over the period that our equipment is held for rental or rehearsal studio facilities are rented under the terms of customer rental arrangements, which typically is less than 30 days. We recognize revenue only when there exists a written contract or purchase order signed by the customer evidencing the rental arrangement, we have delivered the equipment or rendered the services called for under the arrangement, the rental or management services fee has been fixed or otherwise can be determined from the terms of the contract or purchase order, and the fee is reasonably assured of collection.

Costs of Producing Audio-visual Content. We expense all costs to create its content for multiplatform distribution. Once we have the ability to determine ultimate revenues to be derived from the content, we will begin to capitalize the cost in accordance with SOP 00-2 (Accounting by Producers or Distributors of Films).

The capitalized cost of producing music videos of rehearsals is recognized as expense in accordance with the individual project forecast method specified in SOP 00-2, pursuant to which we estimate the ratio that revenue which is earned for such programming in the current period bears to its estimate at the beginning of the current year of total revenues to be realized from all media and markets for such programming. Amortization commences in the period in which revenue recognition commences. Management regularly review s and revises its total revenue estimates for each project, which may result in modifications to the rate of amortization. If a net loss is projected for a particular project, the related capitalized costs are written down to estimated realizable value.

Stock-Based Compensation. We account for stock-based compensation based on SFAS No.123R, “Share Based Payment.” Pursuant to SFAS No. 123R, we recognize an expense for the fair market value of the stock-based instruments granted to third parties and employees. The cost of stock-based awards to employees, based upon the fair value of the award on the grant date, is recognized in the period in which the award is made or over the vesting period, if any, of the award. The cost of stock-based awards to consultants and other third parties is determined based upon the value of the award on the grant date, or the date the services are rendered to us, whichever can be measured more reliably. The cost is recognized over the period in which the consultant or third party is committed to render services or the services are actually performed, whichever is shorter.

We adopted our 2005 Incentive Stock Option Plan and our 2005 Non-Qualified Option Plan under which we may issue an aggregate of 5,000,000 shares of our common stock upon exercise of stock options that may be awarded under the plans to directors, officers, employees and consultants. We anticipate that we will make future stock option awards to eligible directors and employees under the plans and to continue to utilize the services of consultants and other third parties and to incur stock-based compensation costs.

Impairment of Long-Lived Assets. We review long-lived assets, including equipment held for rent, for impairment on an annual basis as of June 30, or on an interim basis if an event occurs that might reduce the fair value of such assets below their carrying values. An impairment loss would be recognized on the difference between the carrying value of the asset and its estimated fair value, which would be determined based on either discounted future cash flows or other appropriate fair value methods.

Accounting for Convertible Notes. On August 17, 2005 (the date of the Merger), we had issued and outstanding convertible notes in an aggregate principal amount of $6,719,800. The convertible notes bore interest at 10% per annum and were due and payable on December 31, 2005. The convertible notes were convertible into our shares or shares of the surviving entity at 50% of the market price of the common stock, at the option of either the holder or us, if we (i) conducted a firmly underwritten public offering registered under the Securities Act of 1933 or (ii) merged with a public company (or subsidiary of a public company) by December 31, 2005. On September 27, 2005 we converted the convertible notes of $6,719,800 and $448,815 (principal and accrued interest respectively) into an aggregate of 7,585,719 restricted shares of our common stock at a conversion price of $0.945 per share.

The Merger was the triggering event that provided us the ability to determine the associated beneficial conversion feature of the convertible notes. Previously, we were not able to ascertain the value, if any, of the convertible feature due to the triggering event not occurring until August 17, 2005. The amount of $7,168,613 allocated to the beneficial conversion feature embedded in the debentures, which was amortized in full at conversion, was determined in accordance with provisions of EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF-00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.”

Variable Interest Entities. We lease one of the buildings at its Burbank facility from Jan and Johnny, Inc., an entity established for the sole purpose of acquiring and leasing the building. Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” (“FIN- 46R”), requires that if an enterprise is the primary beneficiary of a variable interest entity, the assets, liabilities and results of operations of the variable interest entity should be included in the consolidated financial statements of the enterprise. Under FIN-46R, Jan and Johnny, Inc. is a variable interest entity and we are the primary beneficiary. We have elected to consolidate Jan and Johnny, Inc., effective July 1, 2004. The building has been recorded as an asset and the related debt has been recorded as a liability in our consolidated balance sheet. The impact on our future consolidated statement of operations will be increased depreciation and interest expense, which will be partially offset by lower rent expense. The land and building have a carrying value of $275,000 and $837,677, respectively with related mortgage debt of $3,106,795 as of June 30, 2006.

Results of Operations

Nine Months Ended March 31, 2007 compared to Nine Months Ended March 31, 2006

Revenues. Our revenues increased $642,000 from $4.2 million in the nine months ended March 31, 2006 to $4.9 million in the nine months ended March 31, 2007. The increase in revenues was due to providing production services and equipment rentals for more shows and to increased studio and equipment rentals.

Gross Profit. Gross profit increased from $2.0 million for the nine months ended March 31, 2006 to $2.2 for the nine months ended March 31, 2007.

Salaries and Wages. Salaries and wages increased from $4.5 million for the nine months ended March 31, 2006 to $7.7 million for the nine months ended March 31, 2007. The $3.2 million increase in salaries and wages during the nine months ended March 31, 2007 was due to growth of approximately 17% in personnel, including several highly skilled executives and a non cash increase of $2.1 million related to stock options.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $8.0 million for the nine months ended March 31, 2006, to $6.1 million for the nine months ended March 31, 2007, primarily due to: (i) a decrease of $2.6 million in consulting expenses (which expenses in fiscal 2006 had resulted in substantial part from the issuance of common stock to consultants); and (ii) a decrease in legal and accounting fees of $609,000.  These decreases were partially offset by: (i) $958,000 increase in development and production expense relating to production of content for our rehearsals.com division; and (ii) an $115,000 increase in depreciation and amortization.

Interest Expense. We recorded interest expenses of $1.1 million for the nine months ended March 31, 2007, as compared to $1.1 million for the nine months ended March 31, 2006. The increase was due to increases in our indebtedness from $8.1 million at March 31, 2006 to $15.4 million at March 31, 2007.

Beneficial Conversion Feature on Debt. In September 2005, we converted all of our outstanding convertible notes into 7,585,719 shares of our common stock. Because the convertible notes converted into common stock at a 50% discount to market, we recognized an expense of $7.2 million in connection with the conversion (which equaled the outstanding principal and accrued and unpaid interest on the notes).  We had no conversions in the nine months ended March 31, 2007.

Fiscal Year Ended June 30, 2006 compared to Fiscal Year Ended June 30, 2005

Revenues. Our revenues increased from $4.8 million for the fiscal year ended June 30, 2005 (“fiscal year 2005”) to $5.7 million for the fiscal year ended June 30, 2006 (“fiscal year 2006”). This increase was primarily attributable to an increase in the number of televised award shows we supported, resulting in increased revenues from production services and music equipment rentals. Rental rates for studios and musical equipment remained relatively constant in fiscal years 2005 and 2006.

Gross Profit. Gross profit increased from $2.2 million for fiscal year 2005 to $2.6 million for fiscal year 2006. This increase was due to an increase of approximately $900,000 in revenues with only a $450,000 increase in cost of revenues. Cost of revenues consist principally of salaries and compensation of technical support personnel, which vary only with changes in personnel and are not based on the number of production service engagements. Further, there are minimal changes in expenses associated with musical equipment rental. Accordingly, our cost of revenues is not tied to our revenues except to the extent of certain incremental expenses associated with the award shows such as supplies, facilities allocation expense and allocation of certain administrative salaries.

Salaries and Wages. Salaries and wages increased from $3.9 million for fiscal year 2005 to $6.6 million for fiscal year 2006. This increase is primarily attributable to a 22 % increase in the number of employees (from 81 full time employees at June 30, 2005 to 99 full time employees at June 30, 2006), and due principally to staffing of our rehearsals.com division. Due to the highly technical skill set of the production staff required by our rehearsals.com division, the per person salary of these employees is significantly higher than the salary earned by our staff employed in our core business. In addition, we recorded an expense of $798,000 in fiscal year 2006 relating to the grant of options to purchase an aggregate of 3,969,000 shares of common stock under our stock option plans.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $4.1 million for fiscal year 2005 to $12.5 million for fiscal year 2006, primarily due to: (i) a $5.5 million increase in consulting expenses; (ii) a $848,000 increase in development and production expense relating to production of content for our rehearsals.com division; (iii) a $639,000 increase in costs of legal and accounting services; (iv) a $244,000 increase in depreciation and amortization expense; (v) a $344,000 increase in travel and entertainment expenses relating primarily to our rehearsals.com division; (vi) a $271,000 increase in insurance costs; and (vii) an increase of $323,000 is due to a write down of a loan to a related party for a Las Vegas venture. The increase in consulting expense was principally due to $2.3 million expense associated with the issuance of 2,480,000 shares of common stock to consultants in August 2005 in connection the Merger, and $2.2 million associated with the issuance in April 2006 to an investor relations firm of warrants to purchase 2,000,000 shares. The increased depreciation and amortization expense is primarily attributable to our procurement of broadcast related equipment and leasehold improvements to our broadcast center and studios, related to our development of our digital music business. The increased legal and accounting costs are due primarily to costs associated with completing the Merger and related transactions, and the audits of our financial statements.

Interest Expense. Interest expense increased from $620,000 for the year ended June 30, 2005 to $991,000 for the year ended June 30, 2006. An increase of approximately $115, 000 was attributable to an increase in our capital lease liabilities. Penalties and interest on convertible debenture resulted in an increase of approximately $100,000 and interest paid on the mortgage for the property owned by Jan & Johnny, Inc increased by approximately $135,000.

Discount of Convertible Debenture. For the year ended June 30, 2006, we recorded a non-cash expense of $500,000 associated with the $500,000 convertible note issued in December 2005 to Montage Partners LLC.

Beneficial Conversion Feature on Debt. In September 2005 we converted all of our outstanding convertible notes into 7,585,719 shares of our common stock. Because the convertible notes converted into common stock at a 50% discount to market, we recognized an expense of $7.2 million in connection with the conversion (which equaled the outstanding principal and accrued and unpaid interest on the notes).

Financial Condition, Liquidity and Capital Resources

Our accounts receivable (net of allowance for doubtful accounts) was relatively constant at June 30, 2006 and March 31, 2007 in the amounts of $704,000 and $742,000 respectively.

Our revenue-earning equipment consists of our inventory of musical instruments (including technical and production equipment) for rental and broadcasting equipment used in our rehearsals.com division. Our revenue-earning equipment, before depreciation, increased from $5.7 million at June 30, 2006 to $5.9 million at March 31, 2007. We do not have any planned material additional capital expenditures during the fiscal year, as we have completed the initial build-out of our broadcast center and acquired sufficient broadcast equipment until our rehearsals.com division starts generating material revenues.

Our property and equipment consists of our variable interest entity’s land and building and the building’s leasehold improvements, leasehold improvements for our other three properties, machinery and equipment not related to our rental and broadcasting equipment, and all furniture and fixtures. Our property and equipment, before depreciation, increased from $5.1 million at June 30, 2006 to $5.2 million at March 31, 2007, due primarily to entering into two financing agreements to purchase new vehicles for a total of $111,000.

Our short-term debt at March 31, 2007 included principally: (i) $275,000 under revolving lines of credit with three financial institutions, with borrowings under these credit lines being unsecured with no material covenants, at an average interest rate during fiscal year 2007 of approximately 10% on the combined outstanding balance; (ii) $100,000 under a note payable from an unrelated party bearing an interest rate of 6% per annum which is due and payable upon demand; (iii) $50,000 under notes payable to Johnny Caswell and Jan Parent at an interest rate of 9.6% per annum, which are due and payable upon demand; (iv) $50,000 loan from an unaffiliated party bearing an interest rate of 5% per annum which are due and payable on December 31, 2007; (v) $50,000 loan bearing an interest rate of 9.00% per annum from an unrelated party due and payable on March 31, 2007 (vi) $498,000 that represents the current portion of equipment leases; (vii) $621,000 of advances under revolving lines of credit from Johnny Caswell, Jan Parent, Roger Paglia and Howard Livingston, bearing interest at the prime rate plus 4.00%; (vii) loans in the aggregate amount of $160,000 bearing interest at the rate of 8% per annum due and payable upon demand from Johnny Caswell, Jan Parent, Roger Paglia and Howard Livingston; (iv) a loan in the amount of $250,000 bearing interest at the rate of 10% per annum due and payable January 31, 2007; (x) loans in the aggregate net amount of $275,000 bearing interest at the rate of 14% per annum and due and payable December 31, 2007; (xi) a loan in the amount $660,000 (of which $92,000 was retained by the lender as an interest reserve) bearing interest at the greater of 14% per annum or prime plus 5.75% due and payable on September 1, 2007 and secured by a junior security interest in our equipment, which loan was guaranteed by Johnny Caswell, Jan Parent, Roger Paglia and Howard Livingston; (xii) loans in the aggregate amount of $102,000 bearing interest at the rate of 10% per annum due and payable on May 31, 2007 from Johnny Caswell and Jan Parent; (xiii) a $500,000 (before $70,000 note discount), 8% convertible debenture due July 31, 2007; and (xiv) $2,400,000 (before $789,065 note discount) original issuance discount loan payable to an unrelated third party on or before March 26, 2008. This note was guaranteed by the CenterStaging common shares owned by Jan Parent, Roger Paglia and Howard Livingston.

Our long-term debt at March 31, 2007 included principally: (i) $3,085,000 under a loan bearing interest at a variable rate of prime plus 1.75% per annum (10% per annum at March 31, 2007), maturing in 2010, with payments based on a 25-year amortization, and secured by secured by a first deed of trust on the land and buildings leased to us by an affiliate; (ii) $1,728,000 under a bank loan bearing interest at a variable rate of prime plus 2.75% per annum (11% per annum at March 31, 2007), and secured by substantially all of our assets and by a junior security interest in the land and building; (iii) $176,000 under a bank loan bearing interest at a variable rate of (9.25% per annum at March 31, 2007) and fully amortizing through maturity in November 2009; (iv) $75,000 under notes payable to Jan Parent at an interest rate of 9% per annum, which are due and payable in July 2010; and (v) $3,000,000 (before $2,059,000 note discount), 10% convertible debenture due December 31, 2008.

Our common stock and paid-in capital increased from $27.9 at June 30, 2006 to $36.3 million at March 31, 2007, due primarily to: (i) $2.1 million from the sale of 1,849,288 shares of common stock in a private placement; (ii) $526,000 from the issuance of 808,232 shares of common stock to a third parties for services and loan fees; (iii) $1.9 million relating to employee stock options; (iv) $540,000 relating to an option to purchase 400,000 shares issued to a consultant for services; (v) $2.2 million for amortization of warrants issued to third parties for debt and services, and (vi) $1.1 million due to the beneficial conversion features attributed to the new debt issuances in the quarter.

Since the start-up of rehearsals.com in fiscal year 2004, we have had a working capital deficiency as our cash requirements have exceeded our cash flows from operations. We incurred expenses of approximately $7.3 million in fiscal year 2006 and $5.2 million in the nine months ended March 31, 2007, in connection with rehearsals.com. These losses are due largely to compensation expense, acquisitions of assets, production and production support in connection with the start-up of rehearsal.com and the creation of digital content. Through March 31, 2007, we had not generated a material amount of revenues from this division.

We have fulfilled these cash flow shortages with proceeds from the sales of securities, borrowings and extensions of maturity dates from lenders. Since July 1, 2006, we have relied increasingly on borrowings to fulfill our cash requirements; these borrowings totaled $6.9 million (before notes payable discount of $2.9 million) during the nine months ended March 31, 2007. During the same period, we generated $2.1 million from the sale of common stock. During the period from April 1, 2007 to May 14, 2007, the Company has borrowed additional amounts aggregating $57,000 and repaid $40,000, under revolving lines of credit from related parties. In addition, the company has borrowed in the aggregate $300,000 from an unrelated third party, bearing interest at a rate of 14% per annum and due and payable December 31, 2007.

We will continue to have working capital deficiencies until we can generate either significant financings from the sale of securities or other borrowings and/or generate material revenues from rehearsals.com. Our cash requirements in fiscal year 2007 include not only cash to fund our operating shortages but to repay maturing debt and accounts payable and accrued payroll. As of March 31, 2007, and after giving effect to the repayment of debt using the proceeds from the sale of convertible debentures and warrants, we had approximately $900,000 of principal indebtedness due on demand, and approximately $3.5 million due on or before March 31, 2008. Of these amounts, $1.0 million is due to our directors and principal shareholders.

We will continue to seek additional financing to funds these shortages. In addition, our plan is to generate revenues from rehearsals.com through the distribution and licensing of our high-definition audio/video content and through sponsorships on our rehearsals.com website. The amount and timing of revenues from rehearsals.com will depend upon a number of factors, many of which are beyond our control of the Company (see “Certain Factors Relating to rehearsals.com,” above). We anticipate that the earliest we could receive significant revenues from rehearsals.com is the fourth quarter of fiscal year 2007.

Until 90 days after the date of this prospectus, without the consent of the holders of the 10% Debentures, with certain limited exceptions we will be not be permitted to sell any common stock or common stock equivalents (and our ability to issue securities during this period will also be severely limited under applicable securities laws). In addition, under the terms of the 10% Debentures, for so long as the 10% Debentures are outstanding, without the consent of a majority in principal amount of the 10% Debentures then outstanding, we may not borrow more than: (i) $5.5 million of new non equity-linked indebtedness or $7.5 million including refinancings; and (ii) $10.0 million of equity-linked indebtedness on terms no less favorable to us than the 10% Debentures and warrants, none of which indebtedness may be senior to the 10% Debentures and of which no more than $3 million may be pari passu with the 10% Debentures. The purchasers of the 10% Debentures also have a right of first refusal, with certain limited exceptions, with respect to our financings prior to December 31, 2008. As a result, our ability to obtain financing necessary to fund our operations and existing debt service obligations will be significantly limited.

We can give no assurance as to when, if ever, we will have sufficient revenues from rehearsals.com to cover our operating cash requirements and to fund our debt service obligations. Further, we can give no assurance that we will be able to continue to obtain funds from the sale of debt and equity securities or borrowings, or that the terms of such sales or borrowings will be as favorable as the terms of prior sales and borrowings. Our ability to obtain additional financing in the coming months will depend upon a number of factors, including market conditions, our results of operations, our success in implementing our business plan for rehearsals.com and investors’ perception of our business and prospects. Sales of equity securities, or sales of convertible debt securities, could materially dilute our existing shareholders. If we do not obtain funds to repay our debts as they mature, we will seek extensions from the lenders. Failure to obtain extensions from our lenders could result in the acceleration of the maturity dates of those debts, legal actions filed against us to collect payment of such debts, or foreclosure proceedings initiated against our assets. Any of the foregoing would have a material, adverse effect on our business, operations and financial condition.

  BUSINESS

Overview

We engage primarily in: (i) providing musical production support and services, renting studios, and renting musical instruments and related equipment; and (ii) through our rehearsals.com division, producing and distributing original high-definition audio/video content of musicians and recording artists at our studios as they rehearse, give clinics and record. We formed our rehearsals.com division in 2004, and we have devoted considerable resources during the past two years to increasing our staffing and production capabilities for the division. Each of our segments is related to and supports the other segment.

We believe that for more than the past several years we have provided the production support and services for the live musical performances at most if not all major televised awards shows produced in the United States. These have included the Academy Awards, the GRAMMY Awards, the Academy of Country Music Awards and the Golden Globe Awards. We also provide these services for other televised events, such as the Super Bowl halftime show, presidential inaugurations, the Jerry Lewis Telethon and television shows, including in fiscal year 2006 American Idol, the David Letterman Show, the Today Show, the Tonight Show and the Conan O’Brien Show.

We rent musical instruments and technical and production equipment to musicians, production companies, record companies, broadcast companies, managers and touring companies. The equipment is used for rehearsals in-house at our studios as well as for performances at concerts or other live events, such as award and television shows. We maintain an inventory of over 10,000 musical instruments and related items, which we believe is one of the largest selections available for rental to professional musicians and recording artists in the United States.

Through our rehearsals.com division, we are creating a library of high-definition audio/video content featuring well known recording artists as they rehearse or perform at our studio facilities. This original digital content provides a behind-the-scenes perspective of the recording artists, capturing candid, unscripted interactions among those artists and their music. As of December 31, 2006, we had more than 1,000 hours of original content from over 100 recording artists.

Our plan is to generate revenues from rehearsals.com through the distribution and licensing of our high-definition audio/video content and through sponsorships on our rehearsals.com website. We launched this website in March 2006, and as of December 31, 2006, more than 70 hours of content was available on the website, including performances/rehearsals with Earth Wind & Fire, the New Cars, Pussycat Dolls and Mick Fleetwood. We have a binding letter of intent with MLB Advance Media, L.P., or BAM, for the exclusive exploitation of our audio/visual content in interactive media, including PC-based Internet, wireless/mobile, satellite and Internet protocol television technology (commonly referred to as IPTV).

Our plan is to continue to expand the distribution of our content worldwide through third-party distributors such as Internet service providers (ISPs), mobile carriers, handheld device makers, cable, satellite and broadcast providers, digital exhibitors, digital radio operators, and distributors of physical formats such as DVD. Currently we have certain distribution deals that have been negotiated and other distribution deals are in various stages of finalization.

Our principal facility, which we call “CenterStaging Burbank,” is located near the Bob Hope Airport in Burbank, California. The facility is comprised of our executive and administrative offices, warehouse space for our inventory of musical instruments and equipment, one soundstage, eleven studios, editing rooms and our state-of-the-art high-definition broadcast center. The broadcast center serves as a hub to view, edit and produce the recorded material for rehearsals.com. Four of our studios are equipped with high-definition audio/video recording equipment for rehearsals.com.

We operate a secondary facility, which we call “CenterStaging East,” that is strategically located midway between New York City and Philadelphia, in Bensalem, Pennsylvania. This facility includes one studio and services primarily the East Coast.

Business History

Johnny Caswell and Jan Parent founded CMPI in 1980, and incorporated the business in 1993. They were the sole owners, directors and executive officers until 2004, when Roger Paglia and Howard Livingston joined CMPI and became directors, executive officers and shareholders.

Initially, CMPI’s business consisted of musical equipment rental. As it accumulated an inventory of musical equipment, it leased a warehouse in Burbank, California to store the equipment, and then leased adjoining property to construct several professional music studios to rent to musicians for rehearsal and recording purposes. As the business expanded, CMPI used its existing contacts and growing expertise to provide production support and services for televised musical performances on some of the most widely watched television award shows and the most popular musical performers and personalities. These services included renting the musical equipment for the musicians performing during the award show, renting studios as rehearsal space for those musicians, and providing on-set expertise in preparing and staging the musical numbers during the shows. CMPI established its prominence in this field over the past 20 years by providing state-of-the-art rehearsal facilities, including soundstages, professional and technical support, production support and services and equipment and live-event expertise.

On August 17, 2005, this company acquired CMPI through a reverse triangular merger (the “Merger”). CMPI was the surviving corporation in the Merger and became our wholly owned subsidiary. As a result of the Merger, the shareholders of CMPI acquired control of CenterStaging, and for financial reporting purposes, CMPI has been deemed to be the acquirer in the Merger. We have not continued any of this company’s business operations that existed prior to the Merger, and accordingly changed our name to CenterStaging Corp. All of our present business operations are conducted through CMPI.

Musical Production Services and Rentals

Production Support and Services

We provide production support and services for the staging of musical performances that are performed or recorded “live,” such as performances in televised award shows, concerts and other television appearances. We believe we are the dominant company in this business for major televised award shows in the United States, as we have provided the production support and services for the live musical performances at most major televised award shows produced in the United States in recent years. Our production services include planning the staging of the musical performances, determining the placement of the equipment, preparing the stage for performance and physically changing and restructuring the stage in between musical acts to accommodate each separate live musical number. We arrange and set up all musical equipment so that the musicians need only walk on stage to perform.

The following list sets forth some of the award shows, events and television shows for which we have provided our musical production support and services:

Award Shows	Since
Academy Awards	1980
Academy of Country Music Awards	1980
American Music Awards	1980
Billboard Awards	1997
EMMYs	1993
GRAMMY Awards	1998
MTV Music Awards	1998

Events	Since
SuperBowl pre-game and/or halftime show	2001
Presidential Inauguration	1997
Jerry Lewis Telethon	1980

Television Shows (in fiscal year 2006)
David Letterman Show
Tonight Show
Today Show
Conan O’Brien Show
Good Morning America
American Idol
Ellen Degeneres Show
Tyra Banks Show
Saturday Night Live

We are engaged by the producers of the shows or events and are paid either on an hourly basis for time expended by personnel involved, or on a negotiated fixed-fee basis. The musical equipment used for the shows we support is usually rented from us, and the artists frequently use our studios to rehearse for these shows.

For example, we provided the production and support services for the 14 live music performances at the 2007 49th Annual Grammy Awards at the Staples Center in Los Angeles, California on February 11, 2007. We commenced planning for the show in early January 2007, took a team of 10 employees to the Staples Center six days before the show to set up our equipment and prepare the stage. We provided substantially all of the musical equipment and instruments used by the performers, some of whom rehearsed for the show in our Burbank studios.

Studio Facilities Rental

We maintain and operate one soundstage and eleven music studios at CenterStaging Burbank, and one studio at CenterStaging East. We rent our soundstage and studios for periods ranging from one day to several months. Rental rates range from $500 to $1,000 a day for music studios, and up to several thousand dollars per day for our soundstage. In connection with our facilities rentals, we also charge for utilities and usually rent most of the musical equipment used.

Our soundstage is capable of handling large-scale film and television productions due to its 40-foot clearance from floor to ceiling, and its steel superstructure designed to hold filming and lighting equipment.

Our music studios range in size from 23 feet by 30 feet to 40 feet by 60 feet. We believe that our facilities in the aggregate constitute one of the largest and best-appointed production and rehearsal studios in the United States.

The majority of our studio rentals are to recording artists for rehearsal and recording purposes. A substantial number of those artists are featured in the music award shows for which we provide musical production support and services. Many artists also rent our facilities to rehearse for a variety of reasons, such as upcoming performances or concert dates, and on occasion to produce recordings.

Recording artists who have used our musical facilities during our fiscal year 2006 included, but are not limited to, Chris Brown, Christina Aguilera, Crosby, Stills, Nash and Young, Elton John, Faith Hill, Guns n’ Roses, Jamie Foxx, James Taylor, Janet Jackson, Jeff Beck, Jennifer Lopez, Jessica Simpson, John Mayer, Justin Timberlake, Kanye West, Kelly Clarkson, Les Paul, Mariah Carey, Mick Fleetwood, Nine Inch Nails, Paul McCartney, Pink, Pussycat Dolls, Smokey Robinson, Tom Petty and U2.

Equipment Rental

We rent musical instruments and technical and production equipment to musicians, production companies and record companies. The equipment is used for rehearsals in-house at our studios as well as for performances at concerts or other live events, such as award and television shows.

We maintain an inventory of over 10,000 musical instruments and related items, including electric guitars, acoustic guitars, bass guitars, guitar amplifiers, bass guitar amplifiers, speakers, keyboards, pianos, electronic drums, acoustic drum kits, cymbals, consoles, speaker enclosures, microphones and outboard processing equipment. We believe we have one of the largest selections of such instruments and equipment available for rental to professional musicians and recording artists in the United States. Professional musicians and recording artists generally require specific brands and models of instruments. Our large inventory allows us to supply this equipment on demand. On the rare occasion that we do not have a particular instrument, we can generally obtain it quickly from the manufacturer or distributor because of our long-standing relationships with these companies.

We rent instruments and equipment at a daily or weekly rate. We have the capability of supplying musicians with a large array of the musical instruments and equipment they want or need, anywhere in the United States, by shipping the instruments and equipment directly to them. We also maintain records of what equipment is preferred by which particular artists or productions, and can accommodate custom requests from artists and obtain virtually any type of equipment or gear requested.

Marketing

We have no employees dedicated to marketing our products and services and do not engage in substantial marketing activities to find our clients or retain them. We rely on our reputation and on personal relationships and strive to provide exceptional service to our clients for repeat business and word-of-mouth referrals.

Competition

We do not experience significant competition for providing production support and services for the live musical performances at major televised award shows in the United States. Our competition in the business of renting musical equipment is fragmented and consists largely of small firms. We compete on the basis of our large inventory of high quality musical instruments and equipment that enables us to provide the specific equipment required by the musicians on a timely basis. We compete with many other operators for renting studios. We compete on the basis of location, as we are located in two of the major entertainment locations in the United States (the Los Angeles area and Philadelphia area) and the ability to supply the musical instruments and equipment, which few competitors offer.

Rehearsals.com

Overview

Over the past 20 years, our involvement in the music industry has enabled us to build relationships with well known recording artists and their managers and record companies. During the past two years, we have been involved with these artists, to create a library of high-definition audio/video content for distribution worldwide through multiple distribution channels such as the Internet, television, telephone, cable, video, DVD, pay-per-view and airline screeners.

We believe that over the next few years demand for streaming audio/visual content will increase as cable and high bandwidth Internet usage increases worldwide. We also believe that media playback devices, such as personal computers, televisions, cell phones and portable electronic devices, will experience greater convergence, which will also grow the market for such content.

We believe that we are well situated to pursue this growing market through our new digital media division, rehearsals.com. In addition to the relationships we have built and our frequent contact with recording artists, our expertise in production and our personnel, facilities and equipment will allow us to take advantage of the opportunities offered by digital media and other innovations. To pursue this business, we have hired experienced senior professionals and technicians, have equipped four of our eleven Burbank studios with high-definition audio/video recording equipment, and built a new state-of-the-art broadcast center. We will similarly equip additional studios as the need arises.

Our plan is to generate revenues from rehearsals.com through the distribution and licensing of our high-definition audio/video content and through sponsorships on our rehearsals.com website. Revenues from licensing and distribution may include fees from distributors and direct sales to consumers through pay-per-download or subscription services. We believe that rehearsals.com will be a significant and growing part of our business. Two principal assumptions underlie this belief. First, that recording artists will continue to enter into contracts with us to permit us to produce, create and distribute video content involving them. Second, that there will be a large number of consumers willing to pay to view our original content and/or companies willing to become advertisers and sponsors on our rehearsals.com website or other distribution channels. We cannot give any assurances that these assumptions will prove to be accurate.

The Digital Music Market

According to published reports, the online portion of the music market will continue to expand, reaching $3.3 billion in revenue by 2008. Physical formats continue to drive much of the industry, but they are losing market share to “a la carte” music downloads that allow consumers to download individual files or songs rather than albums, and music subscription services that provide consumers unlimited access to an online music publisher’s library for the length of the subscription.

Driving this demand are the possibilities created by technological innovations, primarily broadband Internet connections, wireless media, and portable digital music players such as Apple’s iPod. There is also a growing market convergence of portable music devices and mobile handsets, although small memory capacity and limited battery life have stalled this trend.

The challenge for the digital music businesses has been to make the music easier to buy than it is to illicitly download online. We believe that the legitimate digital music business is increasingly turning the corner from a niche market into the mainstream of consumer life. By making music accessible online and with prices set at competitive levels, de facto industry standards are being developed. Online music providers can feature exclusive tracks from major artists as well as entire albums or related content such as interviews, live event broadcasting or behind the scenes segments.

To date, the digital music market has been dominated by audio music with little video content. However, the same distributors of digital music are increasingly delivering content containing video as well as music, better known as music videos.

Two distinct business models have emerged in digital music; pay-per-download and subscription services. Pay-per-download services meet consumer demand to own music, but with greater flexibility than traditional albums on compact discs or CDs, because individual songs can be purchased at a fraction of the cost of an entire album. Services such as iTunes, MSN Music, Wal-Mart (US) and Tesco (UK) sell downloads from $0.80 per track. The tracks are transferable to portable devices such as the Apple iPod and can be saved or “burned” onto CDs that can be played on CD players.

Subscription services offer a very wide choice of music for a monthly fee, allowing users to access all the music they desire with the option to purchase selected tracks. Services like Napster, Rhapsody and Virgin Digital offer streaming and radio-play access for a monthly fee. Such fees typically amount to $9.99 per month and up. Downloads and burns are available for an extra per-track fee, typically $0.79 and up.

Many traditional retail outlets have yet to address the changes brought by the Internet and advances in digital music delivery. A notable exception, among others, is Apple’s iTunes service, which has achieved tremendous success. Apple has achieved a dominant position in the digital music delivery industry by making downloadable music easily available even to relatively unsophisticated consumers.

In the United States, sales of single track downloads (excluding downloads sold as albums and song streams) for 2004 rose to approximately 142.6 million, up from 19.2 million in the second half of 2003 when Nielsen SoundScan began tracking such downloads. Album downloads for 2004 totaled approximately 5.5 million. In that same period, in the United Kingdom, the largest European download market, total downloads rose from insignificant numbers to approximately 5.7 million.

Subscription services are growing steadily in the United States, with the number of paying subscribers for the major services, including Rhapsody, Napster, MusicNet, MusicMatch and eMusic, having increased to approximately 1.5 million individual accounts.

We believe that the emergence of a market for digital music delivery has been the single most important development in the music industry in recent years, and that the market for digital video delivery will experience growth in coming years. Digital music delivered through the Internet today offers unprecedented value, customization, convenience and accessibility for the consumer. During the past year, record companies have continued to explore with technology firms the best methods to harness peer-to-peer online communication between consumers for commercial use.

Original Content Production

Recording artists frequently use our studio facilities. We have entered into agreements with more than 100 recording artists (or their record companies) to digitally record their rehearsals or performances at our studios, and are continually in negotiations with other recording artists (or their record companies) for similar agreements. To date, we have recorded over 1,000 hours of audio/visual content and placed more than 70 hours of audio/visual content on the rehearsals.com website.

Our agreements involve a sharing of the revenues generated from distribution of the content and generally grant to the artists the right to approve all content. In some cases, we own the content, and in others we obtain a license for distribution for specified periods in specified media.

We believe that recording artists and their agents, managers and record companies are interested in pursuing these opportunities with us principally for two reasons. First, the content may generate additional revenues for them without any additional cost or material time commitment on their part. Second, the distribution of the content will provide additional marketing and promotion for the recording artists, which could stimulate additional sales of their recordings in other formats. This could be especially helpful to newer artists.

We have entered into an agreement with Universal Music Group (“UMG”), the largest recording company in the world, which grants us access to their vast roster of recording artists through December 31, 2007. To date, under our agreement with UMG, we have recorded the Pussycat Dolls, Hinder, Hoobastank, Alien Ant Farm, Joanna, Todd Snider, Schuyler Fisk (Sissy Spacek’s daughter) and Donny Osmond.

In July 2006, rehearsals.com was exposed to television viewers by the airing of the NBC prime-time special “Star Tomorrow,” which launched the first network-introduced online band competition. According to the overnight rating, this show had a viewing audience of 3.6 million. We recorded performances by about 100 bands participating in the NBC online competition, judged in part by reknowned record producer David Foster (currently a judge on the Fox prime-time show “Celebrity Duets”). In exchange for production services during the competition, we obtained the right to include some of the audio/visual content on our rehearsals.com website, had visual banners promoting rehearsals.com, and received Internet links to rehearsals.com from the NBC “Star Tomorrow” website.

We are also in the process of developing original content for distribution based upon concepts created internally and/or jointly created with third parties. For example, we have created the “Lessons from the Legends” series, which to date has featured recording artists such as Brian McKnight, Burt Bacharach, Manhattan Transfer and Richard Sherman.

We record artists in one of our four Burbank studios equipped with high-definition digital cameras and audio equipment. These cameras are remote controlled from our broadcast center, and thus our recording is not intrusive to the rehearsal or recording process. At our broadcast center, which was conceived and designed specifically to allow us to enter this business, we review, edit and package our audio/video content with state-of-the-art viewing and editing equipment.

The finished and produced content product may range from short segments of a few minutes in length, to entire songs, entire recording sessions, private showcases or concert rehearsals. This content provides a behind-the-scenes perspective of recording artists, capturing candid, unscripted interactions among those artists and the music they play.

Distribution of Content

Presently, the only distribution channel for our content that is currently operating is on our rehearsals.com website, which was launched in March 2006. In addition to carrying our original content, we may develop the rehearsals.com website into a supplier of information regarding television award shows, clinics, concert tours and itineraries, event calendars, technical personnel information, and musician biographies, among other categories.

We intend to extend distribution of our content through distributors such as Internet service providers (ISPs), mobile carriers, handheld device makers, cable, satellite and broadcast providers, digital exhibitors, digital radio operators, and distributors of physical formats, such as DVD. We are currently in the process of negotiating with distributors with online digital delivery capabilities, and plan to enter into exclusive or nonexclusive agreements with them.

In furtherance of our strategy, we entered into a binding letter of intent with MLB Advance Media, L.P., or BAM, on October 7, 2005. Under the letter of intent, we engaged BAM to provide certain services in connection with the exploitation of our audio/visual content in interactive media, including PC-based Internet, wireless/mobile, satellite and IPTV. These services include: (i) building, hosting and operating websites; (ii) providing interactive media marketing expertise; (iii) providing marketing, customer service, sponsorship and advertising sales support; and (iv) overseeing merchandise production and fulfillment and other activities. We may exploit our audio/visual and audio content in interactive media only with BAM, but BAM will not acquire any rights to such content.

The agreement with BAM is for a term of five years, and provides that BAM will participate in the revenues generated from our interactive media activities. In addition, BAM is entitled to receive warrants to purchase an aggregate of 2,500,000 shares of our common stock in three tranches. The first tranche, for 800,000 shares at an exercise price of $2.50 per share, was granted on December 31, 2005. Each of the other two tranches, for 850,000 shares at exercise prices equal to the market price of our common stock on the date of grant, will be granted only if our agreement with BAM has not been terminated and we achieve specified revenues. To date, none of the revenue targets for the issuance of any additional warrants have been met, and no additional warrants have been granted to BAM. Each of the warrants will expire three years from the date of grant.

Strategic Alliances

In pursuit of expanding the exploitation potential of our content, we are pursing various strategic alliances with other companies - primarily in digital media - preferably on an in-kind basis to minimize cash expenditures. Some of these companies may provide opportunities to jointly develop content, or provide enhanced technologies, or grant access to customers or audiences. For example, we are negotiating with several companies to provide a one-day studio shoot of a band competition winner in exchange for in-kind advertising, promotion and opt-in email lists.

Competition

We believe that our preexisting music studio facilities, preexisting relationships with and access to recording artists, musical instrument and equipment inventory and expertise in the production field will allow us to produce our high-definition audio/video content at a substantially lower cost than would be incurred by a competitor just entering this field. Moreover, our content is likely to be unique, as it will feature recording artists in rehearsal and interacting with other artists or an audience in a “behind-the-scenes” format.

Properties

CenterStaging Burbank

Our principal facility is located near the Bob Hope Airport in Burbank, California. The 150,000 square foot facility is comprised of our executive and administrative offices, warehouse space for our inventory of musical instruments and equipment, one soundstage, eleven studios, editing rooms and a recently constructed broadcast center. It is also the location for rehearsals.com.

We lease this facility under three leases. One lease expires June 30, 2008, and provides for monthly rent of $32,862 through June 2006, and $41,961 for the remainder of the term. The second lease expires January 3, 2009, provides for monthly rent of $13,845 beginning in February 2006 with a 3% increase each February for the term of the agreement. The third lease for the Burbank facility is with Jan & Johnny, Inc. and expires June 30, 2008 with an option to extend the lease an additional five years (until June 30, 2013). This third Burbank lease provides for monthly payments of $33,075 with a 5% escalation clause each year through June 30, 2008. If the lease is extended, the rent commencing July 1, 2009 will be $40,000 per month.

CenterStaging East

Our secondary facility is located midway between New York City and Philadelphia in Bensalem, Pennsylvania. This facility occupies approximately 6,000 square feet of space and includes one studio. The lease expires February 28, 2010 and provides for monthly rent of $4,000.

Employees

At December 31, 2006, we had 112 full-time employees. None of our employees is covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Legal Proceedings

We are not a party to any material legal proceedings.

We are occasionally subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position held by each of our executive officers and directors as of February 28, 2006. Each of our directors and executive officers holds the same positions with CMPI.

Name	Age	Position
Johnny Caswell	66	Chairman of the Board of Directors
Jan Parent	51	Director and Senior Executive Vice President
Roger Paglia	54	Director, Chief Executive Officer and Secretary
Howard Livingston	47	Director and Chief Financial Officer
Paul Schmidman	51	Chief Operating Officer and President
Tommy Nast	52	Executive Vice President - Business Development of CMPI
Michael Sandoval	54	Executive Vice President - Administration and Music Publishing of CMPI

Each of our directors serves until the next annual meeting of stockholders and until his successor is duly elected and qualified.

Johnny Caswell co-founded CMPI in January 1980 and served as a director and Vice President until March 2005, when he was appointed as its President. He was appointed as our Chairman of the Board of Directors and as the President of CenterStaging Corp. in September 2005. Mr. Caswell resigned as our President in February 6, 2007 but continues to serve as our Chairman.

Jan Parent co-founded CMPI, and served as a director and as its President until March 2005, when he was appointed as its Senior Executive Vice President. He was appointed as a director and a Senior Executive Vice President of CenterStaging in September 2005, following our merger with CMPI.

Roger Paglia joined our subsidiary, CenterStaging Musical Productions, Inc. (“CMPI”) in April 2004 as its Vice President. He was appointed as Chief Executive Officer of CMPI in March 2005. He was appointed as a director and our Chief Executive Officer and Secretary in August 2005, in connection with our merger with CMPI. From April 2000 until February 2003, Mr. Paglia was the Chairman of the Board of Directors and the President of Media and Entertainment, Inc., a Los Angeles-based company engaged in the development and marketing of a compression algorithm for digital data delivery, which he founded in April 2000. Mr. Paglia has over 25 years of experience as an entertainment industry executive, working in both the music and motion picture industries. As a music publisher and record producer, Mr. Paglia served as president of international music publishing companies and directed the record production activities at a major entertainment company. He also founded PEC Worldwide Services, which specialized in motion picture film distribution, music distribution, post-production services and fulfillment services. PEC’s clientele included all of the Walt Disney Companies (i.e., Touchstone Pictures, Hollywood Pictures, Buena Vista Worldwide, Hollywood Records, Buena Vista Music Publishing), Aaron Spelling Productions, Sony/Tristar/Columbia Pictures, Lorimar, ABC and NBC.

Howard Livingston joined CMPI in November 2004 as its Chief Financial Officer. He served as a consultant to CMPI from April 2004 to November 2004. He was appointed as a director and the Chief Financial Officer of CenterStaging in September 2005, following our merger with CMPI. From December 1984 until prior to joining CenterStaging, Mr. Livingston was a senior financial executive for Warner Bros. He played an important role in a wide variety of strategic and operating initiatives and various strategic joint ventures and corporation transactions. He was a key member of the executive committee that was responsible for the roll-out of the DVD format and the “Direct to Retail” distribution initiatives. Mr. Livingston is a Certified Public Accountant.

Paul Schmidman became our Executive Vice President and Chief Operating Officer in July 2006. He served as Executive Vice President until February 6, 2007, at which time he was promoted to President. Mr. Schmidman has over 25 years of experience working in senior management and senior executive positions in the media and entertainment industries. Prior to joining us, Mr. Schmidman was a Senior Vice President for AOL LLC from 2003 to 2006, where his responsibilities included the development and execution of short- and long-term strategies for AOL in the entertainment industry, including business acquisitions and joint ventures. From 1999 to 2003, he was President and Chief Executive Officer of XTIVIA (formerly Xceed), which was engaged in e-commerce, online design and consultancy focused on lifestyle and entertainment.

Tommy Nast joined CenterStaging in February 2006 as CMPI's Executive Vice President, Business Development. Mr. Nast served as Executive Vice President of Business Development for AEG Live between February 2003 and December 2005. Before joining AEG Live, Mr. Nast worked for over twenty years for the Network Magazine Group.

Michael Sandoval became Executive Vice President - Administration and Music Publishing of CMPI in May 2006. Mr. Sandoval has been employed by CMPI since October 2005, and consulted with CMPI for several months prior to that. For more than the five years prior to joining CMPI, he was an independent music consultant working with various organizations including the Conductor Agency (January 2005-June 2005), Index Company and its subsidiary Mobliss Inc. (2004-2005), Strategic Integration (2003-2004) and Edel America (2001-2003).

There are no family relationships between any of our officers and directors.

Audit Committee

We do not have any Board committees, including any audit committee, nominating committee or compensation committee. This is because we have only four directors, each of whom is an executive officer or employee, and thus we have no independent directors. Accordingly, our board of directors as a whole performs all of the functions that would be delegated to an audit committee, compensation committee and nominating committee.

Compensation of Directors

All of our present directors also serve as executive officers or employees, and we do not compensate these individuals separately for their services as directors. At such time as we have non-employee directors, we anticipate adopting a policy for compensating directors.

Executive Compensation

Executive Compensation Table. The following table shows certain information regarding compensation paid during the last three years to the Chief Executive Officer and each person who was an executive officer on June 30, 2006 whose salary and bonus exceeded $100,000 during fiscal year 2006 (the “Named Executive Officers”). The information set forth below includes all compensation paid or payable to the Named Executive Officers by CenterStaging Corp since the merger in August 2005 in which we acquired CMPI, and by CMPI before our merger. As a result of the merger, our fiscal year changed from December 31 to the fiscal year of CMPI, which ends June 30 of each year. All executive compensation information set forth below has been adjusted to reflect the change in the fiscal year.

SUMMARY COMPENSATION TABLE

		Annual Compensation							Long-Term Compensation
Name and Principal Position	Fiscal Year Ended June 30,	Salary		Bonus(1)		Other(2)			Securities Underlying Options (#)	All Other Compensation(3)
Roger Paglia(4) Chief Executive Officer	2006 2005 2004	$ $ $	330,000 306,346 65,769	$ $ $	82,500 82,500 112,000	$	— — 95,900	(5)	300,000 — —	$1,317 — —

Johnny Caswell(6) President	2006 2005 2004	$ $ $	467,500 392,669 305,693	$ $	116,875 166,875 -0-		— — —		300,000 — —	$14,957 — —

Jan Parent(7) Senior Executive Vice President	2006 2005 2004	$ $ $	467,500 392,669 305,693	$ $	116,875 166,875 -0-		— — —		300,000 — —	$22,915 — —

Howard Livingston(8) Chief Financial Officer	2006 2005 2004	$ $	330,000 314,565 —	$ $ $	82,500 182,500 62,000	$	— — 95,900	(5)	300,000 — —	$3,146 —

Tommy Nast(9) Executive Vice President-Business Development, CMPI	2006		$120,193		$25,000		—		200,000	—

(1)
Of the total bonuses shown, the following amounts have been paid by us as of September 28, 2006: Mr. Paglia - $26,360; Mr. Caswell - $25,368; Mr. Parent - $25,368; Mr. Livingston - $50,000; and Mr. Nast - $25,000. We intend to pay the balance of these bonuses, without interest, in one or more installments as our finances permit.

(2)	Unless shown, the amount of other annual compensation for each named executive officer was less than the lesser of $50,000 or 10% of the total of annual salary and bonus for such executive officer.

(3)	Reflects life insurance premiums.

(4)	Mr. Paglia joined CMPI in April 2004 as its Vice President, and was appointed as Chief Executive Officer in March 2005.

(5)
The amount shown represents the fair value of shares of common stock of CMPI sold and issued to Messrs. Paglia and Livingston in April 2004 in connection with their joining CMPI (in Mr. Livingston’s case, joining as a consultant), less the $100 sales price paid by them.

(6)	Mr. Caswell has served as President of CMPI since March 2005.

(7)	Mr. Parent served as President of CMPI until March 2005.

(8)	Mr. Livingston became Chief Financial Officer of CMPI in November 2004.

(9)	Mr. Nast joined CMPI in February 2006.

Option Grants During Fiscal 2006. The following table presents the number of stock options granted to the Named Executive Officers during the fiscal year ended June 30, 2006.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)		Market Price on Date of Grant ($/Sh) (2)	Expiration Date
Roger Paglia	180,000 120,000	7.6%	$ $	1.80 1.98	$4.00	1/25/16 1/25/11

Johnny Caswell	180,000 120,000	7.6%	$ $	1.80 1.98	$4.00	1/25/16 1/25/11

Jan Parent	180,000 120,000	7.6%	$ $	1.80 1.98	$4.00	1/25/16 1/25/11

Howard Livingston	180,000 120,000	7.6%	$ $	1.80 1.98	$4.00	1/25/16 1/25/11

Tommy Nast	200,000	5.0%		$1.80	$4.00	1/25/16

(1)	These options vest in three equal annual installments on January 25 of each of 2007, 2008 and 2009.

(2)
In connection with the grant of these options on January 26, 2006, the Board of Directors determined that the exercise price was not less than the fair market value of the common stock on the date of grant. In making this determination, the Board of Directors determined that the market price of the common stock on that date did not reflect the fair market value of the common stock because of extremely limited and volatile trading, and instead considered such factors as the Company’s stockholders’ deficit, operating losses, prospective earning power, dividend-paying capacity, the economic outlook in the corporation’s industry and its position in the industry.

Stock Options Held at Fiscal Year End. The following table sets forth, for each of the Named Executive Officers, certain information regarding the number of shares of common stock underlying stock options held at June 30, 2006 and the value of options held at fiscal year end based upon the last reported sales price of the common stock on the over-the-counter electronic trading system on June 30, 2006 ($2.15 per share). No Named Executive Officer exercised any stock options during fiscal 2006.

AGGREGATED FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexecuted Options at June 30, 2006		Value of Unexercised in-the-Money Options at June 30, 2006
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Roger Paglia	—	300,000	—	$83,400
Johnny Caswell	—	300,000	—	$83,400
Jan Parent	—	300,000	—	$83,400
Howard Livingston	—	300,000	—	$83,400
Tommy Nast	—	200,000	—	$70,000

Employment Agreements

Messrs. Caswell, Livingston, Paglia and Parent. Each of Messrs. Caswell, Livingston, Paglia and Parent is employed by us pursuant to an employment agreement that presently expires on June 30, 2010, unless extended. In this regard, the term of each employment agreement will be extended by one year on each anniversary of the agreement unless either party otherwise notifies the other. Under the agreements, the executive officers are entitled to the following:

•
An annual base salary of $467,500 for each of Messrs. Caswell and Parent and $330,000 for each of Messrs. Paglia and Livingston in fiscal 2006, to be increased annually each fiscal, as determined by our board of directors, but never by less than 10% a year;

•	An annual bonus of not less than 25% of base salary;

•	Medical, dental and vision insurance, reimbursement of personal legal and accounting services up to $5,000 per year, club membership fees and dues, and term life insurance;

•
Retirement benefits payable to the executive for the duration of his life, if he retires after the later to occur of age 55 or June 30, 2009, of: (i) a monthly payment of 1/24th of the executive officer’s highest year’s annual salary and bonus during his employment, which payment may be deferred for up to one year if our weighted average available cash for a month is less than $10,000,000; and (ii) continuation of medical, dental, vision, term life and other insurance benefits;

•
If the executive’s employment terminates at the end of the specified term, the executive is not entitled to any severance, but if the executive is 55 or older, the executive will be entitled to receive the retirement benefits described above;

•
If the executive’s employment terminates by reason of disability, the executive is entitled to continuation of salary, bonus and benefits until the earlier of the end of the specified term or executive’s death, reduced by any disability payments received under disability insurance maintained by us;

•
If the executive’s employment is terminated by executive other than for good reason or by us for cause, executive shall not be entitled to any severance benefits (although if executive terminates after June 30, 2009, such termination will be treated as retirement for purposes of retirement benefits);

•
If the executive’s relationship with us is terminated by us without “cause,” or executive’s relationship with us is terminated by executive for “good reason,” executive shall be entitled to receive until the earlier to end of the specified term or executive’s death, continuation of salary, bonus and benefits, and shall be entitled to the retirement benefits specified above, commencing at the later of the end of the specified term or the date executive becomes 55; and

•
If executive’s employment terminates as a result of a “change of control,” executive shall be entitled to (i) a lump sum payment equal to the salary and minimum bonus that would have been payable through the end of the specified term; (ii) a continuation of medical, dental, vision, disability and life insurance benefits; and (iii) commencing on the later to occur of the executive’s reaching the age of 55 or the end of the specified term, retirement benefits described above.

Paul Schmidman. Mr. Schmidman has an Employment Agreement that provides that he will receive a base salary at the annualized rate of $300,000 per year through June 30, 2007, which will increase by not less than 10% each year. The Employment Agreement provides that Mr. Schmidman will receive a $25,000 signing bonus on October 1, 2006 and will be eligible for a performance bonus of up to 60% of base salary each year. We may terminate Mr. Schmidman’s employment at any time with or without cause. If the we terminate Mr. Schmidman’s employment without cause, Mr. Schmidman will be entitled to receive salary, bonus and other benefits until the earlier to occur of his death or three years from the date of termination of employment. If there is a change of control and Mr. Schmidman does not elect to continue his employment, he will be entitled to a lump sum payment equal to: (a) the greater of (i) his annual base salary at the rate in effect as of the date of change of control; or (ii) the amount of salary and minimum annual bonuses that he would have received from the date of the change of control to June 30, 2009; plus (b) three times his prior year’s bonus (assuming maximum bonus if termination is in the first year of employment). He will also receive the health and insurance benefits that were available to him under the Employment Agreement until one year following the change of control or June 30, 2009, whichever is later. Unless terminated sooner, Mr. Schmidman’s employment will terminate on June 30, 2009. On March 13, 2007, as additional compensation for his services to us through that date, our Board of Directors granted Mr. Schmidman a ten-year option to purchase up to 3,000,000 shares of common stock at an exercise price of $1.25 per share.

Tommy Nast. Mr. Nast has an Employment Agreement that provides that he will receive a base salary of $250,000 through December 31, 2006, and the base salary will increase by not less than 10% for each subsequent year of employment. Additionally, Mr. Nast is entitled to an annual bonus of at least $50,000. We may terminate Mr. Nast’s employment at any time with or without cause. If Mr. Nast's employment is terminated by us without cause, he will be entitled to receive salary, bonus and other benefits until the earlier to occur of: (a) his death, and (b) the later of one year from the date of termination of employment or December 31, 2008. If the there is a change of control and Mr. Nast does not elect to continue his employment, he will be entitled to a lump sum payment equal to the greater of (a) his base salary at the rate in effect as of the date of change of control plus $50,000; and (b) the amount of salary and minimum annual bonuses that he would have received from the date of the change of control to December 31, 2008. He will also receive the health and insurance benefits that were available to him under his employment agreement until one year following the change of control or December 31, 2008, whichever is later.

Mike Sandoval. Mr. Sandoval has an Employment Agreement that provides that he will receive a base salary commencing at $150,000 per year through June 30, 2007, and increasing by not less than 10% for each subsequent year of employment. We may terminate Mr. Sandoval’s employment at any time with or without cause. If Mr. Sandoval’s employment is terminated by us without cause, he will be entitled to receive salary, bonus and other benefits until the earlier to occur of: (a) his death, or (b) the later of one year from the date of termination of employment or December 31, 2008. If there is a change of control of CenterStaging Corp. and Mr. Sandoval does not elect to continue his employment, he will be entitled to a lump sum payment equal to the greater of (a) his base salary at the rate in effect as of the date of change of control; or (b) the amount of salary and minimum annual bonuses that he would have received from the date of the change of control to December 31, 2008. He will also receive the health and insurance benefits that were available to him under the Employment Agreement until one year following the change of control or December 31, 2008, whichever is later.

Stock Option Plans

We have two stock option plans, the 2005 Incentive Stock Option Plan, which we refer to as the “ISO Plan,” and the 2005 Non-Qualified Option Plan, which we refer to as the “Non-Qualified Plan.” These plans were adopted by our Board of Directors in November 2005 and approved by our shareholders in January 2006.

Our Board of Directors administers each Plan, but may delegate the administration to a Board committee (the administrator of the Plans is referred to as the “Administrator”). The Administrator is responsible for selecting the employees who will receive options and for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date (subject to certain limitations), and any vesting period of the option. The Administrator has the power, authority and discretion to make all determinations deemed necessary or advisable for the administration of the Plan or of any option under the Plans.

Our Board of Directors may at any time amend, discontinue or terminate either Plan. With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options. No amendment or suspension of a Plan requires stockholder approval unless, such approval is required under applicable law or under the rules of any stock exchange or Nasdaq market on which our stock is then traded. Unless terminated earlier by the Board of Directors, each Plan will terminate automatically on September 30, 2015.

2005 Incentive Stock Option Plan

We may issue up to 2,000,000 shares of common stock under the ISO Plan upon exercise of incentive stock options granted to employees. “Incentive stock options” are options intended to meet the requirements for incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Under the ISO Plan, no employee may be granted options during any twelve-month period that cover more than 500,000 shares of our common stock.

The exercise price of any option granted under the ISO Plan may not be less than 100% of the fair market value of the common stock on the date of the grant of the option, or 110% of the fair market value in the case of an optionee who owns more than 10% of our common stock. No option granted under the ISO Plan may have a term exceeding ten years (five years in the case of an optionee who owns more than 10% of our common stock). Options granted under the ISO Plan are not assignable or transferable except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement, an option ceases to be exercisable upon the termination of the option holder’s employment with us.

2005 Non-Qualified Stock Option Plan

We may issue up to 3,000,000 shares of common stock under the Non-Qualified Plan upon exercise of options granted to directors, employees and consultants. These options are not intended to be incentive stock options. Under the Non-Qualified Plan, no person may be granted options during any twelve-month period that cover more than 500,000 shares of our common stock.

The exercise price of any option granted under the Non-Qualified Plan may not be less than 85% of the fair market value of the common stock on the date of the grant of the option. No option granted under the Non-Qualified Plan may have a term exceeding ten years. Options granted under the Non-Qualified Plan are not assignable or transferable except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement, an option ceases to be exercisable upon the termination of the option holder’s employment with us.

RELATED-PARTY TRANSACTIONS

We lease one of the buildings at our Burbank facility from Jan and Johnny, Inc. (“JJ”), an entity owned by Johnny Caswell and Parent formed for the sole purpose of acquiring and leasing the building. The lease provides for monthly payments of $33,075 in the year ending June 30, 2006 with a 5% escalation clause, and expires in 2008, and contains a renewal option for an additional five years. Rent expense related to this facility was approximately $397,000 for fiscal year 2006.

We manage the building leased from JJ, pursuant to a facilities management agreement that will terminate in 2008 concurrently with the termination of the building lease. Management fees were $72,000 in the year ended June 30, 2006 under the facilities management agreement.

For financial reporting purposed, JJ is considered as a variable interest entity (VIE) of which we are the primary beneficiary. Accordingly, we consolidated the financial results of JJ in accordance with FIN 46R. See Note 1 of Notes to Consolidated Financial Statements included in this prospectus.

In February 2005, prior to CMPI becoming the subsidiary of a public company, CMPI guaranteed a loan to JJ in the amount of $3.15 million from an unaffiliated lender, which loan is secured by building leased by JJ to CMPI. The loan requires monthly payments of principal and interest based on a 25-year amortization schedule, with the entire outstanding principal balance due and payable in February 2010. Of the proceeds of this loan, JJ used $1.6 million to pay off the existing loan on this facility (which loan also had been guaranteed by CMPI) and loaned $700,000 to CMPI. The $700,000 loan is evidenced by a note bearing interest at the rate of 9% per annum and maturing in February 2015. The principal amount of and accrued interest on the note is due and payable in a lump sum on maturity of the note.

In November 1998, each of Johnny Caswell and Jan Parent loaned $25,000 to CMPI. These loans bear interest at the rate of 9.6% per annum and are due and payable in May 2007.

In August 2000, each of Johnny Caswell and Jan Parent loaned $100,000 to CMPI. These loans bear interest at the rate of 10.0% per annum and are due and payable in May 2007. As of June 30, 2006, the aggregate outstanding balance of these loans was $102,000.

In September 1997, JJ loaned CMPI $670,500 evidenced by an unsecured promissory note bearing interest at the rate of 6% per annum. Both the principal and interest on this note is due and payable at its maturity which is September 2012.

In July 2005, Jan Parent loaned CMPI $75,000. The loan is evidenced by a note bearing interest at the rate of 9% per annum due and maturing in July 2010. The principal amount of and accrued interest on the note is due and payable in a lump sum on maturity of the note.

In May and June 2006, Johnny Caswell, Howard Livingston, Roger Paglia and Jan Parent made short term advances to us totaling $160,000. These advances bear interest at a fixed annual rate of 8% and are due and payable upon demand.

Over several years CMPI advanced approximately $295,000 to an entity of which Johnny Caswell had a non-controlling interest. The entity had been formed to construct a soundstage and rehearsal facility in Las Vegas, Nevada. The funds were used principally to pay for architectural plans for the facility. Mr. Caswell had advised us that he would guarantee repayment of the funds. The entity never received additional funding, did not construct a facility, and dissolved in 2006. We determined that we may desire to construct a facility in Las Vegas at a future date and that accordingly we would take possession of the plans in lieu of pursing the entity on the loan or Mr. Caswell on the guaranty.

As of July 1, 2006, we entered into separate revolving line of credit agreements with each of Johnny Caswell, Howard Livingston, Roger Paglia and Jan Parent. Under the terms of the credit agreements, each of these individuals may, in his sole and absolute discretion, advance funds to us on a revolving basis to meet our short-term working capital needs as we may request from time to time. The total principal amount of all advances outstanding at any time under each credit agreement may not exceed $250,000. On December 22, 2006, we amended the revolving line of credit agreements with each of Johnny Caswell, Howard Livingston, Roger Paglia and Jan Parent, to (i) increase the maximum principal amount outstanding at any time under each credit agreement from $250,000 to $500,000, and (ii) change the interest rate from a fixed rate equal to the prime rate in effect at the time of each advance to a variable interest rate at the prime rate plus 4% (retroactive to the date of the first advance). All advances continue to be at the discretion of each lender. The advances are due and payable on demand. As of March 31, 2007, a total of $620,500 principal amount of advances were outstanding under the credit agreements.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 19, 2007, by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors and Named Executive Officers listed in the Summary Compensation Table, and (iii) all of our executive officers and directors as a group. Subject to applicable community property laws, to our knowledge, each person identified in the table has sole voting and investment power with respect to the shares shown. The percentage ownership shown in the table is based upon 62,498,995 shares of our common stock outstanding on March 19, 2007.

Name & Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percentage of Shares Beneficially Owned(2)

Johnny Caswell	11,200,000	(3)	17.9%
Jan Parent	11,200,000	(3)	17.9%
Roger Paglia	7,500,000	(3)	12.0%
Howard Livingston	7,500,000	(3)	12.0%
All executive officers and directors as a group (seven persons)	39,045,688	(4)	60.5%

(1)	The address of each stockholder is c/o CenterStaging Corp., 3407 Winona Avenue, Burbank, California 91504.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(3)	Includes 100,000 shares subject to currently exercisable options.

(4)	Includes 2,033,334 shares subject to currently exercisable options.

SELLING SECURITY HOLDERS

The shares to be offered by the selling security holders are “restricted” securities under applicable federal and state securities laws and have been registered under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling security holders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling security holders. The selling security holders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the OTC Bulletin Board or any other market on which our common stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm-commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. See “Plan of Distribution.” The selling security holders and any agents or broker-dealers that participate with the selling security holders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holders after any sales made pursuant to this prospectus because the selling security holders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holders will sell all of the shares listed in this prospectus.

The following tables set forth the beneficial ownership of the selling security holders as of March 19, 2007. Beneficial ownership of shares is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to the shares. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days after March 13, 2007, which are indicated by footnote, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering
Selling Security Holder	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent

Montage Partners III, LLC(1)	955,000	(2)	1.5%	995,000	(2)	0	0
Crescent International Ltd.(5)	3,000,000	(3)	4.6%	3,500,000	(3)(4)(7)	0	0
BridgePointe Master Fund Ltd.(6)	3,000,000	(3)	4.6%	3,500,000	(3)(4)(7)	0	0
HPC Capital Management Corp. (8)	150,000	(9)	*	150,000	(7)	0	0
Mick Fleetwood	40,000	(9)	*	40,000		0	0

(1)	Mr. Michael S. Rosenblum has voting and investment control over the shares held by Montage Partners III, LLC

(2)
Of the shares shown, 75,000 shares are currently outstanding, 500,000 shares are issuable upon conversion of the principal amount of an outstanding $500,000 Senior Secured Convertible Debenture held by the selling security holder, an estimated maximum of 40,000 shares issuable upon conversion in lieu of interest that has accrued through the date of conversion of the convertible debenture, and 380,000 issuable upon the exercise of a common stock purchase warrant.

(3)
The shares listed in this table represent all of the shares issuable to each selling security holder (i) upon the conversion of the 10% Debentures, (ii) the exercise of the warrants, and (iii) the maximum estimated number of shares that we may issue to each selling security holder as payment of interest under the 10% Debenture. Subject to certain exceptions, under the terms of the 10% Debentures and warrants, the conversion and exercise price of the debentures and warrants will be reduced to a price at which we sell additional shares of our common stock (or common stock equivalents) if such price is below the then current conversion or exercise price. Accordingly, the number of shares issuable under the debentures and warrants may be increased as a result of these anti-dilution adjustments. Under the terms of the debentures and warrants, each of the holders of these debentures and warrants is prohibited from converting the debentures or exercising the warrants if such conversion or exercise would result in such holder owning beneficially more than 4.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, under the beneficial ownership rules of the Securities and Exchange Commission, neither Crescent International Ltd. nor BridgePointe Master Fund Ltd. has beneficial ownership in excess of 4.99% of the outstanding shares of our common stock. However, the foregoing beneficial ownership limitation may be changed by holders of the debentures in their sole discretion to 9.99% upon at least 61 notice to us.

(4)
Represents (i) 1,500,000 shares currently issuable under the $1,500,000 10% Debenture at the current conversion price, (ii) 1,500,000 shares currently issuable under outstanding warrants at the current exercise price, and (iii) up to 500,000 shares issuable upon conversion in lieu of interest under the 10% Debenture.

(5)
Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares issuable to Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(6)	Mr. Eric S. Swartz has voting and investment control over the shares issuable to BridgePointe Master Fund Ltd.

(7)
Pursuant to the registration rights agreement that we entered into with Crescent International Ltd., BridgePointe Master Fund Ltd. and HPC Capital Management Corp., we agreed to register 110% of the number of shares issuable to them under the debentures and warrants that they currently own. Accordingly, the actual number of shares registered under this prospectus for Crescent International Ltd. is 3,850,000 shares, 3,850,000 shares for BridgePointe Master Fund Ltd., and 165,000 shares for HPC Capital Management Corp.

(8)	Vince Sbarra has voting and investment control over the shares issuable to HPC Capital Management Corp.

(9)	Represent shares issuable under a currently exercisable common stock purchase warrants.

Relationships with Selling Security Holders

To our knowledge, no selling stockholder or any of their affiliates has held any position or office with us, been employed by us, or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus, except as described below.

On December 12, 2005, we sold to Montage Partners III, LLC, or Montage, a convertible debenture due June 12, 2006 in the principal amount of $500,000 and a warrant to purchase 380,000 shares of common stock. The debenture initially bore interest at the rate of 6% per annum. The debenture is secured by a security interest in our accounts receivable. Montage was entitled to convert all or a portion of the outstanding principal amount and accrued interest on the debenture into shares of our common stock at a conversion price of $1.50 per share, subject to the adjustment. The debenture matured and was payable on June 12, 2006. However, we did not repay the debenture upon its maturity. On March 19, 2007 Montage agreed that it would not demand payment of the debenture until July 31, 2007. As consideration for Montage’s forbearance under the debenture, we agreed to (i) reduce the conversion price of the debenture to $1.00 per share, (ii) increase the interest rate on the debenture to 8% per annum commencing on July 1, 2006, (iii) reduce the exercise price of the 380,000 share warrant to $1.10 per share, (iv) pay Montage a $50,000 cash fee, (v) pay all accrued interest in cash by no later than April 9, 2007, (vi) and issue 75,000 unregistered shares of our common stock to Montage. Under this prospectus, Montage is offering for resale a total of 971,000 of the shares being offered hereby, which shares consist of the following: (a) the 75,000 that were issued to Montage on March 19, 2007, (b) 500,000 are issuable upon conversion of the principal amount of an outstanding convertible debenture, (c) 380,000 issuable upon the exercise of the warrant, and (d) up to 40,000 shares are issuable upon conversion of interest that may accrue on the convertible debenture through its revised payment date on July 31, 2007.

In connection with the foregoing Montage debenture sale and the subsequent adjustment of the terms, we paid Montage approximately $144,000 in cash and stock. Accordingly, the net proceeds we received from Montage is approximately $356,000. In addition, we have paid approximately $5,000 of interest on the debenture to date, and will be obligated to pay approximately $7,450 of additional interest at its maturity.

HPC Capital Management Corp. acted as the exclusive placement agent in the sale to Crescent International Ltd. and BridgePointe Master Fund Ltd. of the of 10% Debentures and the accompanying warrants to purchase 3,000,000 shares. In connection with that private placement, HPC Capital Management Corp. received a placement agent fee of $300,000 (10% of the gross proceeds) and a warrant to purchase 150,000 shares of our common stock. The 150,000 shares listed in the above table represent the shares underlying the placement agent warrant that was issued to HPC Capital Management Corp. in the private placement.

The net proceeds to us from the sale of the 10% Debentures was $2,680,000 (i.e. $3,000,000 less $300,000 of placement agent commissions, and less the $20,000 reimbursement of the investors’ legal fees). Other than scheduled interest payments of $300,000 for the first year under the 10% Debentures, we are not obligated to make any additional payments during the first year to either Crescent International Ltd., BridgePointe Master Fund Ltd. or HPC Capital Management Corp.

On October 27, 2005 we entered into our first artist agreement with Mick Fleetwood. In connection with entering into a work-for-hire arrangement with Mr. Fleetwood, we issued to him a warrant to purchase 40,000 shares and agreed to register those shares on a “piggy-back” registration basis. Accordingly, this prospectus includes the 40,000 shares issuable to Mr. Fleetwood upon the exercise of these warrants. The warrants are exercisable at a price of $2.00 per share and expire two years following the date of grant. In addition, we agreed to pay Mr. Fleetwood’s company a total of $50,000 in cash (in addition to the aforementioned warrant to purchase 40,000 shares) in consideration for his on-camera performance services in connection with our “Lessons From the Legends” series. Since we received services for the issuance of the warrant, there were no net proceeds to us from the issuance of this warrant.

PLAN OF DISTRIBUTION

Each selling security holder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling security holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

We are presently authorized to issue 100,000,000 shares of $.0001 par value common stock. As of March 13, 2007, we had 62,498,995 shares of common stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from legally available funds. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon the liquidation or dissolution of our company, and after payment of creditors and preferred security holders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which security holders are required or permitted to vote.

10% Convertible Debentures

On January 16, 2007, we sold to two of the selling security holders 10% Convertible Debentures due December 31, 2008 (the “10% Debentures”) in the principal amount of $3,000,000. The 10% Debentures are unsecured and bear interest at 10% per annum, payable quarterly commencing on July 1, 2007. Under certain circumstances and conditions, we may pay some or all of the interest that accrues under the 10% Debentures with shares of the common stock. The 10% Debentures are convertible into shares of our common stock at any time at an initial conversion price of $1.00 per share. If we issue common stock at a price less than the then effective conversion price, or common stock equivalents with an exercise or conversion price less than the then effective conversion price, the conversion price will be reduced to such price. The 10% Debentures contain certain covenants, including our agreement that without the consent of the holders of a majority in principal amount of the 10% Debentures, we may not incur indebtedness (other than certain permitted indebtedness) and may not repurchase our stock or pay cash dividends. If we default under the 10% Debentures, the holders of the debentures may accelerate the 10% Debentures and we will be obligated to pay them the sum of (i) the greater of (A) 120% of outstanding principal amount plus accrued but unpaid interest or (B) the outstanding principal amount plus accrued but unpaid interest under the 10% Debenture divided by the then effective conversion price multiplied by the market price and (ii) all liquidated damages and other amounts owed by us to the holders of the 10% Debentures.

Montage Debenture

On December 12, 2005, we sold to Montage Partners III, LLC, or Montage, a convertible debenture due June 12, 2006 in the principal amount of $500,000 and a warrant to purchase 380,000 shares of common stock. The debenture initially bore interest at the rate of 6% per annum. The debenture is secured by a security interest in our accounts receivable. Montage was entitled to convert all or a portion of the outstanding principal amount and accrued interest on the debenture into shares of our common stock at a conversion price of $1.50 per share, subject to the adjustment. The debenture matured and was payable on June 12, 2006. However, we did not repay the debenture upon its maturity. On March 19, 2007 Montage agreed that it would not demand payment of the debenture until July 31, 2007. As consideration for Montage’s forbearance under the debenture, we agreed to (i) reduce the conversion price of the debenture to $1.00 per share, (ii) increase the interest rate on the debenture to 8% per annum commencing July 1, 2006, (iii) reduce the exercise price of the 380,000 share warrant to $1.10 per share, (iv) pay Montage a $50,000 cash fee, (v) pay all accrued interest in cash by no later than April 9, 2007, (vi) and issue 75,000 unregistered shares of our common stock to Monarch.

Registration Rights

On October 27, 2005, we granted to Mick Fleetwood a warrant to purchase 40,000 shares of our common stock and agreed to provide him with so-called “piggyback” registration rights pursuant to which we would register the 40,000 shares underlying the warrant in the event we determine to register any of our common stock under the Securities Act of 1933 for sale by us or our shareholders.

On December 12, 2005, we sold to Montage Partners III, LLC a convertible debenture due June 12, 2006 in the principal amount of $500,000 and a warrant to purchase 380,000 shares of common stock. In connection with that sale, we entered into a Registration Rights Agreement under which we granted Montage certain piggyback registration rights in the event we propose to register shares of our common stock under the Securities Act at any time within two years from the date of the agreement. On March 19, 2007 Montage agreed that it would not demand payment of the debenture until July 31, 2007. As part of the consideration we agreed to provide Montage for its forbearance under the debenture, we issued to Montage 75,000 additional shares and reduced the conversion price of the $500,000 debenture to $1.00 per share (thereby increasing the number of shares issuable under the debenture). We also agreed to include the additional 75,000 shares we issued to Montage and the additional shares issuable under the debenture in the next registration statement that we file. The 971,667 shares being offered by Montage by means of this prospectus include all shares that are now owned by Montage, all shares that may become issuable upon conversion of the convertible debenture held by Montage, and all shares that are issuable upon the exercise of Montage’s warrants.

On January 16, 2007, for an aggregate purchase price of $3,000,000 we sold to Crescent International Ltd. and to BridgePointe Master Fund Ltd.: (i) the 10% Debentures in the principal amount of $3,000,000 and (ii) warrants to purchase 3,000,000 shares of our common stock for $1.10 per share. In connection with the foregoing private placement, we also entered into a Registration Rights Agreement with the purchasers, pursuant which we agreed to file with the Securities and Exchange Commission, on or before March 22, 2007, a registration statement covering the resale of all of the shares of common stock issuable (i) to Crescent International Ltd. and to BridgePointe Master Fund Ltd upon exercise of the foregoing warrants and conversion of their 10% Debentures and (ii) to HPC Capital Management Corp., the placement agent for the 10% Debenture private placement, under the warrant we issued to the placement agent as compensation. If the registration statement is not declared effective by the Securities Exchange Commission on the earlier of (1) five days after notice by the Securities Exchange Commission that the registration statement may be declared effective or (2)(i) the 90th day from the closing date (if the registration statement is not reviewed by the Securities Exchange Commission) or (ii) by the 120th day from the closing date (if the registration statement is reviewed by the Securities Exchange Commission), we will be subject to the payment of specified liquidated damages to purchasers. We may also be required, under certain circumstances, to pay Crescent International Ltd. and BridgePointe Master Fund Ltd. specified liquidated damages if it is unable to maintain the effectiveness of the registration statement.

Transfer Agent

Our transfer agent is American Registrar & Transfer Co., 342 East 900 South, Salt Lake City, Utah 84111. The telephone number of the transfer agent is (801) 363-9065.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of significant amounts of our common stock in the public market, or the perception that those sales may occur, could adversely affect the market price of our common stock and impair our future ability to raise capital through the sale of our equity at a time and price that we deem appropriate.

Restricted Shares and Shares Held by Affiliates

As of March 13, 2007, we had 62,498,995 outstanding shares of common stock, of which an estimated 41,354,000 shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933. Restricted securities may be sold in the public market only if their resale is registered under the Securities Act of 1933 or if they are sold pursuant to Rule 144, which rule is described below, or other available exemption from registration. As of March 13, 2007, a total of approximately 21,145,000 shares of the restricted securities have been outstanding for more than one year and, therefore, are now eligible for public resale under Rule 144. However, any such shares that are held or acquired by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may be publicly sold only in compliance with certain volume limitations and other restrictions (other than the holding period limitation) imposed by Rule 144 that are described below. In addition to sales under Rule 144, the 8,900,000 shares registered under this prospectus, when issued, generally will be freely tradable without further registration under the Securities Act if sold pursuant to this prospectus.

Rule 144

In general, under Rule 144 as currently in effect any person (or persons whose shares must be aggregated) who has beneficially owned restricted shares of our common stock for at least one year, including persons who may be deemed our “affiliates” under Rule 144, is entitled to sell in any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock (currently approximately 624,990 shares) or the average weekly reported volume of trading in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed pursuant to Rule 144. Sales under Rule 144 also must be sold only through “brokers’ transactions” or in transactions directly with a “market maker,” as those terms are defined in Rule 144. In addition, sales under Rule 144 are subject to notice requirements and the availability of current public information concerning us.

A person (or persons whose shares must be aggregated) who is not an affiliate of ours at the time of the sale and has not been an affiliate at any time during the three months preceding the sale, and who has beneficially owned the restricted securities proposed to be sold for at least two years, is entitled to sell those shares under Rule 144(k) without regard to the volume, manner of sale, notice or public information requirements of Rule 144 described above.

LEGAL MATTERS

Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that, to the maximum extent permitted by law, none of our directors shall be personally liable for money damages to our company or any of our security holders for breach of fiduciary duty as a director. Our Bylaws further provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of our company or serving at our request in such capacity with another company, or as its representative in a partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is any alleged action in an official capacity as director, officer or representative, or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the company to the fullest extent authorized by the General Corporation Law of the State of Delaware, but only if such action, suit or proceeding was authorized by our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

The financial statements for the years ended June 30, 2005 and 2006 included in this prospectus have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and the registration statement of which this prospectus is a part in reliance upon the report of Stonefield Josephson, Inc. given upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with that act, file periodic reports, proxy statements and other information with the Securities Exchange Commission. The periodic reports, proxy statements and other information filed by us are available for inspection and copying at prescribed rates at the Securities Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities Exchange Commission at 1-800-SEC-0330 for further information about the operation of the Securities Exchange Commission’s Public Reference Room. The Securities Exchange Commission also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the Securities Exchange Commission. The address of that website is http://www.sec.gov.

We have filed with the Securities Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by the selling security holders under this prospectus. The registration statement, including the exhibits to the registration statement, contains additional information about us and the common stock being offered by this prospectus. The rules and regulations of the Securities Exchange Commission allow us to omit from this prospectus certain information that is included in the registration statement. For further information about us and our common stock, you should review the registration statement and the exhibits filed with the registration statement.

  INDEX TO FINANCIAL STATEMENTS

INDEX TO AUDITED
FINANCIAL STATEMENTS

INDEPENDENT AUDITORS REPORT
AUDITED FINANCIAL STATEMENTS:
BALANCE SHEET	F-3
STATEMENTS OF OPERATIONS	F-5
STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT)	F-6
STATEMENTS OF CASH FLOW	F-7
NOTES TO AUDITED FINANCIAL STATEMENTS	F-9

INDEX TO UNAUDITED
FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board Of Directors And Stockholders Of CenterStaging Corp.
Los Angeles, California

We have audited the accompanying consolidated balance sheet of CenterStaging Corp. as of June 30, 2006 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CenterStaging Corp. as of June 30, 2006 and the results of their operations and their cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial net losses and has substantial monetary liabilities in excess of monetary assets as of June 30, 2006 and had a stockholders' deficit of $5,811,626. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recoded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

/s/ Stonefield Josephson
Stonefield Josephson
Los Angeles, California
September 22, 2006

CenterStaging Corp.
Consolidated Balance Sheet
June 30, 2006

ASSETS

Current assets
Cash and cash equivalents	$5,406
Investment in marketable securities available for sale	45,561
Accounts receivable, net of allowance for doubtful
accounts of $62,000	703,760
Other current assets	159,462

Total current assets	914,189

Revenue-earning equipment
Musical instruments	1,541,888
Broadcasting equipment	4,188,499
Less accumulated depreciation	(1,789,934)

Total revenue-earning equipment, net	3,940,453

Property and equipment
Land	275,000
Building	837,677
Leasehold improvements	3,163,126
Machinery and equipment	458,213
Furniture and fixtures	343,179
Less accumulated depreciation	(2,749,442)

Total property and equipment, net	2,327,753

Other assets
Deposits	57,580
Deferred costs, net	147,515

Total Other Assets	205,095

Total Assets	$7,387,490

See accompanying notes to these consolidated financial statements

CenterStaging Corp.
Consolidated Balance Sheet (continued)
June 30, 2006

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$1,602,826
Accrued payroll and other compensation	1,412,537
Accrued interest, rent, and other liabilities	796,496
Loans and lines of credit	378,469
Related party notes payable	598,314
Convertible Debenture, net of discount	500,000
Current portion of deferred rent liability	73,598
Current portion of capital lease obligations	458,041
Current portion of notes payable	400,746

Total current liabilities	6,221,027

Long-term liabilities
Deferred rent liability, less current portion	101,660
Capital lease obligations, less current portion	1,276,841
Notes payable (includes $75,000 related party payable), less current portion	5,082,891

Total Long Term Liabilities	6,461,392

Total Liabilities	12,682,419

Interest of consolidated variable interest entity	516,697

Stockholders' deficit
Common stock, $.0001 par value, 100,000,000 shares authorized,
59,890,706 shares issued and outstanding	5,989
Additional paid-in capital	27,908,513
Notes receivable from stockholders and related party	(889,320)
Accumulated deficit	(32,836,808)

Total Stockholders' Deficit	(5,811,626)

Total Liabilities and Stockholders' Deficit	$7,387,490

See accompanying notes to these consolidated financial statements

CenterStaging Corp
Consolidated Statements of Operations
For the Fiscal Years Ended June 30, 2006 and 2005

	Years ended June 30,
	2006	2005

Revenue	$5,705,241	$4,807,813

Cost of revenue	3,049,394	2,598,600

Gross profit	2,655,847	2,209,213

Operating expenses:

Salaries and wages	6,604,602	3,906,049

Selling, general, and administrative expenses	12,481,886	4,089,191

Total operating expenses	19,086,488	7,995,240

Loss from Operations	(16,430,641)	(5,786,027)

Other income (expense)

Interest income	71,488	9,589

Interest expense	(991,234)	(619,949)

Discount, convertible debenture	(500,000)	-

Loss on disposition of assets	(20,837)	-

Other than temporary impairment on marketable securities	(119,158)	-

Beneficial conversion feature on debt	(7,168,615)	-

Total other expenses	(8,728,356)	(610,360)

Loss before provision for income taxes and income of variable interest entity	(25,158,997)	(6,396,387)

Provision for income taxes	-	-

Provision for income of variable interest entity	(139,934)	(76,800)

Net loss	$(25,298,931)	$(6,473,187)

Net loss per share (basic and diluted)	$(0.47)	$(0.16)

Weighted average shares
(basic and diluted)	54,292,112	40,000,000

See accompanying notes to these consolidated financial statements

CenterStaging Corp.
Consolidated Statement of Stockholders' Deficit
For the Fiscal Years ended June 30, 2006 and 2005

	Common Stock		Additional	Notes Receivable from stockholders	Accumulated	Total Stockholders'
	Shares	Amount	Paid-in Capital	and related party	Deficit	Deficit

Balance at July 1, 2004	40,000,000	$4,000	$219,990	$(175,662)	$(1,064,690)	$(1,016,362)

Advances to stockholders and related party	-	-	-	(849,296)	-	(849,296)

Net loss	-	-	-	-	(6,473,187)	(6,473,187)

Balance at June 30, 2005	40,000,000	4,000	219,990	(1,024,958)	(7,537,877)	(8,338,845)

Issuance of stock for consulting services	2,600,000	260	2,529,343	-	-	2,529,603

Issuance of shares due to reverse merger	5,524,004	552	164,168	-	-	164,720

Conversion of debt to equity	7,585,719	759	14,326,453	-	-	14,327,212

Sale of common stock for cash	4,180,983	418	6,246,058	-	-	6,246,476
.
Intrinsic value of beneficial conversion feature	-	-	254,491	-	-	254,491

Relative fair value of warrants in conjunction with convertible debenture	-	-	245,509	-	-	245,509

Warrants issued to third parties	-	-	3,124,804	-	-	3,124,804

Stock Options Granted	-	-	797,697	-	-	797,697

Advances to stockholders and related party	-	-	-	(158,638)	-	(158,638)

Write down of related party loan for Las Vegas venture	-	-	-	294,276	-	294,276

Net loss	-	-	-	-	(25,298,931)	(25,298,931)

Balance at June 30, 2006	59,890,706	$5,989	$27,908,513	$(889,320)	$(32,836,808)	$(5,811,626)

See accompanying notes to these consolidated financial statements.

CenterStaging Corp.
Consolidated Statements of Cash Flows
For the Fiscal Years Ended June 30, 2006 and 2005

	Year ended June 30,
	2006	2005
Cash flows used for operating activities:
Net Loss	$(25,298,931)	$(6,473,187)
Adjustments to reconcile net loss to net cash used for
for operating activities:
Income of consolidated variable interest entity	139,934	76,800
Change in allowance for bad debts	22,000	(10,000)
Loss on sale of asset and allowance for related receivable	20,837	-
Amortization of non-cash marketing revenue	(22,445)	(19,882)
Impairment in value of equipment	-	266,000
Depreciation of revenue-earning equipment	651,885	319,378
Depreciation of other property, plant, and equipment	637,509	388,049
Noncash compensation of consultants with common stock	2,529,600	-
Noncash compensation of third party warrants	3,124,806	-
Noncash compensation of employee stock option plan	797,697	-
Amortization of deferred costs	26,525	36,361
Amortization of discount related to convertible debentures	500,000	-
Beneficial conversion feature on debt	7,168,613	-
Other than temporary impairment on marketable securities	119,158	-
Write down of loan to related party for Las Vegas venture	230,924	-

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(253,021)	33,256
Decrease in other current assets	60,659	63,469
(Increase) in deposits	(7,216)	(13,501)
(Increase) decrease in deferred costs	(40,000)	-
Increase (decrease) in accounts payable	636,424	1,249,962
Increase (decrease) in accrued payroll and other compensation	566,928	592,352
Increase (decrease) in accrued interest, rent and other liabilities	649,032	371,541
(Decrease) in deferred rent liabilities	(22,708)	(18,676)

Net cash used for operating activities	(7,761,790)	(3,138,078)

Cash flows used for investing activities:
Purchases of musical instruments	(41,459)	(114,729)
Purchases of broadcasting equipment	(34,747)	(2,819,933)
Purchases of other property and equipment	(273,953)	(1,361,562)
Loans to related party for Las Vegas venture	-	(55,262)
Loan repayments from officers	-	1,274
Loans to shareholders of consolidated variable interest entity	(95,287)	(794,034)
Net cash used for investing activities	(445,446)	(5,144,246)

Cash flows provided by (used for) financing activities:
Payments on lines of credit	(64,703)	(61,671)
Payments on related party notes payable	-	(75,000)
Payments on notes payable (not related parties)	(387,390)	(1,758,644)
Payments on capital lease obligations	(330,805)	(67,397)
Proceeds from lines of credit	30,703	106,941
Proceeds from issuance of related party note payable	235,000	300,000
Proceeds from issuance of notes payable (not related parties)	129,073	5,379,166
Proceeds from issuance of convertible notes	1,791,000	3,889,492
Proceeds from issuance of convertible debenture	500,000	-
Proceeds from issuance of common stock	6,246,476	-
Net cash provided by financing activities	8,149,354	7,712,887

See accompanying notes to these consolidated financial statements

CenterStaging Corp.
Consolidated Statements of Cash Flows (continued)
For the Fiscal Years Ended June 30, 2006 and 2005

	Years ended June 30,
	2006	2005

Decrease in cash and cash equivalents	(57,882)	(569,437)

Cash and cash equivalents, beginning of period	63,288	610,703

Cash and cash equivalents in consolidated
variable interest entity, July 1	-	22,022

Cash and cash equivalents, end of period	$5,406	$63,288

Supplemental disclosures of cash flow information:

Cash paid for interest	$831,971	$259,651

Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Revenue earning instruments obtained for marketing considerations	$37,694	$37,444

Marketable securities acquired in reverse merger	$164,720	$-

Conversion of debt to equity	$7,163,228	$-

Financing costs on debt	$-	$179,964

See accompanying notes to these consolidated financial statements

CENTERSTAGING CORP.

Notes to Consolidated Financial Statements
Fiscal Years Ended June 30, 2006 and 2005

1.	Summary of Significant Accounting Policies

A.	General Description of Business

On August 17, 2005, CenterStaging Corp. (“CenterStaging”) (formerly Knight Fuller, Inc.) acquired all the outstanding shares of CenterStaging Musical Productions, Inc. (“CMPI”), in exchange for 42,480,000 restricted shares of its Common Stock in a reverse triangular merger (the “Merger”). The acquisition has been accounted for as a reverse merger (recapitalization) with CMPI deemed to be the accounting acquirer. Accordingly, these historical financial statements are those of CMPI, as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to capital in excess of par value, and those of CenterStaging (the legal acquirer) since the Merger. The retained earnings of the accounting acquirer have been carried forward after the acquisition and CMPI’s basis of its assets and liabilities were carried over in the recapitalization. Operations prior to the business combination are those of the accounting acquirer.

For purposes of these financial statements, references to the “Company” shall mean CenterStaging and its wholly owned subsidiary CMPI.

The Company engages primarily in: (i) providing production and support services for live musical performances at major televised award shows such as the Academy Awards and the GRAMMY Awards, and other televised shows and events, such as the Super Bowl halftime show and presidential inaugurations; (ii) renting its studio facilities to musicians for rehearsal, production and recording; and (iii) renting musical instruments and related equipment for use at its studios and other venues. In 2004, the Company formed a digital media division, which we call “rehearsals.com,” to produce and distribute original high definition audio/video content of musicians and recording artists at our studios as they rehearse, give clinics and record. The Company’s plan is to generate revenues from rehearsals.com through the distribution and licensing of our high-definition audio/video content and through sponsorships on its rehearsals.com website, which was launched in March 2006.

B.	Basis of Consolidation

The consolidated financial statements include the accounts of CenterStaging and CMPI. All significant intercompany accounts and transactions have been eliminated upon consolidation.

The Company is the primary beneficiary of a variable interest entity (VIE), Jan and Johnny, Inc. Jan and Johnny, Inc. is owned by Jan Parent and Johnny Caswell, directors and executive officers of the Company who together owned 37% of the outstanding Common Stock of the Company as of June 30, 2006. The Company adopted FIN 46(R) effective July 1, 2004. This requires that the Company consolidate the activities of the VIE into its financial statements. During the periods ended June 30, 2006 and 2005, all intercompany balances have been eliminated in consolidation.

C.	Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplate continuation of the Company as a going concern. However, the Company experienced net losses of $25,298,931 and $6,473,187 for the year ended June 30, 2006 and 2005, respectively. In addition, the Company has incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of June 30, 2006, had an accumulated deficit of $32,836,808 and a total stockholders’ deficit of $5,811,626. These matters, among others, raise substantial doubt about its ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. Historically, the Company has been able to raise additional capital. During the year ended June 30, 2006, the Company sold 4,180,983 shares of Common Stock in a private offering generating $6,246,476 of capital. Additionally, the Company converted $7.2 million of Convertible Notes into shares of its Common Stock. The Company's ability to obtain additional financing in the coming months will depend upon a number of factors, including market conditions, our results of operations, our success in implementing its business plan for rehersals.com and investors' perceptions of our business and prospects. The Company therefore may not be able to continue to raise the needed capital.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company is taking action to address these matters, which include:

•	Retention of experienced management personnel with particular skills in the development and commercialization of rehearsal.com services.

•	Seeking contracts with musical performing artists.

•	The Company is seeking investment capital.

Our plan is to generate revenues from rehearsals.com through the distribution and licensing of our high-definition audio/video content and through sponsorships on our rehearsals.com website. We launched this website in March 2006, and as of June 30, 2006, more than 15 hours of content was available.

Our plan is to expand the distribution of our content worldwide through third-party distributors such as Internet service providers (ISPs), mobile carriers, handheld device makers, cable, satellite and broadcast providers, digital exhibitors, digital radio operators, and distributors of physical formats such as DVD. We have a binding letter of intent with MLB Advance Media, L.P., or BAM, for the exclusive exploitation of our audio/visual content in interactive media, including PC-based Internet, wireless/mobile, satellite and IPTV.

In the absence of material revenues from its rehearsals.com division, the Company will seek additional capital and borrowings to fund its working capital requirements. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

D.	Cash and Cash Equivalents, Short and Long-Term Investments

For purposes of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents, those with original maturities not greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments.

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. Substantially all of the Company’s cash and cash equivalents are deposited with a single large commercial bank. At June 30, 2006, these deposits did not exceed the government insurance limit.

E.	Revenue-Earning Equipment and Property and equipment

Revenue earning equipment and property are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the respective assets, as follows:

Revenue Earning Equipment (“REE”):
Musical instruments and cases	3 to 7 years
Broadcasting equipment and cases	5 to 7 years

Property and Equipment:
Machinery, computers and equipment	1 to 5 years
Furniture and fixtures	3 to 7 years
Vehicles	5 years
Building	30 years
Leasehold improvements	Term of lease (1 to 5 years)

Basis for Recording Assets and Depreciation Methods

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally, accelerated depreciation methods) for tax purposes where appropriate. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term, including the option to extend if extension is probable, or the estimated useful lives of the improvements.

When REE is acquired, the Company estimates the period it will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the REE. Upon disposal of the REE, depreciation expense is adjusted for the difference between the net proceeds from the sale and the remaining book value. As market conditions change, the Company adjusts its depreciation rates prospectively, over the remaining holding period, to reflect the changes in market conditions. The Company received promotional REE valued at $37,694 and $37,444 in the years ended June 30, 2006 and 2005, respectively (see Note 1L -- Barter Transactions).

Policy for Repairs and Maintenance, Capitalization, and Disposal of Assets

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

F.	Long-lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets, when events and circumstances warrant such a review or annually, whichever is sooner. The carrying value of a long-lived asset is considered impaired when the anticipated discounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset held for use. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Costs of Producing Audio-visual Content

The Company expenses all costs to create its content for multiplatform distribution . Once the Company has the ability to determine ultimate revenues to be derived from the content, it will begin to capitalize the cost in accordance with SOP 00-2.

The capitalized cost of producing music videos of rehearsals is recognized as expense in accordance with the individual project forecast method specified in SOP 00-2, pursuant to which the Company estimates the ratio that revenue which is earned for such programming in the current period bears to its estimate at the beginning of the current year of total revenues to be realized from all media and markets for such programming. Amortization commences in the period in which revenue recognition commences. Management regularly reviews and revises its total revenue estimates for each project, which may result in modifications to the rate of amortization. If a net loss is projected for a particular project, the related capitalized costs are written down to estimated realizable value.

During 2006 and 2005, the Company did not secure distribution agreements for any of the audio-visual content it has produced. Accordingly, no production costs were capitalized.

G.	Fair Value of Financial Instruments

The carrying value of certain financial instruments, including accounts receivable, other current assets, accounts payable, accrued expenses, and deferred revenues approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable approximate fair value.

H.	Business Risks and Credit Concentrations

Accounts receivable are unsecured. The Company performs ongoing credit evaluations of its customers’ financial condition. It generally requires no collateral and maintains reserves for potential credit losses on customer accounts, when necessary. Management evaluated the accounts receivable and reserved $62,000 as an allowance for doubtful accounts as of June 30, 2006.

I.	Accounting for Convertible Debt Securities

On August 17, 2005 (the date of the Merger), the Company had issued and outstanding convertible notes (the “Convertible Notes”) in an aggregate principal amount of $6,719,800, including Convertible Notes in the aggregate principal amount of $1,791,000 issued from July 1, 2005 to August 17, 2005. The Convertible Notes bore interest at 10% per annum and were due and payable on December 31, 2005. The Convertible Notes were convertible, at the option of either the holder or the Company, only if the Company (i) conducted a firmly underwritten public offering registered under the Securities Act of 1933 or (ii) merged with a public company (or subsidiary of a public company) by December 31, 2005, into shares of the Company or the surviving entity at 50% of the market price of the Common Stock.

On September 27, 2005 the Company converted the Convertible Notes of $6,719,800 and $448,815 (principal and accrued interest respectively) into an aggregate of 7,585,719 restricted shares of Common Stock at a conversion price of $0.945 per share.

The Merger on August 17, 2005 was the triggering event that provided the Company the ability to determine the associated beneficial conversion feature of the Convertible Notes. Previously, the Company was not able to ascertain the value, if any, of the convertible feature due to the triggering event not occurring until August 17, 2005. The amount of $7,168,613 allocated to the beneficial conversion feature embedded in the debentures, which was amortized in full at conversion, was determined in accordance with provisions of EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.”

J.	Income Taxes

The Company accounts for its income taxes using the SFAS No. 109, “Accounting for Income Taxes,” which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established to reduce that deferred tax asset if it is “more likely than not” that the related tax benefits will not be realized.

K.	Revenue Recognition

Revenue is recognized over the period the revenue earning equipment or rehearsal studio space is rented based on the terms of the rental contract. Generally, the rental period is less than 30 days.

The Company recognizes revenue only when all of the following criteria have been met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The fee for the arrangement is fixed or determinable; and

•	Collectibility is reasonably assured.

Persuasive Evidence of an Arrangement Exists—The Company documents all terms of an arrangement in a written contract or purchase order signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Rendered—The Company performs all services or delivers necessary rental equipment prior to recognizing revenue. Equipment is considered delivered upon delivery to a customer’s designated location.

The Fee for the Arrangement is Fixed or Determinable—Prior to recognizing revenue, a customer’s fee is either fixed or determinable under the terms of the written contract. Fees for most equipment rentals and rehearsal space rentals are fixed under the terms of the written contract. The customer’s fee is negotiated at the outset of the arrangement and is not subject to refund or adjustment during the initial term of the arrangement.

Collectibility is Reasonably Assured—The Company determines that collectibility is reasonably assured prior to recognizing revenue. Collectibility is assessed on a customer-by-customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer’s financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectibility is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectibility is not reasonably assured, revenue is recognized on a cash basis.

Management fees are recognized when the facility management services are rendered. During fiscal year 2005 and 2006, facility management services were provided to a related party. During fiscal year 2005 and 2006, management fees from this related party were eliminated in consolidation of this variable interest entity.

L.	Barter Transactions

Marketing and Product Placement Revenues and Expenses

Pursuant to the consensus reached by the Emerging Issues Task Force (“EITF”) in Issue No. 99-17, “Accounting for Advertising Barter Transactions,” the Company’s barter transactions are recorded at the estimated fair value of the asset received, generally using vendor invoice prices. Product placement revenue is recognized on a straight-line basis over the estimated life of the equipment. When the Company receives the musical instruments or audio equipment prior to its delivery of the product placement, a corresponding liability (deferred revenue) is recorded under the caption “Accounts Payable and Accrued Expenses.” CenterStaging received promotional instruments valued at $37,694 and $37,444 in the years ended June 30, 2006 and 2005, respectively.

M.	Website Development

Material software development costs incurred subsequent to the establishment of technological feasibility are capitalized. Technological feasibility is determined based on the completion of a working model. As of June 30, 2006 the Company has not capitalized any website development costs because such amounts are not material.

N.	Advertising Costs

The Company has minimal advertising costs, which are expensed as incurred.

O.	Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ equity that, under generally accepted accounting principles, are excluded from net loss in accordance with SFAS No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the years ended June 30, 2006 and 2005, comprehensive loss is equivalent to the Company’s reported net loss. Accordingly, a statement of comprehensive loss is not presented.

P.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management makes estimates that affect reserves for allowance for doubtful accounts, barter transactions, deferred income tax assets, estimated useful lives of REE and property and equipment, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the year in which such adjustments are determined.

Q.	Segments of an Enterprise and Related Information

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”). SFAS No. 131 requires that a business enterprise report financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. Currently, the Company operates in two segments: (i) provision of musical production services, renting of musical instruments and renting studios for rehearsals and production; and (ii) “rehearsals.com.” (See Note 8)

R.	Stock and Warrant-Based Compensation for Non-employees

The Company accounts for stock and warrants issued to non-employees for services in accordance with the provisions of the EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” and EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Under the provisions of EITF 96-18, because none of the Company’s agreements for these services have a disincentive for nonperformance, the Company records a charge for the fair value of the stock and the portion of the warrants earned from the point in time when vesting of the warrants becomes probable. Final determination of fair value of the stock and warrants occurs upon actual vesting. EITF 01-9 requires that the fair value of certain types of warrants issued to customers be recorded as a reduction of revenue to the extent of cumulative revenue recorded from that customer. (See Note 4)

S.	Stock Options

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), that requires companies to expense the value of employee stock purchase plans, stock option grants and similar awards at the beginning of their next fiscal year that begins after December 15, 2005 and requires the use of either the modified prospective or the modified retrospective application method. The Company has early adopted the fair value based method of accounting prescribed in SFAS No. 123(R) for its Incentive Stock Option and Non-Qualified Stock Option plans.

In November 2005 the Company’s Board of Directors adopted, and in January 2006 the Company’s stockholders approved, the 2005 Incentive Stock Option Plan and the 2005 Non-Qualified Stock Option Plan. The Company adopted SFAS No. 123R on January 1, 2006 under the modified prospective method; as such, prior periods do not include share-based compensation expense related to SFAS No. 123R. The modified prospective method requires the application of SFAS No. 123R to new awards and to awards modified, repurchased or cancelled after the effective date. Additionally, compensation cost for the portion of outstanding awards for which services have not been rendered (such as unvested options) that are outstanding as of the date of adoption are recognized as the remaining services are rendered. The Company accounts for the fair value of its grants under those plans in accordance with SFAS No. 123R. (See Note 4)

T.	Variable Interest Entities

The Company leases one of the buildings at its Burbank facility from Jan and Johnny, Inc., an entity established for the sole purpose of acquiring and leasing the building. Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” (“FIN- 46R”), requires that if an enterprise is the primary beneficiary of a variable interest entity, the assets, liabilities and results of operations of the variable interest entity should be included in the consolidated financial statements of the enterprise. Under FIN-46R, Jan and Johnny, Inc. is a variable interest entity and the Company is the primary beneficiary. The Company has consolidated Jan and Johnny, Inc., effective July 1, 2004. The building has been recorded as an asset and the related debt has been recorded as a liability in the Company’s consolidated balance sheet. The impact on the Company’s future consolidated statement of operations will be increased depreciation and interest expense, which will be partially offset by lower rent expense. The land and building have a carrying value of $275,000 and $837,677, respectively with related mortgage debt of $3,106,795 as of June 30, 2006. (See Note 5)

U.	Basic and Diluted Net Earnings (loss) per Share

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

V.	Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board Statement issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and charges regardless of whether they meet the criterion of “so abnormal” that was originally stated in Accounting Research Bulletin No. 43, chapter 4. In addition, SFAS No. 151 requires that the allocation of fixed production overheads to conversion costs be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The implementation of this proposed statement did not have a material effect on its financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29” (“SFAS No. 153”), which amends Opinion 29 by eliminating the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005, and implementation is done prospectively. Management does not expect the implementation of this new standard to have a material impact on its consolidated financial position, results of operations and cash flows.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment”(“SAB 107”), which provides interpretive guidance related to the interaction between SFAS No. 123R and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS No. 123R, to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. SAB 107 will not have an impact on its consolidated financial statements, since the Company has already adopted the provisions of SFAS No. 123R.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. Management does not expect the implementation of this new standard to have a material impact on its consolidated financial position, results of operations and cash flows.

In September 2005, the EITF issued EITF 05-07, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issued” (“EITF 05-07”). EITF 05-07 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-07 on our consolidated financial position, results of operations or cash flows.

In September 2005, the FASB Emerging Issues Task Force issued EITF 05-08, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.” EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be any impact from the adoption of EITF 05-08 on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140.” Companies are required to apply SFAS No. 155 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 155 will have a material effect on its audited condensed consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” Companies are required to apply SFAS No. 156 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 156 will have a material effect on its audited condensed consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued Interpretation(“FIN”) 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of Statement of Financial Accounting Standards No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently determining the effect, if any, the adoption of FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has not determined the effect, if any, the adoption of this statement will have on its results of operations or financial position.

2.	Income Taxes

No provision for federal income taxes was recorded for fiscal years 2006 and 2005, because the Company incurred net operating losses for these periods.

	2006	2005
Income Tax Provision
Current:
Federal	$-	$-
State	-	-
	$-	$-

Deferred:
Federal	$-	$-
State	-	-
	$-	$-

	2006	2005
Effective Tax Reconciliation
Federal income tax rate	34.0%	34.0%
State and local taxes, net of federal tax benefit	5.8	5.8
Other	-	0.1
Change in valuation allowance	(39.8)	(39.9)
	0.0%	0.0%

The following table summarizes the deferred tax assets and liabilities for fiscal years 2006 and 2005:

	Year Ended June 30,
	2006		2005
	Federal	State	Federal	State
Deferred income tax assets:
Net operating loss carryforwards	$8,626,955	$1,418,298	$1,567,000	$233,000
Other	1,664,763	1,427,037	1,155,000	197,000

Total deferred tax assets	10,291,718	2,845,335	2,722,000	430,000

Deferred income tax liabilities:
Property and equipment	(83,911)	(10,544)	(85,000)	(7,000)

Net deferred tax assets before valuation allowance	10,207,807	2,834,791	2,637,000	423,000
Valuation allowance	(10,207,807)	(2,834,791)	(2,637,000)	(423,000)

Net deferred tax assets	$-	$-	$-	$-

Due to the uncertainty surrounding the realization of deferred tax assets, the Company has recorded a valuation allowance against its net deferred tax asset. The Company has loss carryforwards of approximately $25,373,356 (federal) and $24,453,416 (state) from continuing operations, which may be used to offset future United States federal and state income taxes and which begin to expire in 2012. The valuation allowance changed by approximately $9,982,598 and $2,550,000 during fiscal years 2006 and 2005, respectively.

3.	Debt

A.	Short-Term Debt

Convertible Debenture

The Company has outstanding a convertible debenture in the principal amount of $500,000 that bears interest at the rate of 6% per annum and was due and payable June 12, 2006 (subsequently extended to December 2006). See Note 7.

Loans and Lines of Credit (Non-Related Parties)

The Company has borrowings under revolving lines of credit with three financial institutions that provide for borrowings of up to an aggregate of $280,000 outstanding at any time, bear interest at variable rates, are unsecured and do not have any material covenants. The outstanding borrowings under these revolving lines of credit totaled $278,000 as of June 30, 2006. The weighted average interest rate on these borrowings during fiscal years 2006 and 2005 was 8.5% and 7.15%, respectively.

The Company has an outstanding unsecured note in the amount of $100,000 bearing interest at the rate of 6% per annum and due and payable on demand.

Loans (Related Parties)

An employee of the Company loaned $300,000 to the Company in February 2005. This unsecured loan bears interest at a variable rate of prime plus 4% per annum (12.25% per annum at June 30, 2006) and is due on December 31, 2006. On June 30, 2006, the outstanding principal amount of this loan was $225,000.

The Company has outstanding notes to Johnny Caswell and Jan Parent, directors, executive officers and 10% stockholders of the Company in an aggregate principal amount of $50,000 as of June 30, 2006, bearing interest at a rate of 9.6% per annum and due and payable in May 2007.

The Company has outstanding notes to Johnny Caswell and Jan Parent in the aggregate principal amount of $102,000 as of June 30, 2006, bearing interest at the rate of 10.0% per annum and due and payable in May 2007.

The Company has outstanding loans from Johnny Caswell, Howard Livingston (Mr. Livingston is a director and the Chief Financial Officer), Roger Paglia (Mr. Paglia is a director and the Chief Executive Officer) and Jan Parent in the aggregate principal amount of $160,000 bearing interest at the rate of 8% per annum and due and payable on demand.

Also included in related party loans is $61,000 of reimbursements of business expenses to officers and employees.

B.	Long-term Debt

Mortgage on Building

The building leased by Jan and Johnny, Inc. to the Company is subject to mortgage that bears interest at a variable rate of prime plus 1.75% (10.0% as of June 30, 2006) payable monthly based on a 25-year amortization and due and payable in 2010. The outstanding principal amount of this mortgage at June 30, 2006 was $3,106,795.

SBA Loan

In May 2005, the Company obtained a 10-year, fully amortizing SBA-loan in the principal amount of $2,000,000 bearing interest at a variable rate of prime plus 2.75% per annum, adjusting quarterly. The loan is secured by a substantial amount of the Company’s assets and by a junior security interest in the land and building owned by Johnny and Jan, Inc. At June 30, 2006, the outstanding principal balance of the loan was $1,836,089 and the interest rate was 11.0% per annum.

Bank Loan

In November 2004, the Company obtained a loan from a commercial bank in the principal of $327,722 bearing interest at a variable rate of prime plus 1%, and fully amortizing through maturity in November 2009. The loan is secured by certain equipment. At June 30, 2006, the outstanding principal amount of the loan was $223,943 and the interest rate was 9.25% per annum.

Loan (Related Party)

The Company has an outstanding note to Jan Parent in the principal amount of $75,000 as of June 30, 2006, bearing interest at the rate of 9% per annum and due and payable in July 2010.

C.	Maturities of Notes Payable

Fiscal year ending June 30,	Amount
2007	$400,746
2008	238,671
2009	252,102
2010	294,838
2011	201,600
Thereafter	4,095,680
Total long-term debt	$5,483,637

4.	Equity Transactions

A.	Conversion of 10% Convertible Notes

On August 17, 2005 (the date of the Merger), the Company had issued and outstanding convertible notes (the “Convertible Notes”) in an aggregate principal amount of $6,719,800, including Convertible Notes in the aggregate principal amount of $1,791,000 issued from July 1, 2005 to August 17, 2005. The Convertible Notes bore interest at 10% per annum and were due and payable on December 31, 2005. The Convertible Notes were convertible, at the option of either the holder or the Company, only if the Company (i) conducted a firmly underwritten public offering registered under the Securities Act of 1933 or (ii) merged with a public company (or subsidiary of a public company) by December 31, 2005, into shares of the Company or the surviving entity at 50% of the market price of the Common Stock.

The proceeds from the issuance of the Convertible Notes were primarily used to repay debt under the Company’s bank borrowings, acquire assets, and for general working capital purposes.

On September 27, 2005 the Company converted the Convertible Notes of $6,719,800 and $448,815 (principal and accrued interest respectively) into an aggregate of 7,585,719 restricted shares of Common Stock at a conversion price of $0.945 per share.

The Merger on August 17, 2005, was the primary triggering event that provided the Company the ability to determine the associated beneficial conversion feature of the convertible notes. Previously, the Company was not able to ascertain the value, if any, of the convertible feature due to the triggering event not occurring until August 17, 2005. The amount of $7,168,613 allocated to the beneficial conversion feature embedded in the debentures, which was amortized in full at conversion, was determined in accordance with provisions of EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments.

B.	Private Placement of Common Stock

During the year ended June 30, 2006, the Company sold 4,180,983 restricted shares of its Common Stock for $1.50 per share in a private placement for an aggregate of $6,246,476. The Company used the proceeds from these sales for general corporate purposes.

C.	Issuance of Securities to Third Parties for Services

On August 17, 2005, the Company issued an aggregate of 2,480,000 restricted shares of its Common Stock to various consultants in connection with the Merger and recognized an expense of $2,343,600 in connection with such issuance. The Company based the fair value of these shares on pricing models using prevailing financial market information with specific reference to the price per share that the holders of the Convertible Notes received upon conversion of their Notes ($0.945 per share).

In October 2005, the Company engaged MLB Advance Media, L.P. (“BAM”) to provide certain services to the Company. As part of its compensation for the services, on December 31, 2005, the Company issued to BAM warrants to purchase 800,000 shares of its Common Stock at an exercise price of $2.50 per share and expiring December 31, 2008. BAM is also entitled to two other tranches of warrants, each for the purchase of 850,000 shares. These tranches of warrants will be issued only if the consulting agreement has not been terminated and the Company achieves specified cumulative revenues ($75 million for the first tranche and $125 million for the second tranche). The exercise prices of these additional warrants will equal to the market price on the date of issuance and the warrants will expire three years from the date of issuance. Under the provisions of EITF 96-18, because none of the Company’s agreements have a disincentive for nonperformance, the Company records a charge for the fair value of the stock and the portion of the warrants earned from the point in time when vesting of the warrants becomes probable. Final determination of fair value of the stock and warrants occurs upon actual vesting. The fair value of these warrants was determined using the Black-Scholes option-pricing mode. The value was derived using the following assumptions: (i) expected term 3 years; (ii) volatility 157%; (iii) risk free interest rate 4.30%; and (iv) Dividend yield 0%. The Company estimates that the services to be provided for the warrants issued in December 2005 will be provided over a one-year period. As a result, the Company has recorded $848,000 in expense for fiscal year 2006.

In December 2005, the Company issued 100,000 restricted shares of its Common Stock to a consultant for services rendered. The Company determined the fair value of these shares to be $1.50 per share for an aggregate of $150,000.

In April 2006, the Company issued warrants to purchase an aggregate of 2,000,000 shares of Common Stock to a consultant. The warrants are fully vested, expire on March 31, 2009, and are exercisable as follows: (i) 800,000 warrants for $1.00 per share; (ii) 800,000 warrants for $1.60 per share; and (iii) 400,000 warrants for $1.75 per share. The Company accounted for these warrants under EITFs 96-18 and 00-19 and SFAS No. 123R, and a fair value of $2,224,000 was determined using the Black-Scholes option-pricing model (with the same assumptions as those used for the options), which resulted in the recording of $2,224,000 in compensation expense on April 1, 2006.

In April 2006, the Company entered into an agreement to issue 20,000 restricted shares of its Common Stock at $1.80 per share, with an aggregate fair market value of $36,000, to a consultant for services to be rendered through July 31, 2006 and to be expensed over the service period.

The Company issued no securities to third parties services during the year ended June 30, 2005.

D.	Stock Option Plans

In November 2005 the Company’s Board of Directors adopted, and in January 2006 the Company’s stockholders approved, the 2005 Incentive Stock Option Plan (“2005 ISO Plan”) and the 2005 Non-Qualified Stock Option Plan (“2005 NQO Plan”)(collectively, the “Plans”). The Company adopted SFAS 123R on January 1, 2006 under the modified prospective method; as such, prior periods do not include share-based compensation expense related to SFAS 123R. The modified prospective method requires the application of SFAS 123R to new awards and to awards modified, repurchased or cancelled after the effective date. Additionally, compensation cost for the portion of outstanding awards for which service has not been rendered (such as unvested options) that are outstanding as of the date of adoption are recognized as the remaining services are rendered. The Company accounts for the fair value of its grants under those plans in accordance with Financial Accounting Standards Board Statement No. 123R.

The 2005 ISO Plan provides for the issuance to employees of up to 2,000,000 shares of Common Stock upon exercise of options intended to qualify as “incentive stock options” under the Internal Revenue Code. The exercise price of each option may not be less than the fair market value of the Common Stock on the date of grant and an option’s maximum term is ten years (110% of the fair market value and five-year term for incentive stock options to 10% shareholders). A summary of the status of the 2005 ISO Plan as of June 30, 2006, and changes during the year ended on that date is presented below:

2005 ISO Plan	Number Of Options	Weighted- Average Exercise Price
Outstanding at July 1, 2005	-	$-
Granted (1/26/06)	1,709,000	$1.85
Granted (6/11/06)	25,000	$1.80
Exercised	-	-
Forfeited	(25,000)	$1.80
Converted	-	-
Expired	-	$-
Cancelled	-	-
Outstanding at June 30, 2006	1,709,000	$1.85
Options exercisable at June 30, 2006	-	-
Options vested and expected to vest At June 30, 2006	1,709,000	$1.85

The 2005 NQO Plan provides for the issuance to directors, employees and consultants of up to 3,000,000 shares of Common Stock upon exercise of options. The exercise price of each option may not be less than 85% of the fair market value of the Common Stock on the date of grant and an option’s maximum term is ten years. A summary of the status of the 2005 NQO Plan as of June 30, 2006, and changes during the year ended on that date is presented below:

2005 NQO Plan	Number Of Options	Weighted- Average Exercise Price
Outstanding at July 1, 2005	-	$-
Granted (1/26/06)	2,235,000	$1.80
Exercised	-	-
Forfeited	(30,000)	$1.80
Converted	-	-
Expired	-	-
Cancelled	-	-
Outstanding at June 30, 2006	2,205,000	$1.80
Options exercisable at June 30, 2006	-	-
Options vested and expected to vest at June 30, 2006	2,205,000	$1.80

For both plans, the fair values of stock options granted during the third and fourth quarter of 2006 were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2006	2005
Expected life (in years)	6.5	--
Average risk-free interest rate	4.4%	--
Expected volatility	157.0%	--
Expected dividend yield	--	--

The Company determined the expected life of the stock options using guidance from SAB 107; thus, the expected life of the options is the average of the vesting term and the full-term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect as of the grant date. The Company’s computation of expected volatility is based on historical volatility of a similar publicly traded company. The dividend yield assumption is based on the Company’s expectation of dividend payouts.

The weighted-average grant date estimated fair value of stock options granted during the three months ended March 31, 2006 and three months ended June 30, 2006 were $1.44 and $1.45 per share, respectively.

SFAS No. 123R requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. As a result, for most awards, recognized stock compensation was reduced for estimated forfeitures prior to vesting primarily based on historical annual forfeiture rates of approximately 0%. Estimated forfeitures will be reassessed in subsequent periods and may change based on new facts and circumstances.

The table below presents information related to stock option activity for the years ended June 30, 2006 and 2005:

Year Ended June 30,
	2006	2005
Total intrinsic value of stock options exercised	$--	$--
Cash received from stock option exercises	--	--
Gross income tax benefit from the exercise of stock options	--	--

The aggregate intrinsic value of the stock options at June 30, 2006 is zero. Accordingly, there is also no pretax intrinsic value that would have been received by the option holder. There were no options exercised for the twelve months ended June 30, 2006.

During the years ended June 30, 2006 and 2005, the Company recognized $798,000 and zero of stock-based compensation expense, respectively (which expenses were included in salaries and wages expenses). No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Prior to January 1, 2006, the Company accounted for its stock options in accordance with SFAS No. 123; however, prior to January 1, 2006, the Company did not have any employee stock options outstanding. Accordingly, the Company did not recognize compensation expense in its consolidated financial statements for stock options for periods prior to January 1, 2006.

5.	Variable Interest Entities

The Company leases one of the buildings at its Burbank facility from Jan and Johnny, Inc., an entity established for the sole purpose of acquiring and leasing the building. Under FIN-46R, Jan and Johnny, Inc. is a variable interest entity and the Company is the primary beneficiary. Therefore, the Company has consolidated the lessor in its consolidated financial statements. The land and building have a carrying value of $275,000 and $837,677, respectively with related mortgage debt of $3,106,795 as of June 30, 2006.

Disclosure of Summarized Information of Assets, Liabilities, and Results of Operations of Jan and Johnny, Inc.

The Company consolidates Jan and Johnny, Inc. in accordance with FIN 46R. See Note 1.B

The unconsolidated results of operations and financial position of Jan and Johnny, Inc. for fiscal year 2006 are summarized below:

2006
Income statement information:
Related party revenue	$388,616
Expenses	248,683
Net income	$139,933

Balance sheet information:
Current assets	$34,531
Notes and receivables from CenterStaging	1,814,140
Notes and receivables from stockholders	889,320
Land and building, net	875,335
Other assets	10,165
Total assets	$3,623,491
Current liabilities	$144,000
Mortgage debt, less current portion	2,962,795
Equity	516,696
Total liabilities and equity	$3,623,491

Jan and Johnny, Inc. derives all of its rental revenue (and the majority of its interest revenue) from CenterStaging.

6.	Related Party Transactions

The following transactions occurred between the Company and certain related parties:

A.	Jan and Johnny, Inc.

Jan and Johnny, Inc. is owned by Jan Parent and Johnny Caswell, directors and executive officers of the Company who together owned 37% of the outstanding Common Stock of the Company as of June 30, 2006. The Company consolidates Jan and Johnny, Inc. in accordance with FIN 46R and accordingly all intercompany transactions have eliminated for financial reporting purposes. See Note 5.

The Company leases one of the buildings at its Burbank facility from Jan and Johnny, Inc. The lease provides for monthly payments of $33,075 in the year ending June 30, 2006 with a 5% escalation clause, and expires in 2008, and contains a renewal option for an additional five years. Rent expense related to this facility was approximately $397,000 for 2006. Effective July 1, 2004, Jan and Johnny, Inc., was consolidated with the Company pursuant to guidelines of FIN 46R.

The Company manages the building leased from Jan and Johnny, Inc. pursuant to a facilities management agreement that will terminate in 2008 concurrently with the termination of the building lease.

B.	Loans (Related Parties)

The Company has obtained loans from certain directors and executive officers of the Company. See Note 3.

The Company had a loan due from an entity that was partially owned by a shareholder of the Company, who is an officer of the Company. The loan was guaranteed by the officer. Given the nature of the loan it was classified as shareholders’ deficit. The funds advanced were used by the borrower to pay for architectural plans to construct a rehearsal facility in Las Vegas, NV. During the fourth quarter the entity was dissolved and the officer decided not to continue to guarantee the receivable. The Company decided that since it plans to construct a facility in Las Vegas at a future date, that it would take possession and utilize the plans accordingly. Due to these events, the accounting treatment of the funds advanced  switched from a receivable to a potential asset. Although management of the company does foresee building and operating a Las Vegas facility in the future, Paragraphs 4 and 5 of SFAS 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects” requires that the Company expense the cost associated with these renderings rather than present them as an asset. Thus, the Company wrote off the asset as of June 30, 2006.

7.	Commitments and Contingencies

A.	Legal Actions

The Company is periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of operations. The Company is not currently aware of any formal legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company’s financial position or results of operations.

B.	Operating Leases

The Company leases its facilities in Burbank, California and Bensalem, Pennsylvania under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2009 and provide for renewal options ranging from month-to-month to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. The leases provide for increases in future minimum annual rental payments based on defined increases that are generally meant to correlate with the Consumer Price Index, subject to certain minimum increases. The leases generally require the Company to pay real estate taxes, insurance and repairs. Lease expense totaled $1,114,182 and $1,040,178 during fiscal year 2006 and 2005, respectively.

Effective April 1, 2006, the Company amended one of its leases at its Burbank facility to include approximately 7,900 additional square feet which will be used as offices and a warehouse. This addendum terminates at the same time as the original lease, which is June 30, 2008. Rent expense for this additional space over the life of the lease will be $199,722.

Certain of these operating leases for our facilities contain provisions for future rent increases, or periods in which rent payments are reduced (abated). The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to “deferred rent liability” which is reflected as a separate line item in the accompanying balance sheet.

The following is a schedule by year of future minimum rental payments required under these property operating lease agreements:

Fiscal year ending June 30,	Amount
2007	$1,119,775
2008	1,144,672
2009	114,825
2010	4,226
2011	--
Thereafter	--
$2,383,498

C.	Capital Leases—Future Minimum Lease Payments

The Company leases certain equipment under agreements that are classified as capital leases. The cost of equipment under capital leases is included in the balance sheet as revenue-earning equipment (or property and equipment, where appropriate) was $2,307,188 at June 30, 2006. Accumulated amortization of the leased equipment at June 30, 2006, was approximately $431,791. Amortization of assets under capital leases is included in depreciation expense.

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of June 30, 2006, are as follows:

Fiscal year ending June 30,	Amount
2007	$619,788
2008	588,044
2009	517,725
2010	306,004
2011	77,894
Thereafter	--
Total minimum lease payments	2,109,455

Less: Amount representing interest	(374,573)
Present value of net minimum lease payments	1,734,882
Less: Current maturities of capital lease obligations	(458,041)
Long-term capital lease obligations	$1,276,841

D.	Securities Purchase Agreement with Montage Partners III, LLC

In December 2005, the Company entered into the Securities Purchase Agreement (the “Montage Agreement”) with Montage Partners III, LLC (“Montage”). Pursuant to the Securities Purchase Agreement, on December 12, 2005, Montage purchased for $500,000 a 6% Senior Secured Convertible Debenture (the “Montage Debenture”) in the principal amount of $500,000 due June 12, 2006 together with warrants (the “Montage Warrants”) to purchase an aggregate of 380,000 shares of Common Stock for $1.60 per share. The Company used the proceeds of the financing to finance on-going operations. The Company concurrently entered into a Security Agreement dated December 12, 2005 with Montage (the “Montage Security Agreement”), pursuant to which the Montage Debenture is secured by all of the accounts receivable including the Company’s customer and client lists, and a Registration Rights Agreement (the “Montage Registration Rights Agreement”).

Total funds received of $500,000 were allocated first to the Montage Warrants, on the relative fair value method ($245,509), second to the embedded derivative related to a “put” feature, which has been determined to have zero value, third to the beneficial conversion feature of the Montage Debenture, based on the intrinsic value method ($254,491), and lastly, zero value to the Montage Debenture. The $500,000 discount, consisting of the value of the warrants and beneficial conversion feature, on the Montage Debenture is being amortized to interest expense over the term of the Montage Debenture using the effective interest method. At June 30, 2006, the unamortized discount on the Montage Debenture was zero. The following table reflects the Montage Debenture at June 30, 2006:

Montage Debenture	$500,000
Less: Current portion of debt discount	--
Value of Montage Debenture at June 30, 2006	$500,000

The following table summarizes the charges to interest, amortization and other expense, relating to the Montage Agreement for the year ended June 30, 2006:

Interest expense on debt	$16,521
Accretion of debt discount	$500,000

Montage Debenture. The Montage Debenture accrues interest at a rate of 6% per annum, with principal and interest due on June 12, 2006 (the “Maturity Date”). Pursuant to this agreement, default occurs only after written notice of such default is received by the Company from the Holder. As of September 22, 2006 the Company has not paid and no notice of default has been received by the Company. The Montage Debenture holder may convert all or any portion of the principal and accrued interest on the Montage Debenture at any time and from time to time into Common Stock of the Company at a conversion price of $1.50 per share, subject to certain adjustments as delineated below. If the aggregate principal amount and accrued interest owing under the Montage Debenture is converted, the Company will issue 343,333 shares of Common Stock.

If the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock; (ii) subdivides its outstanding shares of Common Stock into a greater number of shares; (iii) combines its outstanding shares of Common Stock into a smaller number of shares; (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or (v) issues by reclassification of its Common Stock any shares of its capital stock; then the number and kind of securities issuable upon conversion of the Montage Debenture shall be proportionately adjusted so that the Montage Debenture holder may receive upon the conversion the aggregate number and kind of shares of capital stock of the Company which it would have owned immediately following such action if the conversion had taken place immediately prior to such action. The adjustment will become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. These adjustments will be made successively whenever any event listed above shall occur. In the event that a registration statement covering all of the shares issuable upon conversion of the Montage Debenture has not become effective within 60 or more days prior to the Maturity Date, the Montage Debenture holder has the right to extend the Maturity Date until the earlier of 60 days following (i) the date the registration statement becomes effective or (ii) the date upon which all of the shares of Common Stock issuable upon conversion of the Debenture may be sold under Rule 144 under the Act.

Events of default under the Montage Debenture include, but are not limited to:

(a) The Company fails to issue shares of Common Stock upon conversion of the Montage Debenture in accordance with the terms of the Montage Debenture, fails to transfer or to cause its transfer agent to transfer any certificate for shares of Common Stock issued to the holder upon conversion of the Montage Debenture and when required by the Montage Debenture or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its transfer agent to transfer on any certificate or any shares of Common Stock issued to the holder upon conversion of the Debenture as and when required by the Montage Debenture, Montage Agreement or the Montage Registration Rights Agreement and such legend removal is otherwise lawful, and any such failure shall continue uncured for five business days following written notice from the holder; or

(b) The Company fails to perform or observe, in any material respect, any other material covenant or obligation of the Montage Debenture or the Montage Security Agreement and such failure shall continue uncured for a period of ten days after written notice from the holder of such failure; or

(c) The Company fails to perform or observe, in any material respect, any material covenant or obligation of the Company under the Montage Securities Purchase Agreement, the Montage Registration Rights Agreement or the Montage Warrants and such failure shall continue uncured for a period of ten days after written notice from the Holder of such failure; or

(d) The Company shall have its Common Stock suspended or delisted from an exchange or the OTC Bulletin Board from trading for in excess of five trading days; or

(e) The Company is in default under the terms of any other loan agreement, note or debt instrument, including, without limitation, the loan agreements (including the Note and Commercial Security Agreement) relating to that certain small business association loan with Community National Bank, dated May 2, 2005.

If the Company is in default, and unless such event of default has been cured by the Company or waived in writing by the holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the holder and in the holder’s sole discretion, the debenture holder may upon written notice to the Company cause the Montage Debenture to become immediately due and payable in cash (and not by conversion into Common Stock), without presentment, demand, protest or notice of any other kind, and the debenture holder may immediately enforce any and all of the holder’s rights and remedies provided in the Debenture, or any other rights or remedies afforded by law. Upon an event of default, the Company must pay, automatically on all installments of principal and interest which are not timely paid when due and on the then outstanding principal balance, additional interest in addition to the rate set forth hereinabove, so that interest will thereafter accrue at an aggregate rate equal to 12% per annum.

Registration Rights Agreement. The sale of the Montage Debenture and the Montage Warrants was completed through a private placement to an accredited investor and was exempt from registration under the Securities Act. Pursuant to the Montage Registration Rights Agreement, the Company agreed to file a resale registration statement covering the resale of the shares issuable upon the conversion of the Debenture and the exercise of the Warrants by January 26, 2006. The Montage Registration Rights Agreement requires the Company to pay liquidated damages of: (i) $10,000 if it does not file the registration statement by January 26, 2006, and an additional $10,000 for each month thereafter that it does not file the registration statement; and (ii) $10,000 if the registration statement is not declared effective by the earlier of April 11, 2006 or seven days after the SEC advises the Company the registration statement may be declared effective, and an additional $10,000 for each month thereafter that the registration statement is not declared effective, until such time that the shares can be registered under Rule 144. Because the Company did not file by January 26, 2006 the registration statement covering the shares underlying the Montage Debentures and Montage Warrants, as of June 30, 2006 the Company had accrued a penalty of $60,000 to Montage. The liquidated damage clause has a maximum potential of $110,000.

The Company evaluated that the maximum amount of the liquidated damages is less than the differential between registered and unregistered shares. The analysis was performed by comparing the maximum liquidated damages over the number of shares covered by the Montage Registration Rights Agreement to the estimated discount for an unregistered share. In accordance with guidance in EITF 05-4, the Company believes that the effect of the liquidated damages should be treated under the first view (View A), which states that a registration rights agreement should be treated as a combined unit together with the underlying financial instruments, warrants and debenture and evaluate each as a single instrument. The Company concluded that this view is the most appropriate for the transaction. Accordingly, the Montage Registration Rights Agreement was individually combined with each of the financial instruments (the Montage Warrants and the Montage Debenture) and they were considered a combined instrument. The Company assessed the delivery of unregistered shares, plus the liquidated damages clause to be an economical alternative to the issuance of registered shares. Therefore, the financial instruments were determined not to be derivative instruments given their association with the Montage Registration Rights Agreement and will be accounted for as equity instead of liabilities.

Montage Warrants. The Montage Warrants are exercisable into 380,000 shares of Common Stock at an exercise price of $1.60 per share, and expire December 12, 2009. The Company would receive proceeds of approximately $608,000 if all of the Montage Warrants were exercised. The Montage Warrants contain provisions to adjust the exercise price and number of shares that may acquired upon exercise in the event that the Company shall at any time (a) pay a dividend in Common Stock or securities convertible into Common Stock; (b) subdivide or split its outstanding Common Stock; or (c) combine its outstanding Common Stock into a smaller number of shares; then the number of shares to be issued immediately after the occurrence of any such event shall be adjusted so that the warrant holder thereafter may receive the number of shares of Common Stock it would have owned immediately following such action if it had exercised the Montage Warrants immediately prior to such action and the exercise price shall be adjusted to reflect such proportionate increases or decreases in the number of shares. Given that the Montage Warrants were not deemed a derivative as defined above, they were assigned a relative fair value of $245,509 estimated using the Black-Scholes valuation model, and were recorded as a credit to “Additional-Paid-in-Capital” in the Company’s Balance Sheet. The following assumptions were used to determine the fair value of the Montage Warrants using the Black-Scholes valuation model: a term of four years, risk-free rate of 4.30%, volatility of 157.31%, and dividend yield of zero. The Black-Scholes model resulted in a fair value of $1.63 per Montage Warrant.

Embedded Derivatives. The Company has evaluated the terms of the Montage Debenture in accordance with EITF 05-02 and determined the Montage Debenture is a “non-conventional convertible debt instrument” because it is not settlable in either all cash or all common stock. Below is the analysis of the embedded derivative.

The Montage Debenture contains a forced conversion feature that occurs, if (i) at any time after the date of the Montage Debenture the average of the “closing prices” during any consecutive five trading days (the “Pricing Period”) exceeds 200% of $1.50 (as such conversion price may subsequently be adjusted pursuant to the Montage Debenture)(i.e. 200% of $1.50 is $3.00), and (ii) the Company has not forced a conversion within the prior five trading days, then the Company may, within one trading day after the Pricing Period, deliver a notice (by both facsimile and email) to the holder (a “Forced Conversion Notice”) to cause the holder to immediately convert up to $50,000 (a “Forced Conversion”), provided that in no event will the Forced Conversion amount exceed the average daily dollar trading volume of the Common Stock during the Pricing Period. Notwithstanding the foregoing, the Company may deliver a Forced Conversion Notice only if, at the time of such delivery, there is an effective registration statement under the Securities Act pursuant to which the holder is entitled to use the prospectus contained therein to resell the Common Stock that the holder acquires as a result of the Forced Conversion. The Company is required to deliver the shares of Common Stock into which the Montage Debenture was converted on a Forced Conversion within three business days after the date of the Forced Conversion Notice and the Company is subject to the same late delivery penalties and remedies under the Montage Debenture and the Montage Agreement that the Company is subject to for late delivery of Common Stock upon conversion by the holder. In the event the registration statement becomes ineffective within ten business days after the Forced Conversion, the holder has the right, by providing written notice to the Company within 15 business days after the Forced Conversion, to sell any shares of Common Stock not sold by the holder that was the subject of the Forced Conversion to the Company for $2.00 per share. The closing for such repurchase by the Company shall occur within ten days after such notice is delivered by the holder to the Company. Management has evaluated the provision for the Forced Conversion and determined that the likelihood of a forced conversion is deemed to be very remote due to: (i) it is not probable that the registration will take place in the time frame required, and therefore the Company could not force the conversion; and (ii) even if the registration does occur, the Company is registering over 11 million shares and it is not readily determinable what the market value will be, including whether or not a $180 million market cap floor would be sustainable. Accordingly, the Company has assigned zero value to this forced conversion feature.

Embedded Beneficial Conversion Feature. The application of the provisions of EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and EITF 00-27, “Application of Issue 98-5 to Certain Convertible Instruments” resulted in the calculation of an embedded beneficial conversion feature in the Montage Debenture, which is required to be treated as an additional discount to the Montage Debenture. The value of the beneficial conversion feature was limited to the intrinsic value of the Montage Debenture, accordingly $254,491, and will be amortized to interest, using the effective interest method, over the life of the Montage Debenture.

8.	Segments: Musical Production Services and Rentals of Musical Instruments and Rehearsal Studio Space, and “rehearsals.com” Operations

The Company manages its operations through two business segments: (i) provision of musical production services, renting of musical instruments and renting studios for rehearsals and production, and (ii) “rehearsals.com” operations. Through June 30, 2006, the Company has derived all of its revenues from production and support services and the rental of musical instruments and rehearsal studio space. In 2004, the Company formed a digital media division, which we call “rehearsals.com,” to produce and distribute original high definition audio/video content of musicians and recording artists at our studios as they rehearse, give clinics and record. The Company’s plan is to generate revenues from rehearsals.com through the distribution and licensing of our high-definition audio/video content and through sponsorships on its rehearsals.com website, which was launched in March 2006.

Administrative functions such as finance, treasury and information systems are centralized. However, where applicable, portions of the administrative function expenses are allocated between the operating segments. During fiscal years 2006 and 2005, there were no transactions between the two segments. The operating costs of each segment are captured discretely within each segment. The Company’s property and equipment, inventory, and accounts receivable are captured and reported discretely within each operating segment.

Summary financial information for the two reportable segments is as follows:

	June 30, 2006	June 30, 2005
Musical Production Services and Rental Operations:
Net sales	$5,705,241	$4,807,813
Operating loss	9,162,051	508,958
Identifiable assets	3,867,931	2,821,519
Accounts receivable, net	703,760	472,739
Property and Equipment, net	1,429,444	1,553,104
REE, net	246,007	567,378

Rehearsals.com Operations:
Net sales	--	--
Operating loss	7,268,590	5,277,069
Identifiable assets	3,519,559	4,473,856
Accounts receivable, net	--	--
Property and equipment, net	898,309	1,138,207
REE, net	3,694,446	3,265,981

	June 30, 2006	June 30, 2005
Consolidated Operations:
Net sales	$5,705,241	$4,807,813
Operating loss	16,430,641	5,786,027
Identifiable assets	7,387,490	7,295,375
Accounts receivable, net	703,760	472,739
Property and equipment, net	2,327,753	2,691,311
REE, net	3,940,453	3,833,359

9.	Subsequent Events

A.	Revolving Lines of Credit with Directors

As of July 1, 2006, the Company entered into separate Revolving Line of Credit Agreements with each Johnny Caswell, Howard Livingston, Roger Paglia and Jan Parent. Under the terms of these agreements, each of these individuals may, in his sole and absolute discretion, advance funds to the Company on a revolving basis to meet our short-term working capital needs as the Company may request from time to time. The total principal amount of all advances outstanding at any time under each agreement may not exceed $250,000 for an aggregate of $1,000,000. Each advance bears interest at a fixed rate equal to the prime rate in effect at the time of the advance and will be due and payable on demand. A total of $455,000 principal amount of advances are outstanding under these agreements.

B.	Loans

Since June 30, 2006, the Company has obtained the following loans: (i) a loan in the amount of $50,000 bearing interest at the rate of 9% per annum due and payable on December 31, 2006; (ii) a loan in the amount of $250,000 bearing interest at the rate of 18% per annum due and payable October 17, 2006; (iii) loans in the aggregate net amount of $215,000 bearing interest at the rate of 10% per annum and due and payable December 31, 2006; and (iv) a loan in the amount $660,000 (of which $92,000 was retained by the lender as an interest reserve) bearing interest at the greater of 14% per annum or prime plus 5.75% due and payable on September 1, 2007 and secured by a junior security interest in the Company’s equipment, which loan was guaranteed by Johnny Caswell, Jan Parent, Roger Paglia and Howard Livingston.

C.	Hiring of Executive Officer

In July 2006 Paul Schmidman became the Chief Operating Officer of the Company. In September 2006 the Company entered into an employment agreement with Mr. Schmidman that provides: (i) for a base salary at the annualized rate of $300,000 per year through June 30, 2007, which will increase by not less than 10% each year; (ii) for a $25,000 signing bonus on October 1, 2006; and (iii) that Mr. Schmidman will be eligible for a performance bonus of up to 60% of base salary each year. The Company may terminate Mr. Schmidman’s employment at any time with or without cause. If the Company terminates Mr. Schmidman’s employment without cause, Mr. Schmidman will be entitled to receive salary, bonus and other benefits until the earlier to occur of his death or three years from the date of termination of employment. If there is a change of control of the Company and Mr. Schmidman does not elect to continue his employment, he will be entitled to a lump sum payment equal to: (a) the greater of (i) his annual base salary at the rate in effect as of the date of change of control; or (ii) the amount of salary and minimum annual bonuses that he would have received from the date of the change of control to June 30, 2009; plus (b) three times his prior year’s bonus (assuming maximum bonus if termination is in the first year of employment). He will also receive the health and insurance benefits that were available to him under the Employment Agreement until one year following the change of control or June 30, 2009, whichever is later. Unless terminated sooner, Mr. Schmidman’s employment will terminate on June 30, 2009.

D.	Sale of Common Stock

During the period from July 1, 2006 to September 15, 2006, the Company sold 729,920 restricted shares of its Common Stock for $901,000 to various accredited investors. The proceeds will be used for general corporate purposes.

E.	Capital Lease Obligations

Subsequent to June 30, 2006, the Company entered into leases for certain equipment under agreements that are classified as capital leases. The cost of equipment under capital leases will be included in the balance sheets as fixed assets and the amortization of these assets will be included in depreciation expense.

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments are as follows:

Year Ending June 30,	Amount
2007	$33,658
2008	37,741
2009	37,741
2010	37,741
2011	37,741
Thereafter	4,082
Total minimum lease payments	$188,704

CenterStaging Corp.
Condensed Consolidated Balance Sheet
March 31, 2007
UNAUDITED

ASSETS
Current assets
Cash and cash equivalents	$183,417
Investment in marketable securities (available for sale)	13,318
Accounts receivable, net of allowance for doubtful
accounts of $77,824	741,726
Other current assets	1,508,627

Total current assets	2,447,088

Revenue-earning equipment
Musical instruments	1,663,819
Broadcasting equipment	4,272,238
Less accumulated depreciation	(2,351,639)

Total revenue-earning equipment, net	3,584,418

Property and equipment
Land	275,000
Building	837,677
Leasehold improvements	3,230,488
Machinery and equipment	575,408
Furniture and fixtures	346,126
Less accumulated depreciation	(3,270,327)

Total property and equipment, net	1,994,372

Other assets
Deposits	56,138
Deferred costs, net	117,622

Total other assets	173,760

Total assets	$8,199,638

See accompanying notes to these condensed consolidated financial statements

CenterStaging Corp.
Condensed Consolidated Balance Sheet (continued)
March 31, 2007
UNAUDITED

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,993,541
Accrued payroll and other compensation	2,538,723
Accrued interest, rent, and other liabilities	440,777
Loans and lines of credit	1,033,909
Related party notes payable	932,177
Deferred revenues	346,112
Deferred rent	118,218
Current portion of capital lease obligations	497,648
Current portion of convertible notes payable	430,139
Current portion of notes payable	2,693,755

Total current liabilities	11,024,999

Long-term liabilities
Capital lease obligations, less current portion	1,028,018
Convertible notes payable, less current portion	940,186
Notes payable, less current portion (includes $75,000 related party payable)	4,914,287

Total long-term liabilities	6,882,491

Total liabilities	17,907,490

Interest of consolidated variable interest entity	638,126

Stockholders' deficit
Common stock, $.0001 par value, 100,000,000 shares authorized,
62,548,226 shares issued and outstanding	6,254
Additional paid-in capital	36,273,082
Notes receivable from stockholders and related party	(942,918)
Accumulated deficit	(45,682,396)

Total stockholders' deficit	(10,345,978)

Total liabilities and stockholders' deficit	$8,199,638

See accompanying notes to these condensed consolidated financial statements

CenterStaging Corp.
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended March 31, 2007 and 2006
 UNAUDITED

	Three months ended		Nine months ended
	Mar 31, 2007	Mar 31, 2006	Mar 31, 2007	Mar 31, 2006

Revenue	$1,438,931	$1,152,818	$4,876,218	$4,234,285

Cost of revenue	871,466	752,424	2,682,018	2,187,343

Gross profit	567,465	400,394	2,194,200	2,046,942

Operating Expenses:

Salaries and wages	3,233,328	1,965,605	7,727,319	4,482,409

Selling, general, and administrative expenses	1,775,816	2,318,056	6,108,714	8,032,721

Total operating expenses	5,009,144	4,283,661	13,836,033	12,515,130

Loss from Operations	(4,441,679)	(3,883,267)	(11,641,833)	(10,468,188)

Other Income (Expense)

Interest income	17,866	17,869	53,599	53,608

Interest expense including note discounts	(649,975)	(505,927)	(1,175,871)	(1,039,217)

Loss on sale of assets	-	(1,531)	-	(20,837)

Beneficial conversion feature on debt				(7,168,615)

Other gains and (losses)	60,978	(28,037)	39,948	(45,560)

Total other expense	(571,131)	(528,626)	(1,082,324)	(8,220,621)

Loss before income of variable interest entity and income taxes	(5,012,810)	(4,411,893)	(12,724,157)	(18,688,809)

Provision for income taxes	-	-	-	-

Income of variable interest entity	(33,465)	(5,075)	(121,431)	(110,613)

Net loss	$(5,046,275)	$(4,416,968)	$(12,845,588)	$(18,799,422)

Net loss per share (basic and diluted)	$(0.08)	$(0.08)	$(0.21)	$(0.36)

Number of weighted average shares used in calculation
(basic and diluted)	62,038,141	57,541,234	61,199,611	52,647,356

See accompanying notes to these condensed consolidated financial statements

CenterStaging Corp.
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended March 31, 2007 and 2006
UNAUDITED

	Nine months ended March 31,
	2007	2006
Cash flows provided by (used for) operating activities:
Net Loss	$(12,845,588)	$(18,799,422)
Adjustments to reconcile net loss to net cash provided by (used for)
for operating activities:
Income of consolidated variable interest entity	121,429	110,613
Provision for bad debts	15,824	(9,409)
Loss on sale of asset and allowance for related receivable	0	44,837
Amortization of non-cash marketing revenue	(19,054)	(16,353)
Depreciation of revenue-earning equipment	561,705	508,856
Depreciation of other property and equipment	541,759	472,601
Noncash compensation for consultants with common stock	57,749	2,493,599
Noncash compensation for third party warrants	315,686	610,632
Noncash compensation for non-employee stock options	539,673	-
Noncash compensation for employee stock option plan	2,427,891	331,086
Noncash loan fee of stock issued to third party note holder	45,002	-
Amortization of deferred costs	284,932	(4,101)
Amortization of debt issuance costs	-	-
Amortization of discount related to convertible debenture	-	302,778
Beneficial conversion feature on debt	-	7,168,615
Other (gains) and losses	(39,949)	45,560

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(53,790)	(59,593)
Increase in prepaids and other current assets	(766,695)	(192,007)
(Increase) decrease in deposits	1,442	5,646
(Increase) decrease in deferred costs	(10,373)	-
Increase (decrease) in accounts payable	534,727	1,105,917
Increase (decrease) in accrued payroll and other compensation	1,126,186	-
Increase (decrease) in accrued interest, rent and other liabilities	(262,310)	-
Increase (decrease) in deferred revenue	170,000	-
Decrease in deferred rent	(57,040)	(17,721)
Net cash used for operating activities	(7,310,794)	(5,897,866)

Cash flows used for investing activities:
Purchases of musical instruments	(41,220)	(27,064)
Purchases of broadcasting equipment	-	(32,727)
Purchases of other property and equipment	(96,576)	(225,988)
Loans to related party for Las Vegas venture	-	(50,514)
Loans to shareholders of consolidated variable interest entity	(53,598)	(80,540)
Net cash used for investing activities	(191,394)	(416,833)

Cash flows provided by financing activities:
Payments on lines of credit	(4,231)	(64,351)
Payments on related party notes payable	(1,418,089)	-
Payments on notes payable (not related parties)	(885,823)	(49,457)
Payments on capital lease obligations	(371,907)	(238,533)
Net proceeds from lines of credit	550,000	703
Proceeds from issuance of notes payable (related parties)	1,751,952	75,000
Proceeds from issuance of notes payable (non related parties)	2,998,427	100,000
Proceeds from issuance of convertible notes	-	1,791,000
Proceeds from issuance of convertible debenture	3,000,000	500,000
Proceeds from issuance of common stock	2,059,872	4,442,846
Net cash provided by financing activities	7,680,199	6,557,208
See accompanying notes to these condensed consolidated financial statements

CenterStaging Corp.
Condensed Consolidated Statements of Cash Flows (continued)
For the Nine Months Ended March 31, 2007 and 2006
UNAUDITED
	Nine months ended March 31,
	2007	2006

Increase in cash and cash equivalents	178,011	242,509

Cash and cash equivalents, beginning of period	5,406	63,288

Cash and cash equivalents, end of period	183,417	$$305,797

Supplemental disclosure of cash flow information:

Cash paid for interest	$614,417	$297,592

Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Revenue earning instruments obtained for marketing considerations	$1,760	$18,978

Marketable securities acquired in reverse merger	$-	$164,720

Conversion of debt to equity	$-	$7,163,228

Purchase of equipment under capital leases	$116,864	$-

Purchase of vehicles under financing agreements	$111,801	$-

Common stock issued as loan fee in connection with promissory note	$81,500	$-

Common stock issued for services	$475,012	$-

Conversion of note payable to deferred revenue	$100,000	$-

See accompanying notes to these condensed consolidated financial statements

CenterStaging Corp
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

Note 1. Nature of Operations

On August 17, 2005, CenterStaging Corp. (“CenterStaging”) acquired all the outstanding shares of CenterStaging Musical Productions, Inc. (“CMPI”), in exchange for 42,480,000 restricted shares of its Common Stock in a reverse triangular merger (the “Merger”). The acquisition has been accounted for as a reverse merger (recapitalization) with CMPI deemed to be the accounting acquirer. Accordingly, the historical financial statements presented herein are those of CMPI, as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to capital in excess of par value, and those of CenterStaging (the legal acquirer) since the Merger. The retained earnings of the accounting acquirer have been carried forward after the acquisition and CMPI’s basis of its assets and liabilities were carried over in the recapitalization. Operations prior to the business combination are those of the accounting acquirer.

For purposes of these condensed consolidated financial statements, references to the “Company” shall mean CenterStaging and its wholly owned subsidiary CMPI.

The Company is engaged primarily in: (i) providing production and support services for live musical performances at major televised award shows such as the Academy Awards and the GRAMMY Awards, and other televised shows and events, such as the Super Bowl halftime show and presidential inaugurations; (ii) renting its studio facilities to musicians for rehearsal, production and recording; and (iii) renting musical instruments and related equipment for use at its studios and other venues. In 2004, the Company formed a digital media division, which is called “rehearsals.com,” to produce and distribute original high definition audio/video content of musicians and recording artists at our studios as they rehearse, give clinics and record. The Company’s plan is to generate revenues from rehearsals.com through the distribution and licensing of its high-definition audio/video content and through sponsorships on its rehearsals.com website, which was launched in March 2006.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations. It is management’s opinion, however, that all adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the financial statements included elsewhere in this Prospectus.

Basis of Consolidation

The condensed consolidated financial statements include the accounts of CenterStaging and its wholly owned subsidiary, CMPI. All significant intercompany accounts and transactions have been eliminated upon consolidation.

The Company is the primary beneficiary of a variable interest entity (VIE), Jan and Johnny, Inc. Jan and Johnny, Inc. is owned by Jan Parent and Johnny Caswell, directors and executive officers of the Company, who together owned 36% of the outstanding Common Stock of the Company as of March 31, 2007. The Company adopted FIN 46(R) effective July 1, 2004. This requires that the Company consolidate the activities of the VIE into its financial statements. During the periods ended March 31, 2007 and 2006, all intercompany balances have been eliminated in consolidation.

Note 2. Equity Transactions

Securities Based Compensation for Non-employees

The Company issued 263,231 shares of its restricted common stock with a total value of $246,486 for compensation of non-employees in the three months ended March 31, 2007. The value was calculated based on the closing price of the Company’s stock traded on the OTC:BB as of the date of the transaction. The Company also issued 500,000 shares of its restricted common stock with a total value of $310,000, to consultants providing services to the Company over a 10 month period. Under EIFT 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the Company has valued the compensation based on the closing price of the Company’s stock traded on the OTC:BB as of the date of the transaction, and has remarked to fair value the common shares as of March 31, 2007, and has recorded an adjustment to equity of $33,071, and a gain of $3,543.

Warrant issuances

The Company issued warrants in connection with debt financing arrangements as described in Note 8 below.

Stock Option Plans

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), that requires companies to expense the value of employee stock purchase plans, stock option grants and similar awards at the beginning of their next fiscal year that begins after December 15, 2005 and requires the use of either the modified prospective or the modified retrospective application method. The Company has early adopted the fair value based method of accounting prescribed in Financial Accounting Standards Board Statement No. 123(R) (Accounting for Stock-Based Compensation) for its Incentive Stock Option (ISO) and Non-Qualified Stock Option (NQO) plans.

In November 2005, the Company’s Board of Directors adopted, and in January 2006 the Company’s shareholders approved, the 2005 Incentive Stock Option Plan (“2005 ISO Plan”) and the 2005 Non-Qualified Stock Option Plan (“2005 NQO Plan”). The Company adopted SFAS 123(R) on January 1, 2006 under the modified prospective method; as such, prior periods do not include share-based compensation expense related to SFAS 123R. The modified prospective method requires the application of SFAS 123R to new awards and to awards modified, repurchased or cancelled after the effective date. Additionally, compensation cost for the portion of outstanding awards for which service has not been rendered (such as unvested options) that are outstanding as of the date of adoption are recognized as the remaining services are rendered. The Company accounts for the fair value of its grants under those plans in accordance with SFAS No. 123(R).

The 2005 ISO Plan provides for the issuance to employees of up to 2,000,000 shares of Common Stock upon exercise of options intended to qualify as “incentive stock options” under the Internal Revenue Code. The exercise price of each option may not be less than the fair market value of the Common Stock on the date of grant and an option’s maximum term is ten years. A summary of the status of the 2005 ISO Plan as of March 31, 2007, and changes during the nine months ended on that date, is presented below:

2005 ISO Plan	Number of Options	Weighted-Average Exercise Price
Outstanding at July 1, 2006	1,709,000	$1.85
Granted	230,000	$1.80
Exercised	-	$-
Forfeited	(54,000)	($1.80)
Converted	-	$-
Expired	-	$-
Cancelled	-	$-
Outstanding at March 31, 2007	1,885,000	$1.85
Options exercisable at March 31, 2007	-	$-
Options vested and expected to vest at March 31, 2007	1,885,000	$1.85

The 2005 NQO Plan provides for the issuance to directors, employees and consultants of up to 3,000,000 shares of Common Stock upon exercise of options. The exercise price of each option may not be less than 85% of the fair market value of the Common Stock on the date of grant and an option’s maximum term is ten years. A summary of the status of the 2005 NQO Plan as of March 31, 2007, and changes during the nine months ended on that date is presented below:

2005 NQO Plan	Number of Options	Weighted-Average Exercise Price
Outstanding at July 1, 2006	2,205,000	$1.80
Granted	3,345,000	$1.53
Exercised	-	$-
Forfeited	-	$-
Converted	-	$-
Expired	-	$-
Cancelled	-	$-
Outstanding at March 31, 2007	5,550,000	$1.76
Options exercisable at March 31, 2007	-	$-
Options vested and expected to vest at March 31, 2007	5,550,000	$1.76

The Company granted options to purchase 230,000 shares and 3,345,000 shares under the 2005 ISO Plan and 2005 NQO Plan, respectively, during the three months ended March 31, 2007. For both plans, the fair values of stock options granted during the nine months ended March 31, 2007 were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2007	2006
Expected life (in years)	5	6.5
Average risk-free interest rate	4.4 to 5.1%	4.4%
Expected volatility	113-157%	157%
Expected dividend yield	-	-

The Company determined the expected life of the options using guidance from SAB 107; thus, the expected life of the options is the average of the vesting term and the full-term of the options. The risk-free interest rate is based on the U.S. treasury yield curve in effect as of the grant date. Effective July 1, 2006, management has decided to use its own historical volatility, starting from February 2006. Management calculated the volatility based on the daily closing price of the stock. Management determined that the volatility ranging from 113% to 157% is considered to be reasonable of the expected future volatility. The computation of expected volatility is based on a combination of historical and implied stock price volatility. The risk-free interest rate assumption is based upon U.S. Treasury bond rates appropriate for the term of employee stock options.

The estimated fair value of options granted during the nine months ended March 31, 2007 ranged from $0.60 per share to $1.47 per share.

SFAS No. 123R requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. As a result, for most awards, recognized stock compensation was reduced for estimated forfeitures prior to vesting primarily based on historical annual forfeiture rates of approximately 1.5%. Estimated forfeitures will be reassessed in subsequent periods and may change based on new facts and circumstances.

The table below presents information related to stock option activity for the three months ended March 31, 2007 and 2006:

(in thousands)	Three months ended March 31,
	2007	2006
Total intrinsic value of stock options exercised	$-	$-
Cash received from stock option exercises	-	-
Gross income tax benefit from the exercise of stock options	-	-

The aggregate intrinsic value of the options at March 31, 2007 was zero. Accordingly, there was also no pretax intrinsic value that would have been received by the optionee. There were no options exercised in the three and nine months ended March 31, 2007 and 2006.

During the three months ended March 31, 2007 and 2006, the Company recognized $1,424,816 and $2,427,891, respectively, of stock-based compensation expense and zero in related tax benefits, respectively (which expenses were included in selling, general and administrative expenses). As of March 31, 2007, the total remaining unrecognized compensation cost related to non-vested stock options, net of forfeitures, was $5,531,124.

Prior to January 1, 2006, the Company accounted for its options in accordance with SFAS No. 123; however, prior to January 1, 2006, the Company did not have any options outstanding. Accordingly, the Company did not recognize compensation expense in its consolidated financial statements for stock options for periods prior to January 1, 2006.

Note 3. Related Party Notes Payable

As of July 1, 2006, the Company entered into separate revolving line of credit agreements with each of Johnny Caswell, Howard Livingston, Roger Paglia and Jan Parent, directors and executive officers of the Company. Under the terms of the credit agreements, each of these individuals may, in his sole and absolute discretion, advance funds to the Company on a revolving basis to meet the Company’s short-term working capital needs as may be requested from time to time. The total principal amount of all advances outstanding at any time under each credit agreement may not exceed $500,000, for an aggregate of $2,000,000. The advances bear interest at a variable rate equal to the prime rate plus 4% and are due and payable on demand. As of March 31, 2007, a total of $620,500 principal amount of advances were outstanding under the credit agreements.

Note 4. Variable Interest Entities

The Company leases one of the buildings at its Burbank facility from Jan and Johnny, Inc., an entity established for the sole purpose of acquiring and leasing the building. Under FIN-46R, Jan and Johnny, Inc. is a variable interest entity and the Company is the primary beneficiary. Therefore, the Company has consolidated Jan and Johnny, Inc. in its consolidated financial statements. The land and building have a carrying value of $854,394 with related mortgage debt of $3,084,542 as of March 31, 2007.

Note 5. Segments: Production and Support Services and Rentals, and “rehearsals.com” Operations

The Company manages its operations through two business segments: (i) provision of musical production services, renting of musical instruments and renting studios for rehearsals and production, and (ii) “rehearsals.com” operations. Through March 31, 2007, the Company has derived its revenues from production and support services and the rental of musical instruments and rehearsal studio space. In 2004, the Company formed a digital media division, called “rehearsals.com,” to produce and distribute original high definition audio/video content of musicians and recording artists at our studios as they rehearse, give clinics and record. The Company’s plan is to generate revenues from rehearsals.com through the distribution and licensing of its high-definition audio/video content and through sponsorships on its rehearsals.com website.

Administrative functions such as finance, treasury and information systems are centralized. However, where applicable, portions of the administrative function expenses are allocated between the operating segments. For the nine months ended March 31, 2007 and 2006, there were no transactions between the two segments. The operating costs of each segment are captured discretely within each segment. The Company’s property and equipment, inventory, and accounts receivable are captured and reported discretely within each operating segment.

Summary financial information for the two reportable segments is as follows:

	Nine months ended March 31,
	2007	2006
Production Services and Rental Operations:
Net sales	$4,876,218	$4,234,285
Operating loss	6,417,592	5,143,924
Identifiable assets	4,363,695	3,462,485
Accounts receivable, net	741,726	541,741
Property and equipment, net	1,382,049	1,482,255
Revenue earning equipment, net	360,796	257,505

Rehearsals.com Operations:
Net sales	-	-
Operating loss	5,224,241	5,324,264
Identifiable assets	3,835,943	4,131,108
Accounts receivable, net	-	-
Property and equipment, net	612,322	962,443
Revenue earning equipment, net	3,223,621	3,412,057

Consolidated Operations:
Net sales	$4,876,218	$4,234,285
Operating loss	11,641,833	10,468,188
Identifiable assets	8,199,638	7,593,593
Accounts receivable, net	741,726	541,741
Property and equipment, net	1,994,372	2,444,698
Revenue earning equipment, net	3,584,418	3,669,562

Note 6. Commitments and Contingencies

The Company is periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of operations. The Company is not currently aware of any formal legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company’s consolidated financial position or results of operations.

Note 7. Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplate continuation of the Company as a going concern. However, the Company experienced net losses of $25,298,931 and $6,473,187 for the fiscal years ended June 30, 2006 and 2005, respectively, and net losses of $12,845,588 and $18,799,422 for the nine months ended March 31, 2007 and 2006, respectively. In addition, the Company has incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of March 31, 2007, had an accumulated deficit of $45,682,396 and a total stockholders’ deficit of $10,345,978. These matters, among others, raise substantial doubt about its ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset and liability amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. Historically, the Company has been able to raise additional capital. During the fiscal year ended June 30, 2006, the Company sold 4,180,983 shares of Common Stock in a private offering for $6,246,476, and during the nine months ended March 31, 2007, the Company sold 1,849,288 shares of Common Stock in private offerings for $2,059,872. During the nine month period ended March 31, 2007, the Company also raised $6,259,392 from debt financings, net of repayments. During the period April 1, 2007 to May 14, 2007, the Company obtained proceeds of $317,000 in debt financings (see Note 10). The Company’s ability to obtain additional financing in the coming months will depend upon a number of factors, including market conditions, our results of operations, our success in implementing its business plan for rehearsals.com and investors’ perceptions of its business and prospects. The Company therefore may not be able to continue to raise the needed capital. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company is taking action to address these matters, which include:

•	Retention of experienced management personnel with particular skills in the development and commercialization of rehearsal.com services.

•	Seeking contracts with musical performing artists.

•	The Company is seeking investment capital

•
Generate revenues from rehearsals.com through the distribution and licensing of the Company’s high-definition audio/video content and through sponsorships on its rehearsals.com website. The Company launched this website in March 2006, and as of March 31, 2007 had more than 70 hours of content available.

The Company’s plan is to expand the distribution of our content worldwide through third-party distributors such as Internet service providers (ISPs), mobile carriers, handheld device makers, cable, satellite and broadcast providers, digital exhibitors, digital radio operators, and distributors of physical formats such as DVD. The Company has a binding letter of intent with MLB Advance Media, L.P., or BAM, for the exclusive exploitation of our audio/visual content in interactive media, including PC-based Internet, wireless/mobile, satellite and IPTV.

In the absence of material revenues from its rehearsals.com division, the Company will seek additional capital and borrowings to fund its working capital requirements. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

Note 8. Debt

Bridgepointe Master Fund and Crescent International Convertible Debt Financing

Pursuant to a Securities Purchase Agreement entered into on January 16, 2007 the Company issued and sold in a private placement to two institutional investors, Bridgepointe Master Fund and Crescent International (the “Purchasers”) for an aggregate purchase price of $3,000,000 and net proceeds of $2,690,000: (i) 10% Convertible Debentures due December 31, 2008 (the “Debentures”) in the principal amount of $3,000,000 and (ii) warrants to purchase 3,000,000 shares of the Company’s Common Stock for $1.10 per share (the “Investor Warrants”). The Company also entered into a Registration Rights Agreement with the Purchasers. The Securities Purchase Agreement contains a number of covenants by the Company. Of the net proceeds of the offering, the Company may use $1,200,000 to pay debt (provided that no more than $500,000 can be used to pay debt held by affiliates of the Company) with the balance for working capital. With the exception of certain exempt issuances, the Purchasers have a right of first refusal to participate in financing transactions of the Company through December 31, 2008 and the Company may not issue common stock or common stock equivalents until 90 days after the effective date of the registration statement registering the resale of the shares of common stock underlying the Debentures and the Warrants, unless such common stock or common stock equivalents are issued for cash consideration prior to the filing of such registration statement.

Debentures. The Debentures are unsecured and bear interest at 10% per annum with interest only payments, payable quarterly commencing on July 1, 2007. Under certain circumstances and conditions the Company may pay interest with shares of the common stock. The Company may not prepay the Debentures without the prior written consent of the Purchasers. The Debentures are convertible into Common Stock at any time at an initial conversion price of $1.00 per share. If the Company issues Common Stock at a price less than the then effective conversion price, or common stock equivalents with an exercise or conversion price less than the then effective conversion price, the conversion price will be reduced to such price. The Debentures contain certain covenants of the Company, including that without the consent of the holders of a majority in principal amount of the Debentures, the Company may not incur indebtedness other than permitted indebtedness and may not repurchase its stock or pay cash dividends. If the Company defaults under the Debentures, the Purchasers may accelerate the Debentures and the Company will be obligated to pay the sum of (i) the greater of (A) 120% of outstanding principal amount plus accrued but unpaid interest or (B) the outstanding principal amount plus accrued but unpaid interest under the Debenture divided by the then effective Conversion Price multiplied by the market price and (ii) all liquidated damages and other amounts owed by the Company to the Purchaser. The Investor Warrants are exercisable at any time and expire December 31, 2009. The exercise price of the Investor Warrants and the Placement Agent Warrant, defined below, (collectively the “Warrants”) is subject to reduction similar to the reduction in the conversion price of the Debentures. The holder of the Warrants may make a “net” or “cashless” exercise of the Warrants after January 16, 2008 if at the time of exercise there is no effective registration statement covering resale of the shares underlying the Warrants.

Registration Rights Payments: That registration rights include a provision for liquidated damages in the event the registration statement is not filed or declared effective in accordance with the terms of the agreement. The Company may incur liquidated damage payments of 1.5% of the aggregate subscription amount per month to a maximum of 20%. The Company evaluated this provision in accordance with FSP 00-19-2 and has determined that a payment under this feature would be remote, therefore the Company has not accrued for any liability at this time.

Exempt Issuance Provision The Debentures also contain exempt issuances provisions. Key exempt issuances are: (i) Options to employees, officers or directors of the company with a cap of no more than 2.2 million shares in any twelve month period; (ii) Issuance of up 1.0 million shares of common stock in any twelve month period for (a)Goods or services in lieu of cash, (b) Consideration for extended indebtedness, (d) Settlement of litigation; (iii) Issuance of up to 2.0 million warrants or options at a price equal to the greater of market or $1.10/share in any twelve month period for: (a) Goods or services in lieu of cash, (b) Consideration for extended indebtedness, (c) Settlement of litigation, and (iv) Securities issued pursuant to a acquisition or strategic transaction.

Reset Right If, at any time while this Debenture is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made in respect of an Exempt Issuance

The total purchase price of $3,000,000 was allocated first to the Warrants, on the relative fair value method ($1,223,804), second to the embedded derivative related to forced conversion feature, which has been determined to have zero value, third to the beneficial conversion feature of the Debentures, based on the intrinsic value method ($1,073,804), and lastly to the Debentures ($702,392). The $2,297,608 discount, consisting of the value of the warrants and beneficial conversion feature, on the Debentures is being amortized to interest expense over the term of the Debentures using the effective interest method. The Company also incurred placement fees and related legal costs totaling $441,121, consisting of cash placement fees of $300,000, warrants to purchase 150,000 shares of the Company’s Common Stock under terms similar that of the investors with a Black-Scholes valuation of $121,121, and cash fees for legal documentation of $20,000. The Company recognized $46,271 of amortization for these financings costs in the three months ending March 31, 2007. At March 31, 2007, the unamortized discount on the Debentures was $2,059,814. The following table reflects the Debentures at March 31, 2007:

Convertible Debentures	$3,000,000
Less: Unamortized Note Discount	(2,059,814)
Balance of Convertible Debentures at March 31, 2007	$841,186

The following table summarizes the charges to interest, amortization and other expense, relating to this transaction for the three months ended March 31, 2007:

Interest expense on debt	$60,822
Accretion of debt discount	$237,794

Warrants. The Warrants are exercisable into 3,000,000 shares of the Company’s Common Stock at an exercise price of $1.10 per share, and expire December 31, 2009. The Company would receive proceeds of $3,300,000 if all of the Warrants were exercised. The Warrants contain provisions to adjust the exercise price and number of shares that may acquired upon exercise in the event that the Company shall at any time (a) pay a dividend in Common Stock or securities convertible into Common Stock; (b) subdivide or split its outstanding Common Stock; or (c) combine its outstanding Common Stock into a smaller number of shares; then the number of shares to be issued immediately after the occurrence of any such event shall be adjusted so that the warrant holder thereafter may receive the number of shares of Common Stock it would have owned immediately following such action if it had exercised the Warrants immediately prior to such action and the exercise price shall be adjusted to reflect such proportionate increases or decreases in the number of shares. The warrants were evaluated under EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and properly classified as equity. Given that the Warrants were not deemed a derivative as defined above, they were assigned a relative fair value of $1,223,804 estimated using the Black-Scholes valuation model, and were recorded as a credit to “Additional-Paid-in-Capital” in the Company’s Balance Sheet. The following assumptions were used to determine the fair value of the Warrants using the Black-Scholes valuation model: a term of 2.96 years, risk-free rate of 4.32%, volatility of 127.7%, and dividend yield of zero. The Black-Scholes model resulted in a fair value of $0.69 per Warrant.

Embedded Derivatives. The Company has evaluated the terms of the Debentures in accordance with EITF 05-02 and the Debentures are deemed "non-conventional convertible debt instruments" because the Debentures are not settleable in either all cash or all Common Stock and are not convertible into a fixed number of shares. Given that the debt was determined to be non-conventional convertible debt, the Company then analyzed the conversion feature in accordance with EITF 00-19 and determined that it should be classified as equity.

The Debentures contain a forced conversion feature that occurs, if notwithstanding anything herein to the contrary, if after the Effective Date, the VWAP for each of any 20 consecutive Trading Days, which period shall have commenced only after the Effective Date (such period the “Threshold Period”), exceeds $2.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Original Issue Date), the Company may, within two Trading Days after the end of any such Threshold Period, deliver a written notice to the Holder (a “Forced Conversion Notice” and the date such notice is delivered to the Holder, the “Forced Conversion Notice Date”) to cause the Holder to convert all or part of the then outstanding principal amount of this Debenture plus, if so specified in the Forced Conversion Notice, accrued but unpaid interest, liquidated damages and other amounts owing to the Holder under this Debenture, it being agreed that the “Conversion Date” for shall occur on the twentieth Trading Day following the Forced Conversion Notice Date (such twentieth Trading Day, the “Forced Conversion Date”). The Company may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Company shall not be effective, unless all of the equity conditions are met on each Trading Day occurring during the applicable Threshold Period through and including the later of the Forced Conversion Date and the Trading Day after the date such Conversion Shares pursuant to such conversion are delivered to the Holder. Any Forced Conversion shall be applied ratably to all Holders based on their initial purchases of Debentures pursuant to the Purchase Agreement, provided that any voluntary conversions by a Holder during the period commencing on the Forced Conversion Notice Date through the date the Conversion Shares subject to such Forced Conversion are delivered to such Holder shall be applied against such Holder’s pro-rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if only a portion of this Debenture is forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to the provision requiring payment of liquidated damages and limitations on conversions. Management has evaluated the provision for the Forced Conversion and determined that the likelihood of a forced conversion is deemed to be very remote since it is not readily determinable what the market value will be, including whether or not a $120 million market cap floor would be sustainable. Accordingly, the Company has assigned zero value to this forced conversion feature.

Montage Convertible Debenture Amendment

In December 2005, the Company entered into the Securities Purchase Agreement with Montage Partners III, LLC (“Montage”). Pursuant to the Securities Purchase Agreement, on December 12, 2005, Montage purchased for $500,000 a 6% Senior Secured Convertible Debenture (the “Montage Debenture”) in the principal amount of $500,000 due June 12, 2006 together with warrants (the “Montage Warrants”) to purchase an aggregate of 380,000 shares of Common Stock for $1.60 per share. In conjunction with the Securities Purchase Agreement the Company also entered into a Registration Rights Agreement.

On March 19, 2007, the Company entered into an agreement (the “Agreement”) with Montage Partners III, LLC (“Montage”) to amend the terms of the Montage Debenture, Montage Warrants and Registration Rights Agreement (together the “Transaction Agreements”) pursuant to the aforementioned Securities Purchase Agreement dated December 12, 2005.

Pursuant to the Transaction Agreements: (i) The Montage Debenture was amended to increase the interest rate from 6% to 8% per annum effective as of July 1, 2006 and to reduce the conversion price from $1.50 to $1.00 per share, (ii) Montage agreed to forbear from issuing a notice of default and seeking default remedies pursuant to Montage Debenture until July 31, 2007, provided that the Company is in compliance with the Transaction Agreements; (iii) the Company issued to Montage 75,000 shares of the Company’s Common Stock, valued at $49,500, valued at the closing price of the Company’s common stock from the OTC:BB as of the transaction date, (iv) the Company paid Montage a cash fee of $50,000; (v) the Warrant was amended to reduce the exercise price from $1.60 to $1.10 per share and to extend the expiration date to December 12, 2010 (an extension of one year for the Warrant), and (vi) the Company granted piggyback registration rights to Montage for the Company’s Common Stock to be issued upon conversion of the Debenture and upon exercise of the Warrant and the 75,000 shares of the Company’s Common Stock issued to Montage Pursuant to the Agreement. The underlying shares would likely be free of Rule 144 restrictions, since the debt is greater than a year old and also the warrants have a cashless exercise feature.

The Company evaluated the amendments noted above based on guidance in SFAS No. 15, Accounting for Debtors and Creditors for Troubled Debt Restructurings (“SFAS15”), EITF Issue No. 02-04, Determining Whether a Debtor's Modification or Exchange of Debt Instruments Is within the Scope of FASB Statement No. 15 (“EITF 02-4”), EITF Issue No. 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments (“EITF 96-19”), and EITF Issue No. 06-6, Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments (“EITF 06-6”). The Company determined the amendments did not constitute a troubled debt restructuring under SFAS15 and EITF 02-4 as the Company has not granted a concession to the creditor. As a result, the transaction was evaluated in accordance with EITF 96-19. Pursuant to EITF 96-19, the Company is required to account for these modifications as debt extinguishments if it is determined that the terms changed substantially. An indication of the existence of substantially different terms is whether the present value of the cash flows under the terms of the modified debt was less than 10% from the present value of the remaining cash flows under the terms of the original instrument. In calculating the present value of cash flows before and after modification, the Company determined that the cash flows changed by less than 10 percent. Additionally, as required under EITF 06-6, the Company evaluated the change in the fair value of the embedded conversion option. Under EITF 06-6, a substantial modification has occurred and the issuer should apply extinguishment accounting if the change in the fair value of the embedded conversion option (calculated as difference between the fair value of the conversion option immediately before and after the modification) is at least 10 percent of the carrying value of the original debt instrument prior to the modification. The Company evaluated the change in the fair value of the embedded conversion option noting the change was less than 10% of the carrying value of the debt. Accordingly, the terms of the old and new notes were determined to be not substantially different precluding accounting for the modification as an extinguishment. The increase in fair value of the embedded conversion option was recorded as a debt discount and amortized over the remaining term of the note (134 days).

Fife Original Issue Discount Note

On March 26, 2007, the Company borrowed $1,600,000 from John Fife (the “Secured Party”). The foregoing loan is evidenced by that certain Series 2007 Secured Original Issue Discount Note Due On Or Prior To March 26, 2008 (the “Fife Note”) and is secured by the personal guaranties of certain of the Company’s officers and directors pursuant to a Guaranty dated March 26, 2007 and by a pledge of certain shares of the Company’s Common Stock owned by those officers and directors pursuant to a Stock Pledge Agreement dated March 26, 2007. The Fife Note is not secured by any of the Company’s assets and is not convertible into the Company’s Common Stock. No warrants were issued in conjunction with the Fife Note.

The Company is obligated to pay the Secured Party $2,000,000 if the Discount Note is paid on or prior to September 26, 2007, $2,133,333 if the Fife Note is paid after September 26, 2007 but on or prior to December 26, 2007, and $2,400,024 if the Discount Note is paid after December 26, 2007 but on or prior to March 26, 2008. In connection with the Discount Note, the Company has paid commission valued at $240,000 in cash and other compensation. The Company analyzed certain embedded features of the note per SFAS No. 133 and determined that the attributes of the embedded features are clearly and closely related to the note and do not have to be accounted for separately as derivatives.. The note is classified as short-term debt. Additionally, the Company’s financial position is such that the most likely repayment date will be March 26, 2008. The repayment amount is $2,400,024. Thus, the original issue discount amount is $800,024, which is $2,400,024 less $1,600,000. Additionally, the Company incurred financing fees of $279,500 with the Fife Note, which will be amortized through March 26, 2008.

The following table reflects the Note at March 31, 2007:

Repayment amount	$2,400,024
Less: Unamortized Original Issue Discount	(789,065)
Value of Convertible Debenture at March 31, 2007	$1,610,959

The following table summarizes the charges to interest, amortization and other expense, relating to this transaction for the three months ended March 31, 2007:

Interest expense from debt discount	$10,959
Interest expense from financing fees	$3,829

Notes Payable - Unrelated Parties

In the three month ending March 31, 2007, the Company received new loan proceeds on short term notes payable of $601,475 and repaid principal of $537,688 on unrelated party notes payable.

Financings from Related Parties

In the three month ending March 31, 2007, the Company has borrowed additional amounts aggregating $415,000, and repaid $1,137,000, of which $225,000 was repaid to a former employee, and the balance repaid to Johnny Caswell, Howard Livingston, Roger Paglia and Jan Parent, directors and executive officers of the Company.

Note 9. Recent Accounting Pronouncements

In November 2006, the EITF reached a final consensus in EITF Issue 06-6 "Debtor's Accounting for a Modification (or Exchange) of Convertible Debt Instruments" ("EITF 06-6"). EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19 , "Debtor's Accounting for a Modification or Exchange of Debt Instruments,". The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006. The adoption of EITF 06-6 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In November 2006, the FASB ratified EITF Issue No. 06-7, Issuer's Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("EITF 06-7"). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under FAS 133, based on the application of EITF 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of Issue 00-19 to be classified in stockholders' equity. Under EITF 06-7, when an embedded conversion option previously accounted for as a derivative under FAS 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under FAS 133 and the amount of the liability for the conversion option reclassified to stockholders' equity. EITF 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in FAS 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF 06-7. Earlier application of EITF 06-7 is permitted in periods for which financial statements have not yet been issued. The adoption of EITF 06-7 did not have a material impact on our consolidated financial position, results of operations or cash flows. On December 21, 2006, the FASB issued FASB Staff Position (“FSP”) No. EITF 00-19-2 Accounting for Registration Payment Arrangements. Under this FSP, contingently payable registration payment arrangements are accounted for separately from and do not affect the classification of the underlying shares, warrants, or other financial instruments subject to the registration payment provisions. A liability for a registration payment arrangements should be recognized when payment is probable and the amount is reasonably estimable, whether at inception or during the life of the arrangement (in accordance with FASB Statement No. 5, Accounting for Contingencies). The FSP is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified after December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into before December 21, 2006, companies are required to report transition through a cumulative-effect adjustment to the opening balance of retained earnings in fiscal years beginning after December 15, 2006. The Company is currently assessing the impact, if any of this FSP on its financial statements; however the Company does not expect the effects of adoption to have a material impact on its consolidated financial position, results of operations and cash flows.

In February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 will be effective at the beginning of fiscal year 2008. The Company is presently evaluating the impact of the adoption of SFAS 159 on its consolidated results of operations and financial position.

Note 10. Subsequent Events

Financings from Related and Unrelated Parties

Since March 31, 2007 the Company has borrowed additional amounts aggregating $57,000, and repaid $40,000, under revolving lines of credit from Johnny Caswell, Howard Livingston, Roger Paglia and Jan Parent. In addition, the Company has borrowed in the aggregate $300,000 from an unrelated third party, bearing interest at a rate of 14% per annum and due and payable December 31, 2007.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that, to the maximum extent permitted by law, none of our directors shall be personally liable for money damages to our company or any of our security holders for breach of fiduciary duty as a director. Our Bylaws further provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of our company or serving at our request in such capacity with another company, or as its representative in a partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is any alleged action in an official capacity as director, officer or representative, or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the company to the fullest extent authorized by the General Corporation Law of the State of Delaware, but only if such action, suit or proceeding was authorized by our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$167
Accounting fees and expenses	10,000
Legal fees and expenses	50,000
Printing expenses	-0-
Transfer Agent Fees	500
Miscellaneous1,	1,333

Total	$62,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past three years and were not registered under the Securities Act of 1933.

On or about July 23, 2004, we issued 350,000 shares of common stock to Opus International, LLC, in exchange for securities owned by Opus International, LLC valued at approximately $350,000. The exchange was made in reliance upon Section 4(2) of the Securities Act of 1933.

On or about November 9, 2004, we issued 10,000,000 shares of common stock to Celtron International, Inc., in exchange for 100% of the outstanding capital stock of PayCell, Inc. owned by Celtron International, Inc. The exchange was made in reliance upon Section 4(2) of the Securities Act of 1933.

On or about January 24, 2005, we issued 101,500 shares of common stock to three former officers and directors and one consultant. The issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

On or about April 5, 2005, we issued 300,000 shares of common stock to an affiliate upon the exercise of an option to purchase shares of common stock. The issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

On or about May 20, 2005, we issued 100,000 shares of common stock to an affiliate in exchange for the discharge of $100,000 owed to the affiliate. The issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

On or about June 23, 2005, we issued 1,900,000 shares of common stock upon conversion of 19 shares of our Series A Preferred Stock held by an affiliate. The issuance of the common shares was made pursuant to Section 3(a)(9) of the Securities Act of 1933.

On or about August 9, 2005, we issued 1,360,000 shares of common stock upon conversion of 68 shares of our Series A Preferred Stock held by an affiliate. The issuance of the shares was made pursuant to Section 3(a)(9) of the Securities Act of 1933.

On or about August 11, 2005, we issued 140,000 shares of common stock upon conversion of 7 shares of our Series A Preferred Stock held by a former officer. The issuance of the shares was made pursuant to Section 3(a)(9) of the Securities Act of 1933.

On or about August 11, 2005, we issued 120,000 shares of common stock upon conversion of 6 shares of our Series A Preferred Stock held by an unaffiliated investor. The issuance of the shares was made pursuant to Section 3(a)(9) of the Securities Act of 1933.

On August 17, 2005, as a result of the consummation of our merger with CMPI, each share of CMPI common stock was converted into 20,000 shares of our common stock. As a result, we issued a total of 42,480,000 shares of common stock to the eight former shareholders of CMPI, each of whom was an “accredited investor” as defined in Regulation D under the Securities Act of 1933. These shares were issued in reliance upon Section 4(2) of the Securities Act of 1933 and Regulation D.

On September 27, 2005 we converted $6,719,800 principal amount of outstanding convertible notes of CMPI, plus $448,815 of accrued interest thereon, into an aggregate of 7,585,719 shares of our common stock at a conversion price of $0.945 per share. The convertible notes were sold and issued by CMPI without registration under the Securities Act of 1933 in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Regulation D. The convertible notes were convertible into shares of our common stock at the option of either the holder or CMPI, at any time after a specified date, at 50% of the market price as of the conversion date. The proceeds from the issuance of the convertible notes were primarily used to repay debt under CMPI’s bank borrowings, to acquire assets and for general working capital purposes. Our shares issued upon the conversion of the convertible notes were issued in reliance upon Section 3(a)(9) of the Securities Act of 1933.

From September 2005 to October , 2006, we sold a total of approximately 4,226,317 shares of our common stock for $1.50 per share in a private placement to accredited investors. The proceeds were used for working capital purposes. The shares were sold in reliance upon Section 4(2) of the Securities Act of 1933 and Regulation D.

On October 7, 2005, we entered into a letter of intent with MLB Advance Media, L.P. (“BAM”). The letter of intent, although itself binding, contemplates that the parties will negotiate and execute a definitive agreement consistent with the terms of the letter of intent. Under the letter of intent, we engaged BAM to provide certain services in connection with rehearsals.com, and agreed to grant BAM warrants to purchase an aggregate of 2,500,000 shares of our common stock in three tranches. The first tranche, for 800,000 shares at an exercise price of $2.50 per share, was granted on December 31, 2005. Each of the other two tranches, for 850,000 shares at exercise prices equal to the market price of our common stock on the date of grant, will be granted if our definitive agreement with BAM has not been terminated and we achieve specified revenues. Each of the warrants will expire three years from the date of grant. These warrants will be granted without registration in reliance upon Section 4(2) of the Securities Act of 1933.

On October 27, 2005, we issued warrants to purchase 40,000 shares of our common stock for $2.00 per share to an accredited investor in connection with an agreement to provide services to us. The warrants expire upon the earlier to occur of October 27, 2007 or upon a sale of our company. These warrants were issued without registration in reliance upon Section 4(2) of the Securities Act of 1933 and Regulation D thereunder.

On December 12, 2005, we issued to Montage Partners III, LLC, an accredited investor, a convertible debenture in the principal amount of $500,000 and four-year warrants to purchase up to 380,000 shares of common stock at an exercise price of $1.60 per share. The purchase price for the debenture and warrants was $500,000. The debenture bears interest at the rate of 6% per annum, is secured by a security interest in our accounts receivable, and matures on June 12, 2006. Assuming the entire principal and interest of the debenture is converted on the maturity date, an aggregate of 343,333 shares of common stock would be issued. The issuance of the debenture and warrants was exempt from registration under the Securities Act of 1933 pursuant of Section 4(2) of the Act and Regulation D thereunder.

On December 31, 2005, we issued 100,000 shares of common stock to an accredited investor in exchange for services that we valued at $150,000. The issuance of these shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Act and Regulation D thereunder.

In April 2006, the Company issued warrants to purchase an aggregate of 2,000,000 shares of common stock to a consultant. The issuance of these warrants was exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act as a transaction not involving a public offering.

In June 2006, we sold 50,000 shares of our common stock for $1.50 per share to an accredited investor. The issuance of these shares was exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act and Regulation D as a transaction not involving a public offering, and pursuant to Regulation S as an offshore transaction.

In July 2006, we issued 20,001 shares of common stock to a consultant a payment for services rendered. The issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

In August 2006, we issued 25,000 shares of common stock to a lender as partial consideration for extending a loan to this company. The issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

In August and September 2006, we issued an aggregate of 772,920 shares of common stock to an accredited investor for price of $1.20 per share. These issuances were exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act as a transaction not involving a public offering.

In October 2006, we issued an aggregate of 581,034 shares of common stock to two accredited investors for prices ranging from $1.00 to $1.10 per share and total purchase price of $609,368. These issuances were exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act as a transaction not involving a public offering.

On November 27, 2006, we issued to an accredited investor for $400,000: (i) 400,000 shares of common stock and (ii) a three-year warrant for 400,000 shares at an exercise price of $2.00. The issuance was exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act as a transaction not involving a public offering.

In January 2007, we issued 25,000 shares to a production company pursuant to a co-production agreement we entered into with that party. The issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

In January 2007, we issued a total of 539,000 shares to four parties as payment for services rendered. The issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

On January 16, 2007, we issued to two institutional investors for an aggregate purchase price of $3,000,000: (i) 10% Convertible Debentures due December 31, 2008 in the principal amount of $3,000,000 and (ii) warrants to purchase 3,000,000 shares of our common stock for $1.10 per share. We also paid the exclusive placement agent in the transaction a fee of $300,000 (10% of the gross proceeds) and a warrant to purchase 150,000 shares of common stock. The issuance of these debentures and warrants was exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act as a transaction not involving a public offering.

On March 19, 2007, we entered into an agreement with Montage Partners III, LLC under which it agreed that it would not demand payment until July 31, 2007 of the $500,000 debenture that had matured on June 12, 2006. As partial consideration for the forbearance under the $500,000 debenture, we issued to Montage an additional 75,000 shares of common stock and reduced the conversion price of the $500,000 debenture from $1.50 to $1.00 per share. The foregoing transaction was exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of that Act as a transaction not involving a public offering.

In March 2007, we issued 49,231 shares of common stock to one service provider as payment for services rendered. The foregoing issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of that Act as a transaction not involving a public offering.

ITEM 27. EXHIBITS

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of August 17, 2005, among Knight Fuller, Inc., CenterStaging Musical Productions, Inc., Knight Fuller Merger Sub, Inc., and the other parties identified therein, and Agreement of Merger dated as of August 17, 2005.(1)

3.1
Certificate of Incorporation of Knight Fuller, Inc. dated as of May 8, 2002; Certificate of Correction to Certificate of Incorporation of Knight Fuller, Inc. dated as of February 24, 2004; Certificate of Amendment to Certificate of Incorporation of Knight Fuller, Inc. dated as of August 27, 2004; Certificate of Amendment of Certificate of Incorporation of Knight Fuller, Inc. dated as of January 20, 2006.(2) Certificate of Elimination filed August 16, 2005.

3.2	Bylaws. Incorporated by reference to Registration Statement on Form S-4 of Knight Fuller, Inc. filed May 9, 2002 (SEC File No. 333-87968), as amended.

4.1	Form of common stock certificate.(3)

5.1	Opinion of counsel as to legality of securities being registered.(13)

10.1	Unsecured Promissory Note dated as of September 22, 1997 in the original principal amount of $670,500 made by CenterStaging Musical Productions, Inc. in favor of Jan & Johnny Inc.(4)

10.2	Facility Management Agreement dated as of February 1, 1998 between Jan & Johnny Inc. and CenterStaging Musical Productions, Inc.(4)

10.3	Lease dated as of May 9, 2000 between CenterStaging Musical Productions, Inc. and Two Bills, LLC, with addenda.(4)

10.4
Promissory Note dated as of August 31, 2000 in the original principal amount of $75,000 made by CenterStaging Musical Productions, Inc. in favor of Paul Router, Trustee under the Premier Career Management Corporation Deferred Compensation Plan for the Interests of John Guthrie Caswell.(4) Promissory Note Amendment dated as of June 30, 2006.

10.5
Promissory Note dated as of August 31, 2000 in the original principal amount of $75,000 made by CenterStaging Musical Productions, Inc. in favor of Paul Router, Trustee under the Premier Career Management Corporation Deferred Compensation Plan for the Interests of Jan Paul Parent.(4) Promissory Note Amendment dated as of June 30, 2006.

10.6	Lease Agreement dated as of December 1, 2000 between Fred J. Levinson and CenterStaging Musical Productions, Inc., with addenda.(4)

10.7	Commercial Lease dated as of July 1, 2003 between CenterStaging Musical Productions, Inc. and Jan & Johnny Inc.(4)

10.8	Lease dated as of December 1, 2003 between CenterStaging Musical Productions, Inc. and The Macpherson Helsabeck Revocable Trust dated as of September 29, 1992, with addenda.(4)

10.9	Amended and Restated Letter Agreement, between Roger Paglia and CenterStaging Musical Productions, Inc., a California corporation, dated as of April 1, 2004.(1)

10.10	Amended and Restated Letter Agreement, between Howard Livingston and CenterStaging Musical Productions, Inc., a California corporation, dated as of April 1, 2004.(1)

10.11	Amended and Restated Letter Agreement, between Jan Parent and CenterStaging Musical Productions, Inc., a California corporation, dated as of November 8, 2004.(1)

10.12	Amended and Restated Letter Agreement, between Johnny Caswell and CenterStaging Musical Productions, Inc., a California corporation, dated as of November 8, 2004.(1)

10.13
Promissory Note dated as of November 11, 2004 in the original amount of $50,000 made by CenterStaging Musical Productions, Inc. in favor of Jan Parent and John Caswell.(4) Promissory Note Amendment dated of June 30, 2006.

10.14
Business Loan Agreement dated as of November 18, 2004 in the original principal amount of $327,722 between John G. Caswell, Jan Paul Parent and Community Bank, with Promissory Notes made by John G. Caswell and Jan Paul Parent in favor of Community Bank, and including security agreement.(4)

10.15
Promissory Note dated as of January 28, 2005 made by CenterStaging Musical Productions, Inc. in favor of Charles Lico;(4) First Amendment to Promissory Note dated as of January 18, 2006;(2) Second Amendment dated as of March 6, 2006 to Promissory Note dated as of January 28, 2005 made by CenterStaging Musical Productions, Inc. in favor of Charles Lico; Third Amendment dated as of April 28, 2006 to Promissory Note dated as of January 28, 2005 made by CenterStaging Musical Productions, Inc. in favor of Charles Lico;(5) Fourth Amendment dated as of September 21, 2006 to Promissory Note dated as of January 28, 2005 made by CenterStaging Musical Productions, Inc. in favor of Charles Lico.

10.16
Loan Agreement dated as of February 16, 2005 between Jan & Johnny Inc. and Grand Pacific Financing Corporation, with Promissory Note made by Jan & Johnny Inc. in favor of Grand Pacific Financing Corporation, and ancillary documents.(4)

10.17	Unsecured Promissory Note dated as of February 25, 2005 in the original principal amount of $700,000 made by CenterStaging Musical Productions, Inc. in favor of Jan & Johnny Inc.(4)

10.18
U.S. Small Business Administration Loan Agreement dated as of May 2, 2005 in the original principal amount of $2,000,000 between Community National Bank, a national banking association, John G. Caswell, Jan Paul Parent, Jan & Johnny Inc., and CenterStaging Musical Productions, Inc. (4)

10.19	Commercial Lease dated as of June 1, 2005 between Madhatter Realty, Inc. and CenterStaging Musical Productions, Inc.(4)

10.20	Promissory Note dated as of July 7, 2005 in the original principal amount of $75,000 made by CenterStaging Musical Productions, Inc. in favor of Jan Paul Parent.(4)

10.21	Put and Sale Agreement, dated as of August 17, 2005, between Knight Fuller, Inc. and Opus International, LLC.(1)

10.22	Assumption Agreement, dated as of August 17, 2005, by Knight Fuller, Inc. with respect to the Convertible Promissory Notes of CenterStaging Musical Productions, Inc.(1)

10.23
Letter of Intent dated as of October 7, 2005 between CenterStaging Corp. and MLB Advance Media, L.P. Portions of this exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.(2)

10.24	Employment Agreement dated as of December 5, 2005 between CenterStaging Musical Productions, Inc and Tommy Nast.(5)

10.25
Securities Purchase Agreement dated as of December 12, 2005, between Knight Fuller, Inc. and Montage Partners III, LLC; Security Agreement dated as of December 12, 2005 between Knight Fuller, Inc. and Montage Partners III, LLC; Warrants dated as of December 12, 2005, issued by Knight Fuller, Inc. to Montage Partners III, LLC, to purchase 380,000 shares of common stock; Registration Rights Agreement dated as of December 12, 2005 between Knight Fuller, Inc. and Montage Partners III, LLC.(6)

10.26	2005 Incentive Stock Option Plan;(2) Form of Stock Option Certificate and Agreement (Incentive Stock Option) under the 2005 Incentive Stock Option Plan.(5)

10.27	2005 Non-Qualified Stock Option Plan;(2) Form of Stock Option Certificate and Agreement (Non-Qualified Option) under the 2005 Non-Qualified Stock Option Plan.(5)

10.28
Warrant Certificate dated as of April 1, 2006, in favor of Trilogy Capital Partners, Inc. evidencing 800,000 Warrants exercisable for $1.00 per share; Warrant Certificate dated as of April 1, 2006, in favor of Trilogy Capital Partners, Inc. evidencing 800,000 Warrants exercisable for $1.60 per share; Warrant Certificate dated as of April 1, 2006, in favor of Trilogy Capital Partners, Inc. evidencing 400,000 Warrants exercisable for $1.75 per share.(5)

10.29	Promissory Notes in favor of Johnny Caswell, Howard Livingston, Roger Paglia and Jan Parent issued in May and June 2006 in the aggregate amount of $160,000

10.30
Revolving Line of Credit Agreement dated as of July 1, 2006 between CenterStaging Corp. and Johnny Caswell, Revolving Line of Credit Agreement dated as of July 1, 2006 between CenterStaging Corp. and Howard Livingston, Revolving Line of Credit Agreement dated as of July 1, 2006 between CenterStaging Corp. and Roger Paglia, Revolving Line of Credit Agreement dated as of July 1, 2006 between CenterStaging Corp. and Jan Parent.(7)

10.31	Employment Agreement dated as of May 1, 2006 between CenterStaging Musical Productions, Inc. and Michael R. Sandoval.(5)

10.32	Employment Agreement dated as of September 1, 2006 between CenterStaging Corp. and Paul Schmidman. Incorporated by reference to Form 8-K dated as of September 7, 2006.

10.33
Promissory Note in the original principal amount of $659,673 by and between CenterStaging Musical Productions, Inc. and Helmsreich, LLC, dated as of September 6, 2006; Security Agreement by and between CenterStaging Musical Productions, Inc. and Helmsreich, LLC, dated as of September 6, 2006; Unconditional Guaranty by and among Johnny Caswell, CenterStaging Musical Productions, Inc. and Helmsreich, LLC, dated as of September 6, 2006; Unconditional Guaranty by and among Howard Livingston, CenterStaging Musical Productions, Inc. and Helmsreich, LLC, dated as of September 6, 2006; Unconditional Guaranty by and among Roger Paglia, CenterStaging Musical Productions, Inc. and Helmsreich, LLC, dated as of September 6, 2006; Unconditional Guaranty by and among Jan Paul Parent, CenterStaging Musical Productions, Inc. and Helmsreich, LLC, dated as of September 6, 2006.(8)

10.34
Securities Purchase Agreement dated as of January 16, 2007, by and among CenterStaging Corp. and the Purchasers named therein, including all schedules thereto, the forms of Common Stock Purchase Warrant, 10% Convertible Debenture due December 31, 2008 and Escrow Agreement; Registration Rights Agreement as of January 16, 2007 among CenterStaging Corp. and the Purchasers named therein. (9)

10.35	First amendment to the Revolving Line of Credit Agreement dated December 22, 2006 by and between CenterStaging Corp. and Johnny Caswell, Howard Livingston, Roger Paglia and Jan Parent. (10)

10.36	Agreement, dated March 19, 2007, by and between CenterStaging Corp. and Montage Partners III, LLC. (11)

10.37	$500,000 Amended And Restated Secured Debenture Due June 30, 2006 issued by CenterStaging Corp in favor of Montage Partners III, LLC. (11)

10.38	Amended and Restated Registration Rights Agreement, dated March 19, 2007, by and between CenterStaging Corp. and Montage Partners III, LLC (11)

10.39	Stock Option Agreement dated March 13, 2007, by and between CenterStaging Corp. and Paul Schmidman(12)

10.40	Series 2007 Secured Original Issue Discount Note Due on or prior to March 26, 2008 dated March 26, 2007. (13)

10.41	Stock Pledge Agreement dated March 26, 2007 by and among John Fife, Roger Paglia, Howard Livingston, Jan Parent and John G. Caswell. (13)

10.42	Guaranty dated March 26, 2007 by and among John Fife, Roger Pagla, Howard Livingston, John Parent and John G. Caswell. (13)

21.1	Subsidiaries of CenterStaging Corp. (14)

23.1	Consent of Stonefield Josephson Independent Registered Public Accounting Firm. (14)

23.2	Consent of Troy & Gould Professional Corporation (included in Exhibit 5.1). (14)

24	Power of Attorney. (14)

(1)	Incorporated by reference to Form 8-K filed August 19, 2005.

(2)	Incorporated by reference to Form 10-QSB filed February 16, 2006.

(3)	Incorporated by reference to Form 8-A12g filed September 24, 2004.

(4)	Incorporated by reference to Form 10-QSB filed November 22, 2005.

(5)	Incorporated by reference to Form 10-QSB filed May 15, 2006.

(6)	Incorporated by reference to Form 8-K filed December 16, 2005.

(7)	Incorporated by reference to Form 8-K filed July 18, 2006.

(8)	Incorporated by reference to Form 8-K filed September 12, 2006.

(9)	Incorporated by reference to Form 8-K filed on January 22, 2007

(10)	Incorporated by reference to Form 10-QSB filed February 14, 2007

(11)	Incorporated by reference to Form 8-K filed on March 22, 2007

(12)	Incorporated by reference to Form 8-K filed on March 13, 2007

(13)	Incorporated by reference to Form 8-K filed on March 30, 2007.

(14)	Previously filed as an exhibit to this Registration Statement.

ITEM 28. UNDERTAKINGS

(1) Rule 415 Offering

We hereby undertake:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Burbank, California, on May 22, 2007.

Date: May 23, 2007	CENTERSTAGING CORP. By: /s/ Roger Paglia Roger Paglia Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Roger Paglia	Director, Chief Executive Officer and	May 23, 2007
Roger Paglia	Secretary (principal executive officer)
*	Director	May 23, 2007
Johnny Caswell
*	Director and Senior Executive	May 23, 2007
Jan Parent	Vice President
/s/ HOWARD LIVINGSTON	Director and Chief Financial Officer	May 23, 2007
Howard Livingston	(principal financial and accounting officer)

* By:  /s/ Roger Paglia

Roger Paglia
Attorney-in-fact